PURCHASE AGREEMENT
BY AND AMONG
RARE HOSPITALITY INTERNATIONAL, INC.,
BUGABOO CREEK ACQUISITION, LLC,
AND SOLELY WITH RESPECT TO THEIR
OBLIGATIONS PURSUANT TO ARTICLES X, XII AND XIII
(INCLUDING SECTION 13.18), CB HOLDING CORP.
AND CHARLIE BROWN’S ACQUISITION CORP.
DATED AS OF
FEBRUARY 27, 2007

TABLE OF CONTENTS

ARTICLE I SALE OF ASSETS; EXCLUDED ASSETS		2
1.01	Transferred Assets	2
1.02	Excluded Assets	4
1.03	Assumed Liabilities	5
1.04	Excluded Liabilities	6
1.05	Pro-Rated Payments	7

ARTICLE II PURCHASE PRICE; CLOSING		8
2.01	Purchase Price	8
2.02	Closing; Closing Date	9

ARTICLE III TRANSITIONAL SUPPORT		9
3.01	Transition Services Agreement	9
3.02	Intellectual Property License	9
3.03	Transition of Assigned Liquor Licenses	10
3.04	Gift Card Processing and Reimbursement	10
3.05	Proprietary Software License	11

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF RARE		11
4.01	Organization	11
4.02	Authorization	11
4.03	No Conflicts	12
4.04	Contracts	12
4.05	Real Property	13
4.06	Personal Property	14
4.07	Intellectual Property	14
4.08	Purchased Assets	15
4.09	Employment, Labor and Employee Benefit Matters	15
4.10	Compliance with Law; Permits	16
4.11	Litigation	16
4.12	Financial Information	16
4.13	Absence of Undisclosed Liabilities	17

4.14	Absence of Changes	17
4.15	Taxes	18
4.16	Environmental Matters	20
4.17	Suppliers	21
4.18	Inventory	21
4.19	Insurance	21
4.20	Shared Contracts	21
4.21	Third Party Consents and Governmental Approvals	23
4.22	Brokers and Finders	23
4.23	No Other Warranties	23
4.24	Transferred Subsidiaries	23
4.25	Indebtedness	24
4.26	Books and Records	24

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER		25
5.01	Organization	25
5.02	Authorization	25
5.03	No Conflicts	25
5.04	No Brokers and Finders	25
5.05	No Other Representations or Warranties	26
5.06	Financing	26
5.07	Compliance with Debt Financing Requirements	27
5.08	Investment Intent	27

ARTICLE VI COVENANTS		28
6.01	Efforts to Complete Transaction	28
6.02	Efforts to Obtain Financing	28
6.03	Consents; Filings	28
6.04	Operation of Business	28
6.05	Access to Information	30
6.06	Delivery of Financial Information	31
6.07	Notification of Certain Matters	31
6.08	Efforts to Divide Shared Contracts and Negotiate Pricing	31
6.09	Licenses and Permits	32

6.10	Employee Benefits	33
6.11	Non-Solicitation and Non-Hire	37
6.12	Title Insurance; Survey	38
6.13	Restricted Contracts	39
6.14	Real Property Deliverables; Landlord Releases; Subleases of Seller
	Retained Leases	40
6.15	Environmental Site Assessments	42
6.15A	Environmental Indemnification by RARE	46
6.16	Restaurant Dining Cards	48
6.17	Debt Pay-Off; Release of Guarantees	48
6.18	Inventory	48
6.19	Change of Corporate Names	48
6.20	Closing Balance Sheet	49
6.21	Subsidiary Assets	49
6.22	Post-Closing Cooperation; Retransfer	49

ARTICLE VII CASUALTY AND CONDEMNATION		50
7.01	Casualty	50
7.02	Condemnation	53
7.03	Supplemental Casualty and Condemnation Disclosures	54

ARTICLE VIII CONDITIONS TO CLOSING		55
8.01	Conditions to Obligations of the Parties	55
8.02	Conditions to Purchaser’s Obligations to Close	55
8.03	Conditions to RARE’S Obligations to Close	58

ARTICLE IX TERMINATION		60
9.01	Termination of Agreement	60
9.02	Effect of Termination	60

ARTICLE X INDEMNIFICATION		61
10.01	Indemnification by RARE	61
10.02	Indemnification by Purchaser, CB Holding and Charlie Brown’s	61
10.03	Indemnification Procedure for Third Party Claims	62
10.04	Indemnification Procedure for Non-Third Party Claims	62
10.05	Limitation on Indemnification	62

10.06	Other Limitations	63
10.07	Exclusive Remedy	64
10.08	Indemnification with Respect to Tax Matters	64

ARTICLE XI TAX MATTERS		64
11.01	Covenants of Sellers and Purchaser Concerning Tax Returns and Taxes	64
11.02	Sellers’ Tax Indemnity	65
11.03	Allocation of Taxes	66
11.04	Contest Rights	66
11.05	Cooperation	67
11.06	Tax Sharing Agreements	67
11.07	Tax Treatment of Indemnification Payments	68
11.08	Section 338(h)(10) Election	68
11.09	Conversion of Transferred Subsidiary to Limited Liability Company	69
11.10	Pre-Closing Refund of Transferred Subsidiaries	69

ARTICLE XII DEFINITIONS; RULES OF CONSTRUCTION		69
12.01	Definitions	69
12.02	Rules of Construction	81

ARTICLE XIII MISCELLANEOUS		81
13.01	Public Announcements	81
13.02	Entire Agreement; Amendment; Waiver	82
13.03	Further Assurances	82
13.04	Notices	82
13.05	Expenses	83
13.06	Transfer Taxes and Prorations	84
13.07	Bulk Sales Law	84
13.08	Record Retention and Access	84
13.09	Arbitration	84
13.10	Governing Law; Jurisdiction	85
13.11	Assignment	86
13.12	Captions	86

13.13	Representation by Counsel; Interpretation	86
13.14	Disclosure Schedule	86
13.15	Parties in Interest	86
13.16	Severability	87
13.17	Counterparts	87
13.18	Guarantees	87
EXHIBITS

Exhibit A	Restaurants
Exhibits B-1- B-10	Form Subleases
Exhibit C	Form of Transition Services Agreement
Exhibit D	Form of Intellectual Property License Agreement
Exhibit E	Form of Seller Software License Agreement
Exhibit F	Form of Assignment and Assumption of Lease
Exhibit G	Form of Assignment and Assumption Agreement
Exhibit H	Form of Bill of Sale
Exhibit I	Form of Assignment of Copyrights
Exhibit J	Form of Assignment of Service Marks and Trademarks

PURCHASE AGREEMENT
     PURCHASE AGREEMENT (this “Agreement”) made and entered into this 27th day of February, 2007 among RARE Hospitality International, Inc., a Georgia corporation (“RARE”), Bugaboo Creek Acquisition, LLC, a Delaware limited liability company (“Purchaser”) and solely with respect to their obligations pursuant to Articles X, XII and XIII (including Section 13.18), CB Holding Corp., a Delaware corporation (“CB Holding”) and Charlie Brown’s Acquisition Corp., a Delaware corporation (“Charlie Brown’s”).
RECITALS
     WHEREAS, RARE, directly and through Bugaboo Creek Holdings, Inc., a Delaware corporation (“Holdings”), Bugaboo Creek of Seekonk, Inc., a Massachusetts corporation (“Seekonk”), and RARE Hospitality Management, Inc., a Delaware corporation (“Management”), is engaged in the business of operating the Bugaboo Creek Steak House restaurants listed on Exhibit A (each, a “Restaurant,” and collectively, the “Restaurants”). The operation of the Restaurants (other than those Restaurants listed in Section 1.02(b) of the Disclosure Schedule), collectively, shall be referred to herein as the “Business.”
     WHEREAS, Management owns all of the outstanding shares of capital stock of Seekonk and Holdings (collectively, the “Transferred Subsidiaries”).
     WHEREAS, RARE and Management (together, the “Sellers”) wish to sell, and Purchaser wishes to purchase, the assets of the Business set forth herein and all of the issued and outstanding capital stock of each of the Transferred Subsidiaries (the “Stock”) on the terms and subject to the conditions set forth in this Agreement.
     WHEREAS, the Sellers shall retain, or shall cause the Transferred Subsidiaries to transfer to the Sellers or their Affiliates, any Retained Leases, and the applicable Sellers or Affiliates shall sublease each Retained Lease to Purchaser under the terms of the corresponding form of sublease attached hereto as Exhibits B-1 — B-10; and
     WHEREAS, Purchaser is a direct or indirect wholly-owned subsidiary of each of CB Holding and Charlie Brown’s, each of which acknowledges that the transactions provided for in this Agreement are of direct and material benefit to it.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, RARE, Purchaser, and CB Holding and Charlie Brown’s (with respect to their obligations in Article X, XII and XIII (including Section 13.18)), intending to be legally bound, hereby agree as follows:

ARTICLE I
SALE OF ASSETS; EXCLUDED ASSETS
          1.01 Transferred Assets.
     On the Closing Date, RARE hereby agrees to, and shall cause the other Seller to, sell, assign and deliver to Purchaser, and Purchaser hereby agrees to purchase and accept from the Sellers, all of the Sellers’ right, title and interest in and to the following assets (but specifically excluding the Excluded Assets)(such assets, including Management’s right, title and interest in the Stock, shall be collectively referred to herein as the “Assets”):
          (a) Inventory. All inventory of food, non-alcoholic beverages, alcoholic beverages (only to the extent transferable under applicable Law) , paper products, cooking supplies and cleaning supplies used or held for use exclusively in the operation of the Restaurants (the “Inventory”);
          (b) Equipment. All fixtures, furniture and equipment, used or held for use (whether at the Restaurants, in storage or in transit) exclusively in the operation of the Restaurants, including but not limited to tables, chairs, smallwares, signs, lights, ornaments, decor, collectibles, appliances, computers, tools, machinery, display cases, shelves, cabinets, racks, bars, bar equipment, and any desktop and laptop personal computers that are used exclusively by Transferred Employees listed in Section 6.10(a) of the Disclosure Schedule (collectively, the “Equipment”);
          (c) Leasehold Interests. Subject to any required consents, (i) all of the Sellers’ interests in and to all Leases set forth in Section 1.01(c) of the Disclosure Schedule, (ii) the Real Property Lease for the premises in Bedford, NH (the “Bedford Lease”), if on or prior to the Closing Date Purchaser is able to demonstrate a sufficient net worth to limit Management’s continuing liability under such Real Property Lease to two years, as provided under the terms of such Real Property Lease and (iii) any other Real Property Lease for which a Landlord Release has been obtained prior to the Closing (or is not required), as described in Section 6.14(c), and under which a Seller is the lessee (collectively, the “Assumed Leases”), including all of the Sellers’ interests in any tenant improvements, fixtures, easements, rights of way and other appurtenances related to such Assumed Leases;
          (d) Assumed Contracts. (i) All of the Sellers’ rights, privileges and claims under all Contracts of the Sellers relating exclusively to the Business or the Assets, including any Employment Agreements described in Section 6.10(b), but excluding all Assumed Leases and any employment agreements with Managing Partners, and (ii) any transferable rights, privileges or claims relating exclusively to the Business under the Shared Contracts (collectively, the “Assumed Contracts”);

          (e) Liquor Licenses. All of the Sellers’ Liquor Licenses used exclusively in the operation of the Restaurants that, under applicable Law, the Sellers may transfer to Purchaser (the “Assigned Liquor Licenses”);
          (f) Permits. All of the Sellers’ Permits relating exclusively to the Business that, under applicable Law, the Sellers may transfer to Purchaser (the “Assigned Permits”);
          (g) Books and Records. Except as set forth in Section 1.01(g) of the Disclosure Schedule, all books, records (including copies of any Tax records relating to the Business or the Assets), correspondence, advertising and promotional materials, marketing information, operating manuals, training manuals, recipes, menus, business reports, customer lists and databases, studies and pricing information relating exclusively to, or used exclusively in, the operation of the Business, all employee records relating to the Transferred Employees, to the extent the transfer of such employee records is in compliance with Law, and the right to use, but not exclusively, and a copy of the documentation of, all shared recipes used in connection with the operation of the Restaurants and other businesses of RARE; any recipes used exclusively in the Business shall be transferred on an exclusive basis and the Sellers shall not use such recipes after Closing;
          (h) Intellectual Property. All Intellectual Property Rights used by the Sellers exclusively in connection with the Business, including all goodwill associated therewith (the “Assigned Intellectual Property”);
          (i) Telephone Numbers and Listings. All transferable telephone numbers, facsimile numbers, email addresses and directory listings used exclusively in connection with the Restaurants;
          (j) Software. All transferable licenses for computer software used exclusively in connection with the Restaurants other than computer software used to communicate or report to other RARE locations;
          (k) Cash. Cash on hand at the Restaurants at Closing, in an amount for each Restaurant set forth in Section 1.01(k) of the Disclosure Schedule, plus an amount in cash equal to the Gift Card Amount;
          (l) Design Packages. All animatronics, artifacts, signage, caneback chairs and any other items marked with the Assigned Intellectual Property (the “Design Packages”) in the possession or control of the Sellers that have been removed from, or are not restricted by any Real Property Leases from being removed from, the Closed Restaurants or any Excluded Restaurants, or otherwise in storage, provided that Purchaser shall collect and remove the property included in the Design Packages as of the Closing Date from the locations of such property no later than 45 days following the Closing Date and the Sellers shall cooperate in all reasonable respects with Purchaser in connection with such efforts; and

          (m) Stock of Transferred Subsidiaries. All of RARE’s right, title and interest in and to the Stock.
          1.02 Excluded Assets.
     Notwithstanding anything to the contrary contained in this Agreement, the Assets do not include the following assets of the Sellers or Transferred Subsidiaries (the “Excluded Assets”):
          (a) All assets of every kind and nature related in whole or in part to businesses of RARE and its Subsidiaries, other than the Business;
          (b) Those restaurants currently or formerly operated as Bugaboo Creek Steak House Restaurants and listed in Section 1.02(b) of the Disclosure Schedule (the “Closed Restaurants”), all of which will cease to be operated as Bugaboo Creek Steak House Restaurants on or prior to the Closing Date;
          (c) All bank accounts and the amounts on deposit therein, including any bank accounts used in connection with the Business, and any cash or cash equivalents related to the Business other than (i) the cash on hand at the Restaurants at Closing and (ii) an amount in cash equal to the Gift Card Amount;
          (d) All accounts receivable, including accounts receivable generated by the Business for products or services provided prior to the Closing Date;
          (e) All inventories of alcoholic beverages used or held for use in whole or in part in the businesses of RARE and its Subsidiaries, other than the Business, and all inventories of alcoholic beverages used or held for use exclusively in the operation of the Restaurants, other than those transferable to Purchaser under applicable Law;
          (f) All Permits related in whole or in part to businesses of RARE and its Subsidiaries, other than the Business, and all of the Sellers’ Permits related exclusively to the Business, but not transferable to Purchaser under applicable Law;
          (g) All Liquor Licenses used other than exclusively in the operation of the Restaurants and all Liquor Licenses used exclusively in the operation of the Restaurants that, under applicable Law, may not be transferred to Purchaser;
          (h) All rights, privileges and claims under the Shared Contracts that (i) are not transferable or (ii) relate to businesses other than the Business;
          (i) All insurance policies (except as otherwise provided in Section 7.01 with respect to proceeds);
          (j) All corporate records and other documents, books, records, customer lists and databases not relating exclusively to the Business (except as otherwise provided in Section 1.01(g)), all employee records and files not relating to the Transferred Employees and all books and records listed in Section 1.01(g) of the Disclosure Schedule, but not including corporate records of the Transferred Subsidiaries, which shall remain the property of the Transferred Subsidiaries;
          (k) All properties, capital stock (other than the Stock), claims, Contracts, goodwill and assets and rights of any nature relating to any extent to any business conducted by the Sellers other than the Business;
          (l) All rights under the Transaction Documents;
          (m) All Intellectual Property Rights used in whole or in part in connection with businesses of RARE and its Subsidiaries, other than the Business, including computer software not used exclusively in connection with the Business and computer software used at the Restaurants to report or communicate with other RARE locations;
          (n) All bonds provided on behalf of RARE or its Subsidiaries in connection with the operation of the Business that are listed in Section 1.02(n) of the Disclosure Schedule;
          (o) All of the Seller Employee Benefit Plans and assets relating to the Seller Employee Benefit Plans;
          (p) All Leases (including, for the avoidance of doubt, the Retained Leases and Leases that are Subsidiary Assets) other than the Assumed Leases;
          (q) All deposits made exclusively in connection with the Assets or the Business, including escrows relating to liquor purchases, and any prepaid expenses incurred exclusively in connection with the Business including prepaid utilities and any amounts deposited or prepaid with respect to Assumed Contracts, Assumed Leases, Assigned Permits and Assigned Liquor Licenses; and
          (r) Any assets in the Transferred Subsidiaries other than (i) the Subsidiary Assets and (ii) the corporate books and records of the Transferred Subsidiaries.
          1.03 Assumed Liabilities.
     Purchaser shall assume and thereafter pay, honor and discharge when due and payable the following liabilities (the “Assumed Liabilities”):
          (a) All obligations of the Sellers to be performed under the Assumed Leases accruing from and after the Effective Time;
          (b) All obligations to be performed by the subtenant(s) in accordance with the provisions of the Subleases;

          (c) All obligations of the Sellers to be performed under the Assumed Contracts accruing from and after the Effective Time;
          (d) All obligations of the Sellers to be performed under the Assigned Liquor Licenses accruing from and after the Effective Time;
          (e) All obligations of the Sellers to be performed under the Assigned Permits accruing from and after the Effective Time;
          (f) All obligations remaining under (i) the portion of the Gift Cards represented by the Gift Card Amount paid at Closing, (ii) all Gift Cards to the extent redeemed following the Gift Card Reimbursement Period and (iii) all coupons and promotional offers outstanding as of the Closing Date;
          (g) All obligations of Purchaser under Purchaser’s pro rata portion of the Pro-Rated Payments set forth in Section 1.05 and the transfer Taxes under Section 13.06(a);
          (h) All obligations of the Transferred Subsidiaries to be performed, paid or discharged from and after the Effective Time that relate to Subsidiary Assets, other than Pre-Closing Taxes; and
          (i) All obligations with respect to, and liability for, Recognized Environmental Conditions or non-compliance issues for which the Purchase Price has been adjusted pursuant to Section 6.15(d) or (e).
          1.04 Excluded Liabilities.
     Other than the Assumed Liabilities and Purchaser’s pro rata portion of any Pro-Rated Payments, Purchaser and the Transferred Subsidiaries shall not assume or retain, pay, discharge, perform or in any way be responsible or liable for any liabilities or obligations of the Sellers or Transferred Subsidiaries (the “Excluded Liabilities”) and the Sellers shall retain or assume, pay, discharge, perform and be responsible and liable for such liabilities and obligations, including, without limitation:
          (a) any liabilities or obligations with respect to Taxes other than (i) Tax liabilities of the Transferred Subsidiaries that are not Pre-Closing Taxes and (ii) the transfer Taxes for which Purchaser is responsible under Section 13.06(a);
          (b) any deferred compensation, accrued bonus, accrued 401(k), or general partner plan liabilities associated with Seller Employee Benefit Plans;
          (c) any liability under Leases, Contracts or Permits of the Sellers that are not validly assigned to Purchaser or under which Purchaser is not provided benefits pursuant to Section 6.13(b);

          (d) any intercompany debt or any third-party debt of the Sellers or Transferred Subsidiaries;
          (e) any liability or obligations relating to, resulting from or arising out of occurrences of or claims for personal or bodily injury of any kind or death or property damage (including any workers’ compensation claim) incurred prior to the Closing Date;
          (f) any liability arising out of or relating to (i) any products manufactured or sold or any services provided by any Seller or Transferred Subsidiary prior to the Closing Date or (ii) the business or operations of any Seller or Transferred Subsidiary prior to the Closing Date, including any warranty, product liability, or other claim;
          (g) any liability arising out of or relating to the Excluded Assets;
          (h) any liabilities of the Transferred Subsidiaries accruing prior to the Effective Time other than those described in Section 1.03(h) (except as otherwise provided in Sections 1.05 and 2.01(c));
          (i) all liabilities and obligations relating to or arising out of the cessation of employment by the Sellers, Transferred Subsidiaries or any of their Affiliates of any employees, former employees or independent contractors of the Business, including any “stay” bonuses (referred to in Section 6.10(k) or otherwise) and including any liability or obligation resulting from the termination of the Managing Partners’ existing employment agreements pursuant to Section 6.10(j), other than any liabilities arising out of any “plant closing” or “mass layoff” at or before the Effective Time as a result of Purchaser’s failure to make offers as provided in Section 6.10(a) and to provide required notices relating thereto; and
          (j) except as otherwise provided in Section 1.05, any liability for accounts payable of the Sellers and Transferred Subsidiaries as of the Closing Date.
          1.05 Pro-Rated Payments.
          (a) The following payments relating to the Business, the Assets and the Subsidiary Assets (the “Pro-Rated Payments”) shall be shared between Purchaser and the Sellers as follows:
               (i) Rent payments and other fees, charges and costs payable under the Real Property Leases (other than the Retained Leases) for periods commencing before and ending after the Closing Date shall be the obligations of the Sellers for the period prior to the Closing Date and the obligations of Purchaser for the period from and including the Closing Date; provided, however, that any rent obligations pursuant to Real Property Leases (other than the Retained Leases) that require rent as a percentage of sales shall be pro-rated based on sales volume of the Restaurant and shall be allocated based on the volume of sales at such Restaurant during the period of ownership by each applicable party;
               (ii) Utility charges incurred in connection with the operation of the Business for periods commencing before the Closing Date and ending after the Closing Date shall be allocated to the Sellers for utility usage for the period prior to the Closing Date and to Purchaser for the period from and including Closing Date;
               (iii) Real property Taxes, personal property Taxes and other similar Taxes relating to the Assets and Subsidiary Assets for any taxable period commencing prior to the Closing Date and ending after the Closing Date shall be prorated as provided in Section 13.06(b); and
               (iv) Charges for services including but not limited to snow removal, trash pickup, security, janitorial and similar services incurred in connection with the operation of the Business for periods commencing before the Closing Date and ending after the Closing Date under any Assumed Contracts or Contracts held by the Transferred Subsidiaries that constitute Subsidiary Assets shall be allocated to the Sellers for services for the period prior to the Closing Date and to Purchaser for the period from and including the Closing Date.
          (b) Unless otherwise provided herein, Pro-Rated Payments shall be made pursuant to the procedures set forth in Section 2.01(b).
ARTICLE II
PURCHASE PRICE; CLOSING
          2.01 Purchase Price.
          (a) Consideration. As consideration for the sale of the Assets to Purchaser, Purchaser shall pay to RARE a purchase price (the “Purchase Price”) equal to (i) Twenty-Eight Million Dollars ($28,000,000) payable in cash at the Closing, subject to adjustment as provided herein; plus (ii) the cost of all Inventory in the Restaurants at the Closing, payable in cash seven (7) days following the Closing Date.
          (b) Statement for Pro-Rated Payments. At least five (5) business days prior to the Closing Date, RARE shall deliver to Purchaser a statement (the “Pro-Ration Statement”) of the estimated amounts for the Pro-Rated Payments described in Section 1.05(a). The net amount on the Pro-Ration Statement, as reasonably agreed to by Purchaser, shall be paid by the Sellers or Purchaser, as appropriate, at Closing. Following the Closing Date, in the event that the actual amount of any Pro-Rated Payment is greater than the estimated amount for such Pro-Rated Payment on the Closing Statement, RARE or Purchaser, as applicable, shall invoice the other Party for the actual amount paid by such Party in excess of the amount listed on the Closing Statement for such Pro-Rated Payment. Any such invoice shall list the items paid and the actual cost paid, and the invoiced Party shall pay the invoiced amount within thirty (30) days of receipt of the invoice. Following the Closing Date, in the event that the actual amount paid is less than the estimated amount for any Pro-Rated Payment on the Closing Statement, the Party that paid such lesser amount shall reimburse the other Party for the difference between the amount set forth on the Closing Statement and the actual amount paid within thirty (30) business days of submitting such payment to the applicable third party. Upon request, each Party shall provide the other with reasonable documentation supporting any amounts paid with respect to Pro-Rated Payments.
          (c) Inventory Payables and Reimbursements. All accounts payable relating to Inventory in the Restaurants or inventory of Transferred Subsidiaries included in the Subsidiary Assets on the Closing Date (collectively, the “Closing Date Inventory”) shall be retained or assumed, as applicable, and discharged by the Sellers, and Purchaser shall reimburse RARE for the Closing Date Inventory valued at the actual cost paid for such Closing Date Inventory. On the Closing Date, Purchaser and the Sellers shall conduct a physical inventory of the items of Closing Date Inventory at the Restaurants. RARE shall invoice Purchaser for the Closing Date Inventory based on such physical count and RARE’s invoiced cost for such Closing Date Inventory. Closing Date Inventory reimbursement shall be made seven (7) days following the Closing Date.
          2.02 Closing; Closing Date.
     The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Alston & Bird LLP at 1201 West Peachtree Street, Atlanta, Georgia 30309, commencing at 9:00 A.M. local time, on the fifth business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties shall take at the Closing itself), or at such other place or on such other date as may be mutually agreeable to Purchaser and RARE. At the Closing, the Parties shall deliver those documents and take such other actions, the delivery or performance of which are conditions to the other parties’ obligations pursuant to Article VIII. The date of the Closing is herein referred to as the “Closing Date.”
ARTICLE III
TRANSITIONAL SUPPORT
          3.01 Transition Services Agreement.
     At the Closing, RARE and Purchaser shall enter into a Transition Services Agreement substantially in the form attached hereto as Exhibit C (the “Transition Services Agreement”) with respect to the provision by RARE of the services described therein on a transitional basis in exchange for the compensation provided therein.
          3.02 Intellectual Property License.
     To the extent that any Intellectual Property Rights of the Sellers that are not included in the Assigned Intellectual Property are used in the Business as of the Closing

Date, at the Closing, RARE shall, or shall cause the other Seller to, grant a license to Purchaser for the limited use of such Intellectual Property Rights in the operation of the Business in the same form and manner used in the Business prior to Closing (the “Purchaser Licensed Intellectual Property”) for a transition period to be specified in a License Agreement substantially in the form attached hereto as Exhibit D (the “Intellectual Property License Agreement”).
          3.03 Transition of Assigned Liquor Licenses.
     RARE and Purchaser agree to cooperate in identifying those Assigned Liquor Licenses with respect to which a commercially reasonable arrangement may be reached between the Seller currently holding such Assigned Liquor License and Purchaser to permit the transfer of the Restaurant to which such Assigned Liquor License relates and the continued operation of such Restaurant by Purchaser pending approval by the relevant Governmental Entities of the transfer of such Assigned Liquor License to Purchaser. Promptly following the execution and delivery of this Agreement, the Parties will seek to identify such Assigned Liquor Licenses, which are issued by jurisdictions within the Commonwealth of Massachusetts, and to identify a commercially reasonable process for implementing the provisions of this Section 3.03, but always in compliance with Law.
          3.04 Gift Card Processing and Reimbursement.
     During the one-year period following the Closing Date (the “Gift Card Reimbursement Period”), Purchaser shall continue to honor all Gift Cards issued prior to the Closing, and shall enter into an agreement with IPS Card Solutions, Inc. (“ValueLink”), the company that currently processes gift cards redeemed at the Restaurants, for the use of ValueLink’s Gift Card processing services, and shall cause all Gift Cards presented at the Restaurants to be processed by ValueLink. Once Purchaser has redeemed Gift Cards having an aggregate value that exceeds the Gift Card Amount, RARE shall reimburse Purchaser for the amount of all Gift Cards redeemed during the Gift Card Reimbursement Period in excess of the Gift Card Amount (the “Excess Gift Card Amount”). Purchaser shall enter into an agreement with ValueLink, effective on or before the Closing Date, for the processing of Gift Cards during the Gift Card Reimbursement Period and shall authorize ValueLink to release to RARE all Gift Card data assembled by ValueLink during the Gift Card Reimbursement Period in order to assist RARE in determining the amounts to be reimbursed to Purchaser. RARE shall reimburse Purchaser no later than the fifteenth business day of each month, beginning the first full calendar month after the aggregate value of the Gift Cards redeemed by Purchaser during the Gift Card Reimbursement Period exceeds the Gift Card Amount, for the portion of the Excess Gift Card Amount represented by the actual value of the Gift Cards redeemed during the previous month. Following the Gift Card Reimbursement Period, Purchaser shall be solely liable for all obligations relating to Gift Cards that have not previously been redeemed. The Sellers shall have no obligations to reimburse Purchaser for the redemption of any Gift Cards that are redeemed after the Gift Card Reimbursement Period.

          3.05 Proprietary Software License.
     Set forth in Section 3.05 of the Disclosure Schedule is a list of certain proprietary software of the Sellers that is not used exclusively in connection with the Business (the “Seller Software”). In the event that Purchaser desires to obtain a license for Purchaser to use, but not to sublicense to others, any of the Seller Software, RARE shall, or shall cause the other Seller to, license such Seller Software to Purchaser for a license fee to be agreed upon by Purchaser and RARE, and Purchaser and the applicable Seller shall enter into a license agreement in substantially the form attached hereto as Exhibit E. Purchaser shall be solely responsible for obtaining any licenses to use any third party software or any systems required for the operation of any Seller Software licensed to Purchaser, and the Sellers shall have no obligation to warrant, maintain or update any Seller Software, including any Seller Software licensed to Purchaser.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF RARE
     RARE hereby represents and warrants to Purchaser as follows:
          4.01 Organization.
     Each Seller and each Transferred Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not reasonably be expected to have a Material Adverse Effect on the Business. Each Seller has the corporate power and authority to own the Assets owned by such Seller, each Transferred Subsidiary has the corporate power and authority to own the Subsidiary Assets owned by such Transferred Subsidiary, and each Seller and each Transferred Subsidiary has the corporate power and authority to conduct the business as presently conducted by such Seller or Transferred Subsidiary, in each case, except where the failure to have such power and authority would not reasonably be expected to have a Material Adverse Effect on the Business. Section 4.01 of the Disclosure Schedule sets forth, with respect to each Transferred Subsidiary, the jurisdictions in which it is qualified or otherwise licensed as a foreign corporation to do business.
          4.02 Authorization.
     Each Seller and each Transferred Subsidiary has full corporate power and authority to execute and deliver all Transaction Documents to which such Seller or Transferred Subsidiary is, or will be, a party and to consummate the transactions contemplated hereby and thereby. Each Seller and each Transferred Subsidiary has taken all corporate action required by its certificate of incorporation and by-laws to authorize the execution and delivery of all Transaction Documents to which such Seller or Transferred Subsidiary is a party and to authorize the consummation of the transactions contemplated hereby and thereby. This Agreement is, and each other Transaction

Document upon execution and delivery by the Sellers or Transferred Subsidiaries party thereto will be, a legal, valid and binding obligation of each Seller or Transferred Subsidiary that is a party thereto, enforceable against such Seller or Transferred Subsidiary in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          4.03 No Conflicts.
          (a) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or violate any provision of the certificate of incorporation or by-laws of any Seller or Transferred Subsidiary, (ii) conflict with or violate any Law applicable to any Seller or Transferred Subsidiary in respect of the Business or by which any Asset or Subsidiary Asset is bound, or (iii) except as set forth in Section 4.03 of the Disclosure Schedule, conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under any agreement or other instrument to which any Seller or Transferred Subsidiary is a party or by which the Assets or Subsidiary Assets are bound or which would result in the creation of any Lien on any of the Assets or Subsidiary Assets, excluding from the foregoing in clauses (ii) and (iii) above such conflicts, violations, breaches and defaults which, such notices which, and such Liens which, either singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Business.
          (b) No Transferred Subsidiary is in violation of or default under (x) its certificate or articles of incorporation or organization or by-laws, (y) any note, bond, mortgage, indenture or deed of trust, license, lease, agreement or other instrument or obligation to which a Transferred Subsidiary is a party or to which it or any of its properties or assets may be subject, except in the case of clause (y), where such violation or default would not reasonably be expected to have a Material Adverse Effect.
          4.04 Contracts.
          (a) Except as set forth in Section 4.04(a) of the Disclosure Schedule, no Seller or Transferred Subsidiary is a party to any Contract relating exclusively to, or arising exclusively out of, the operation or conduct of the Business or the Assets or Subsidiary Assets, and no Transferred Subsidiary is a party to any Contract, in each case, which is any of the following (the Contracts listed below each being a “Material Contract”):
               (i) a Contract requiring remaining payments by a Seller or Transferred Subsidiary of more than $100,000;

               (ii) a Contract obligating the Business to deliver products or services for payment of more than $10,000;
               (iii) a Lease or similar Contract with any third party that makes available for use to any Person any Owned Real Property or Leased Real Property, or pursuant to which any real property is leased or used by the Business;
               (iv) any franchise, management, royalty, license or joint venture agreement;
               (v) a Contract involving a sharing of profits, losses, costs or liabilities of the Business with any other Person;
               (vi) a Contract for capital expenditures in excess of $25,000;
               (vii) a Contract subjecting the Business to a covenant not to compete; or
               (viii) any Contract other than as set forth in subsections (i)-(vii) of this Section 4.04(a), by which any of the Assets or Subsidiary Assets are bound and that is material to the continued operation of the Business as currently conducted.
          (b) RARE has provided a copy of each of the Material Contracts listed in Section 4.04(a) of the Disclosure Schedule to Purchaser.
          (c) Each Material Contract is in full force and effect and, upon consummation of the transactions contemplated by this Agreement, except to the extent that any required consents are not obtained or such Material Contract has expired in accordance with its terms, shall continue in full force and effect without penalty or other adverse consequence.
          (d) Except as disclosed in Section 4.04(d) of the Disclosure Schedule, no Seller or Transferred Subsidiary party to a Material Contract has received a written notice that it is in default under any such Material Contract, and has no knowledge of any existing event or occurrence which with the giving of notice or the passage of time, or both, would result in a default under any such Material Contract.
          4.05 Real Property.
          (a) Owned Real Property. Except as set forth in Section 4.05(a) of the Disclosure Schedule, Holdings has good and marketable fee simple title to the Owned Real Property, free and clear of any Liens, except for Permitted Liens. Section 4.05(a) of the Disclosure Schedule contains a list and description of all parcels of Owned Real Property.

          (b) Leased Real Property. Section 4.05(b) of the Disclosure Schedule contains a list of all Leases under which the Sellers or Transferred Subsidiaries use or occupy, or have the right or obligation to use or occupy or pay rent or other fees for, any real property used exclusively in connection with the Business (collectively, the “Real Property Leases”), and the address of each location, the name of the lessor and the date of each Real Property Lease.
          (c) With respect to the Owned Real Property and the real property subject to the Real Property Leases (the “Leased Real Property,” and together with the Owned Real Property, the “Real Property”), (i) the Sellers and Transferred Subsidiaries shall continue the operations of the Real Property in its normal and usual manner and deliver same in no less a satisfactory condition than exists on the signing of this Agreement, normal wear and tear accepted, (ii) the present use of the Real Property does not violate any restrictive covenant or other agreement, the effect of which would interfere in any material respect with or prevent the continued use of the Real Property for the purposes for which it is now being used, (iii) no condemnation, eminent domain, or similar proceeding exists, is pending or, to the Knowledge of RARE, is threatened, with respect to or that would reasonably be expected to affect any Owned Real Property, and, to the Knowledge of RARE, no condemnation, eminent domain, or similar proceeding exists, is pending or is threatened, with respect to or that would reasonably be expected to affect any Leased Real Property, except as set forth in Section 4.05(c) of the Disclosure Schedule, (iv) there are no outstanding options, rights of first refusal or other agreements to which any Seller or Transferred Subsidiary is a party that affect the Real Property, except as set forth in Section 4.05(c) of the Disclosure Schedule, (v) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the rights of use or occupancy of any portion of any Real Property except as set forth in Section 4.05(c) of the Disclosure Schedule, and (vi) to the Knowledge of RARE, each of the Real Property Leases is in full force and effect substantially in accordance with the terms thereof and true and complete copies of all Real Property Leases have been delivered to Purchaser.
          4.06 Personal Property.
     Except as set forth in Section 4.06 of the Disclosure Schedule, the Sellers have good and transferable title to all of the tangible personal property included in the Assets, and the Transferred Subsidiaries have good and transferable title to all of the tangible personal property included in the Subsidiary Assets (collectively, the “Personal Property”) free and clear of any Liens, other than Permitted Liens.
          4.07 Intellectual Property.
          (a) Section 4.07(a) of the Disclosure Schedule identifies, as of the date hereof, (i) all Assigned Intellectual Property and all Intellectual Property Rights owned by the Transferred Subsidiaries that are Subsidiary Assets, in each case that is material to the Business (ii) each license, agreement or other permission relating to the Assigned Intellectual Property or relating to the Intellectual Property Rights owned by the

Transferred Subsidiaries that are Subsidiary Assets, in each case that is material to the Business whether granted (A) to the Sellers or Transferred Subsidiaries by a third party or (B) by the Sellers or Transferred Subsidiaries to a third party.
          (b) To the Knowledge of RARE, with respect to the operation of the Business, (i) no Seller or Transferred Subsidiary has received in connection with any Assigned Intellectual Property any charge, complaint, claim, demand or notice alleging any interference with, infringement or misappropriation of, act of unfair competition with or any other conflict with any Intellectual Property Rights of a third party; and (ii) in the past three (3) years no Seller or Transferred Subsidiary has sent to any third party or otherwise communicated to another Person any charge, complaint, claim, demand or notice asserting infringement or misappropriation of, or other conflict with, any Intellectual Property Right of such Seller in or to the Assigned Intellectual Property, by such other Person or any acts of unfair competition by such other Person.
          4.08 Purchased Assets.
     Except as set forth in Section 4.08 of the Disclosure Schedule, the Assets and the Subsidiary Assets, together with the Subleases, constitute all of the material assets, properties and rights, tangible and intangible, necessary for the continued operation of the Business consistent with the manner in which the Sellers and Transferred Subsidiaries were operating the Business prior to the date of this Agreement.
          4.09 Employment, Labor and Employee Benefit Matters.
          (a) All of the Seller Employee Benefit Plans are set forth in Section 4.09(a) of the Disclosure Schedule. No liability under Title IV or Part 3 of Subtitle B of Title I of ERISA or Section 4971 of the Code has been incurred by the Sellers or any ERISA Affiliate for which Purchaser would be liable under applicable Law as a result of the transactions contemplated by this Agreement; and no Seller Employee Benefit Plan is a pension plan subject to Title IV or Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code or is a multiemployer plan within the meaning of Section 3(37) of ERISA.
          (b) Each Seller Employee Benefit Plan qualified under Code Section 401(a) has received either (i) a favorable determination letter from the Internal Revenue Service, or (ii) if its plan document is in the form of a prototype, a favorable opinion letter from the Internal Revenue Service, and the Sellers are not aware of any condition, event or operational process that would cause such a plan to lose its Tax qualification.
          (c) With respect to each of the Employee Benefit Plans, true, correct and complete copies of the following documents have been made available to Purchaser: (i) the plan document and any related trust agreement, insurance contract or other funding agreements which implement such Employee Benefit Plan, including amendments thereto, (ii) any current summary plan descriptions and other material communications to participants relating to the Employee Benefit Plans, (iii) the most recent Forms 5500, if applicable and (iv) the most recent IRS determination letter, if applicable.
          (d) There are no collective bargaining agreements involving any employees of the Sellers or Transferred Subsidiaries at the Restaurants or any pending applications for certification of a collective bargaining agreement against the Sellers or Transferred Subsidiaries as of the date of this Agreement. Except as set forth in Section 4.09(d) of the Disclosure Schedule, there are no employment or wage and hour claims pending or, to the Knowledge of RARE, threatened against or involving the Business. Except as set forth in Section 4.09(d) of the Disclosure Schedule, there is no claim with the United States Equal Employment Opportunity Commission or similar Governmental Entity pending or, to the Knowledge of RARE, threatened against or involving the Business. There is no unfair labor practice complaint against the Business or pending before the National Labor Relations Board or any other Governmental Entity relating to labor practices of the Business. There is no labor strike, material dispute, slowdown or stoppage actually pending or, to the Knowledge of RARE, threatened against or involving the Business.
          (e) The Transferred Subsidiaries have no employees other than Business Employees.
          4.10 Compliance with Law; Permits.
     Except as set forth in Section 4.04(d) of the Disclosure Schedule or as would not (i) materially and adversely affect the ability of the Sellers or Transferred Subsidiaries to operate the Business, or (ii) otherwise reasonably be expected to have a Material Adverse Effect on the Business, neither the Sellers nor the Transferred Subsidiaries are in violation of any applicable Laws. The Sellers and Transferred Subsidiaries hold all material Permits issued or provided by Governmental Entities, which are necessary for the ownership of the Assets and Subsidiary Assets and the operation of the Business, all of which are listed in Section 4.10 of the Disclosure Schedule.
          4.11 Litigation.
     Except as set forth in Section 4.11 of the Disclosure Schedule, no claims, actions, suits, proceedings or investigations are pending or, to the Knowledge of RARE, threatened before any arbitrator or Governmental Entity relating to the Business or the Assets or the Transferred Subsidiaries, which if determined adversely to the Business or the Assets or the Transferred Subsidiaries would reasonably be expected to have a Material Adverse Effect, or which seek to prevent the consummation of the transactions contemplated by this Agreement.
          4.12 Financial Information.
     Section 4.12(a) of the Disclosure Schedule contains true and correct copies of unaudited balance sheets of the Bugaboo Creek Steak House Concept as of December 28, 2003, December 26, 2004, December 25, 2005 and December 31, 2006 and the related unaudited statements of income of the Bugaboo Creek Steak House Concept for the fiscal years then ended and the unaudited balance sheet of the Bugaboo Creek Steak House Concept as of October 1, 2006 and the unaudited income statement of the Bugaboo Creek Steak House Concept for the nine months then ended (the “Balance Sheets and Income Statements”) and (ii) a reconciliation of the unaudited balance sheets of the Bugaboo Creek Steak House Concept as of December 28, 2003, December 26, 2004 and December 25, 2005 and the related unaudited statement of income of the Bugaboo Creek Steak House Concept for the fiscal years then ended and the unaudited balance sheet of the Bugaboo Creek Steak House Concept as of October 1, 2006 and the unaudited income statement of the Bugaboo Creek Steak House Concept for the nine months then ended to the presentation provided in the Confidential Information Memorandum dated Fall 2006 relating to the Business that was provided to Purchaser (the “Reconciliation” and, together with the Balance Sheets and Income Statements, the “Financial Reports”).
     The Financial Reports have been prepared in good faith based upon the books and records of RARE, consistent with past practices of RARE, and fairly present in all material respects, the financial position and results of operations of the Bugaboo Creek Steak House Concept, except as described in Section 4.12(b) of the Disclosure Schedule. The consolidated financial statements of RARE and its Subsidiaries contained in Amendment No. 1 on Form 10-K/A to RARE’s Annual Report on Form 10-K for the fiscal year ended December 25, 2005, and RARE’s quarterly reports on Form 10-Q for the fiscal quarters ended April 2, 2006, July 2, 2006, and October 1, 2006, have been prepared in accordance with GAAP.
          4.13 Absence of Undisclosed Liabilities.
     The Sellers and Transferred Subsidiaries have no debts, liabilities, payables or obligations, whether fixed or contingent, matured or unmatured, of a nature required to be reflected on a balance sheet prepared in accordance with GAAP that both (i) have been incurred solely as a result of the conduct of the Business (as opposed to the conduct of the businesses of the Sellers and Transferred Subsidiaries as a whole) and (ii), individually or in the aggregate, are or would be material to the business, assets, properties, liabilities, condition (financial or otherwise) or results of operation of the Business, taken as a whole, except to the extent the same are: (x) disclosed in this Agreement or the Disclosure Schedule, or which are of the type or kind required to be disclosed in the Disclosure Schedule but are not disclosed solely because they fall below the minimum threshold dollar amount or materiality of the disclosures required by the terms of this Agreement to be set forth in the Disclosure Schedule or (y) reflected on the most recent Financial Report and not paid or discharged.
          4.14 Absence of Changes.
     Since December 31, 2006, (i) the Business has, in all material respects, been conducted in the ordinary course of business consistent with past practice, (ii) there has not occurred any event, and there does not exist any condition nor any set of circumstances, that has had or would reasonably be expected to have a Material Adverse

Effect on the Business taken as a whole, (iii) there has not been any direct or indirect redemption, purchase or other acquisition of stock of any Transferred Subsidiary, or other than with respect to assets that are not Subsidiary Assets, any declaration, setting aside or payment of any dividend or other distribution by any Transferred Subsidiary in respect of its capital stock, (iv) no Transferred Subsidiary has incurred any indebtedness for borrowed money, or assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any other individual, firm or corporation, or made any loans or advances to any other individual, firm or corporation, (v) there has not been any change in the financial or Tax accounting methods, principles or practices of any Transferred Subsidiary, (vi) there has not been any revaluation by any Transferred Subsidiary of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable, (vii) except for amounts that are not material, there has not been any damage, destruction or loss suffered by any Transferred Subsidiary, whether covered by insurance or not, and (viii) there has not been any agreement by any Seller or any Transferred Subsidiary to do any of the things described in the preceding clauses (i) through (viii) other than as expressly provided for in this Agreement.
          4.15 Taxes.
          (a) All material Tax Returns required to be filed by or with respect to each Transferred Subsidiary, and all material Tax Returns required to be filed with respect to the Business or any Asset, have been timely and properly filed, and each such Tax Return is correct and complete in all material respects.
          (b) All material Taxes of the Transferred Subsidiaries, or related to the Business or any Asset, have been timely paid to the extent due and payable, or, in the case of Taxes not yet due or payable, fully accrued on the books and records of the applicable entity. There are no encumbrances relating to Taxes on any assets of either Transferred Subsidiary or any other Asset other than in respect of property taxes not yet delinquent.
          (c) Except as provided in Section 4.15(c) of the Disclosure Schedule, no material Tax issues involving either Transferred Subsidiary, the Business or any Asset have been raised in writing by the Internal Revenue Service (“IRS”) or any other taxing authority, and no waivers of statutes of limitations have been given with respect to any Taxes imposed on or with respect to either Transferred Subsidiary, the Business or any Asset.
          (d) Except as provided in Section 4.15(d) of the Disclosure Schedule, there are no Taxes of either Transferred Subsidiary, or related to the Business or any Asset that are currently under examination or audit, or are the subject of a pending or threatened examination or audit, by the IRS or by other taxing authorities. There are no unpaid deficiencies asserted or assessments made by any taxing authority against either Transferred Subsidiary or related to the Business or any Asset.

          (e) Neither Transferred Subsidiary has agreed to or is required to make any adjustment under Section 481 of the Code that could affect such Transferred Subsidiary with respect to any taxable period beginning on or after the Closing Date.
          (f) Neither Transferred Subsidiary is a party to any agreement, with any Person other than the other Transferred Subsidiary that provides for the allocation or sharing of, or indemnity or liability for, Taxes, and neither Transferred Subsidiary has been included in any “consolidated,” “affiliated,” “unitary,” “combined” or similar Tax group since December 31, 1996 other than a group of which such entity is currently a member.
          (g) Each Transferred Subsidiary has complied in all material respects with all applicable laws relating to the payment and withholding of Taxes (including pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under state, local or foreign law).
          (h) Neither Transferred Subsidiary has made an election under Section 341(f) of the Code (or any similar provision of state, local or foreign law).
          (i) Neither Transferred Subsidiary has requested a ruling from, or entered into a closing agreement with, the IRS or any other taxing authority.
          (j) In the past five years, no claim has been made in writing by any taxing authority in a jurisdiction in which Tax Returns have not been filed that either Transferred Subsidiary, the Business or any Asset is or may be subject to taxation by that jurisdiction.
          (k) Neither Transferred Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation § 1.6011-4.
          (l) None of the Assets is property (i) which any Seller, Purchaser, either Transferred Subsidiary or any of their respective affiliates is or will be required to treat as owned by another person pursuant to the provisions of Section 168(f) of the Internal Revenue Code of 1954 (as in effect immediately prior to the Tax Reform Act of 1986), (ii) is “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) is property used predominately outside the United States within the meaning of Prop. Treas. Reg. § 1.168-2(g)(5), or (iv) is “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

          (m) No Transferred Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.
          (n) There is no outstanding power of attorney with respect to any Tax matter of either Transferred Subsidiary, the Business or any Asset.
          4.16 Environmental Matters.
     Except in each case as set forth in Section 4.16 of the Disclosure Schedule, (i) the Sellers and Transferred Subsidiaries have complied, and their operation of the Business, the Assets, and the Transferred Subsidiaries have complied in all material respects with all Environmental Laws applicable to the Business and the Assets and Transferred Subsidiaries; (ii) neither the Sellers nor the Transferred Subsidiaries have received any written notice, demand, claim or request for information from any Person alleging a violation of, or any material liability under, any applicable Environmental Law relating to the Business, Assets or Transferred Subsidiaries; (iii) the Sellers and Transferred Subsidiaries have obtained all Permits required under applicable Environmental Laws with respect to the Business, Assets and Transferred Subsidiaries, and the Sellers, Transferred Subsidiaries, Business, Assets and Subsidiary Assets are all in material compliance with the terms and conditions of such Permits; (iv) to the Knowledge of RARE, there are no pending or threatened actions, claims, notices of violation, investigations, notices of potential liability, demands or requests for information under or pursuant to any Environmental Law relating to the Business, Assets or Transferred Subsidiaries, or any other facilities or properties previously owned, leased, operated or used in connection with the Business or by the Transferred Subsidiaries; (v) neither the Sellers nor the Transferred Subsidiaries are currently conducting any investigation, response or other corrective action pursuant to any Environmental Law at any of the Assets or Subsidiary Assets, or at any facility or property formerly owned, leased operated or used in connection with the Business, nor are they subject or party to any Contract, order, judgment or decree which obligates any of them to conduct any such actions; (vi) there are no events, activities, occurrences or conditions relating (a) to the Business or (b) to the Assets or Subsidiary Assets, to the extent arising out of the operation or use thereof by any of the Sellers or Transferred Subsidiaries, including without limitation the Release of any Hazardous Materials, that could reasonably be expected to result in any material violation of or material liability under any Environmental Law; and (vii) to the Knowledge of RARE, there are not now at any of the Assets or Subsidiary Assets any (a) underground storage tanks or related piping, (b) aboveground storage tanks or related piping, (c) impoundments (d) landfill areas (e) asbestos or asbestos-containing materials, or (f) polychlorinated biphenyls.
     None of the representations and warranties in this Agreement, other than those contained in this Section 4.16, shall address matters involving Environmental Laws, Hazardous Materials or other environmental matters as they relate to the Sellers, the Transferred Subsidiaries, the Business, the Assets or the Subsidiary Assets.

          4.17 Suppliers.
     Since December 25, 2005, there has been no termination, cancellation or material curtailment of the business relationship of the Business with, or material increase in prices by any supplier or group of Affiliated suppliers of Inventory representing 10% or more of the purchases of Inventory for the Business for the fiscal year ended December 25, 2005 nor, to the Knowledge of RARE, does any such supplier or group of Affiliated suppliers intend to so terminate, cancel or materially curtail any such business relationship or to materially increase its prices.
          4.18 Inventory.
     Except as set forth in Section 4.18 of the Disclosure Schedule and determined in accordance with GAAP, all Inventory of the Business is valued on the books and records of the Sellers and Transferred Subsidiaries at the lower of cost or market and is usable or saleable in the ordinary course of business.
          4.19 Insurance.
     Section 4.19 of the Disclosure Schedule sets forth an accurate and complete list of all insurance policies held by the Sellers and Transferred Subsidiaries that relate to the Business, Assets or Subsidiary Assets (the “Insurance Policies”), which list includes (a) the name of the insurer and agent, (b) the amount of coverage and (c) the expiration date, as applicable. Each Insurance Policy is currently in full force and effect. All insurance premiums for such policies have been timely paid. The Sellers and Transferred Subsidiaries are in compliance, in all material respects, with the terms and conditions of the Insurance Policies. No Seller or Transferred Subsidiary has received any notice of cancellation or non-renewal of any Insurance Policy nor, the Knowledge of RARE, is the termination of any the Insurance Policies threatened. No Seller or Transferred Subsidiary has received any declination of coverage from insurers with respect to any currently pending claim that relates to the Business or the Assets or Subsidiary Assets tendered for defense or recovery.
          4.20 Shared Contracts.
          (a) Except as set forth in Section 4.20(a) of the Disclosure Schedule, and excluding any Material Contracts disclosed in Section 4.04 of the Disclosure Schedule and any Contracts that both (x) relate to the general corporate operations of RARE and its Affiliates and (y) will not bind Purchaser or any Transferred Subsidiary after the Closing, no Seller or Transferred Subsidiary is a party to any Contract which is any of the following (the Contracts listed below each being a “Shared Contract”):
               (i) a Contract requiring remaining payments by a Seller or Transferred Subsidiary with respect to the Business of more than $100,000;
               (ii) a Contract obligating the Business to deliver products or services for payment of more than $10,000;

               (iii) a Lease or similar Contract with any third party that makes available for use to any Person any Owned Real Property or Leased Real Property, or pursuant to which any real property is leased or used by the Business;
               (iv) any franchise, management, royalty, license or joint venture agreement relating to, or arising out of, the operation or conduct of the Business or the Assets;
               (v) a Contract involving a sharing of profits, losses, costs or liabilities of the Business with any other Person;
               (vi) a Contract for capital expenditures relating to the Assets, Subsidiary Assets or the Business in excess of $25,000;
               (vii) a Contract subjecting the Business to a covenant not to compete; or
               (viii) any Contract other than as set forth in subsections (i)-(vii) of this Section 4.20(a), by which any of the Assets or Subsidiary Assets are bound and that is material to the continued operation of the Business as currently conducted.
          (b) Other than the agreements between the Sellers and each of Coca-Cola North America and U. S. Foodservice, Inc., RARE has provided a copy of each of the Shared Contracts listed in Section 4.20(a) of the Disclosure Schedule to Purchaser.
          (c) Each Shared Contract is in full force and effect and, upon consummation of the transactions contemplated by this Agreement, except to the extent that (i) any required consents are not obtained, (ii) such Shared Contract has been modified or replaced as a result of efforts to divide such Shared Contract pursuant to Section 6.08 and such modification or replacement has been disclosed to Purchaser or (iii) such Shared Contract has expired in accordance with its terms, shall continue in full force and effect without penalty or other adverse consequence.
          (d) No Seller or Transferred Subsidiary party to a Shared Contract has received a written notice that it is in default under any such Shared Contract, and has no knowledge of any existing event or occurrence which with the giving of notice or the passage of time, or both, would result in a default under any such Shared Contract.
          (e) RARE has received written or oral confirmation from the other party to each Shared Contract listed in Section 4.20(e) of the Disclosure Schedule that such party will provide the benefit of such Shared Contract to Purchaser for the period indicated opposite each such Shared Contract in Section 4.20(e) of the Disclosure Schedule.
          (f) Section 4.20(f) of the Disclosure Schedule lists all Shared Contracts that are not transferable or for which the Sellers have not received written or oral confirmation from the other party that such party will provide the benefit of such Shared Contract to Purchaser.
          4.21 Third Party Consents and Governmental Approvals.
     Except for such third-party consents and government approvals that are listed in Section 4.21 of the Disclosure Schedule and any additional third-party consents or government approvals that are obtained on or prior to the Closing Date, no approval of any Governmental Entity or other approval, consent, waiver, order or authorization of, or registration, qualification, declaration, or filing with, or notice to, any third party is required on the part of any Seller or Transferred Subsidiary in connection with the execution and delivery of this Agreement, the assignment of any Material Contract, the transfer of the Stock, the execution and delivery of any Sublease or the consummation of the transactions contemplated by this Agreement.
          4.22 Brokers and Finders.
     Except for Wachovia Capital Markets, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of RARE, the other Seller or the Transferred Subsidiaries. RARE is solely responsible for the fees and expenses of Wachovia Capital Markets, LLC in connection with this transaction.
          4.23 No Other Warranties.
     Except as expressly set forth in this Agreement, no Seller nor any agent or representative of any Seller has made, and no Seller is liable for, any express or implied warranties, guarantees, promises, statements, inducements, representations, or information pertaining to the Business or the Assets or Subsidiary Assets. Without limiting the generality of the foregoing, except as expressly set forth herein, no Seller is liable for or bound by, and Purchaser has not relied upon, any oral or written statements, representations or any other information respecting the Business or the Assets or Subsidiary Assets furnished by any Seller or any agent or representative of any Seller, including but not limited to projections, estimates and other forecasts with respect to the Business, the Restaurants and the Bugaboo Creek Steak House Concept that have been provided by RARE in connection with Purchaser’s investigation of the Business.
          4.24 Transferred Subsidiaries.
          (a) The authorized capital stock of Holdings consists of 1,000 shares of common stock, par value $1.00 per share, of which 100 shares are currently issued and outstanding (the “Holdings Stock”). The authorized capital stock of Seekonk consists of 10,000 shares of common stock, no par value (the “Seekonk Stock”), of which 900 shares are currently issued and outstanding. All of the outstanding shares of Holdings Stock and Seekonk Stock are validly issued, fully paid and nonassessable. There are no outstanding options, warrants, calls, commitments or subscriptions relating to Seekonk’s or Holding’s authorized and unissued capital stock.
          (b) The Transferred Subsidiaries do not have any Subsidiaries and do not otherwise own any shares of capital of or any equity interest in any corporation, partnership or other business entity.
          (c) The Sellers own one hundred percent (100%) of the issued and outstanding Holdings Stock and Seekonk Stock. Upon payment of the Purchase Price by Purchaser, Purchaser will acquire good and valid title to the Stock free and clear of all Liens, other than Permitted Liens, relating to the ownership of the Stock by the Sellers and their Affiliates.
          4.25 Indebtedness.
     Section 4.25(a) of the Disclosure Schedule contains a complete and accurate list of (i) all indebtedness for borrowed money of the Transferred Subsidiaries showing the aggregate amount by way of principal and interest which was outstanding as of a date not more than 2 days prior to the date of this Agreement and, by the terms of agreements governing such indebtedness, is expected to be outstanding on the Closing Date and (ii) all guarantees by any Transferred Subsidiary of any other Person’s indebtedness for borrowed money. Neither this Agreement nor the transactions contemplated hereby will result in any outstanding loans or borrowings becoming due, going into default or giving the lenders or other holders of debt instruments the right to require any Transferred Subsidiary to repay all or a portion of such loans or borrowings.
          4.26 Books and Records.
     The books of account, minute books, stock record books and other records of the Transferred Subsidiaries, all of which have been made available to Purchaser, are complete and correct in all material respects and have been maintained in accordance with sound business practices. To the Knowledge of RARE, the minute books of the Transferred Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Board of Directors of the Transferred Subsidiaries, no meeting of any such stockholders, Board of Director, or committee has been held for which minutes have not been prepared and are not contained in such minute books.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER
          5.01 Organization.
     Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Each of CB Holdings and Charlie Brown’s are corporations duly organized, validly existing and in good standing under the laws of Delaware.
          5.02 Authorization.
     Each of Purchaser, CB Holdings and Charlie Brown’s has full corporate or limited liability company power and authority to execute and deliver this Agreement and all other documents contemplated hereby and to consummate the transactions contemplated hereby and thereby. Each of Purchaser, CB Holdings and Charlie Brown’s has taken all corporate action required by its certificate of incorporation and by-laws or certificate of formation and limited liability company agreement, as the case may be, to authorize the execution and delivery of this Agreement and all other documents contemplated hereby and thereby. This Agreement is, and upon execution and delivery by Purchaser, CB Holdings and Charlie Brown’s each other Transaction Document will be, a legal, valid and binding obligation of Purchaser, CB Holdings and Charlie Brown’s (in each case, to the extent a party thereto), enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          5.03 No Conflicts.
     Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or violate any provision of the limited liability company agreement, certificate of formation, certificate of incorporation or by-laws, as applicable, of Purchaser, CB Holdings or Charlie Brown’s, (ii) conflict with or violate any Law applicable to Purchaser, CB Holdings or Charlie Brown’s in respect of its business or by which any of the assets of its business is bound, or (iii) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under any agreement or other instrument to which Purchaser, CB Holdings or Charlie Brown’s is a party or by which its assets are bound, excluding from the foregoing in clauses (ii) and (iii) above such conflicts, breaches or defaults which, either singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
          5.04 No Brokers and Finders.
     Except for Trimaran Fund Management, L.L.C., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser. Purchaser is solely responsible for the fees and expenses of Trimaran Fund Management, L.L.C. in connection with this transaction.
          5.05 No Other Representations or Warranties.
     Purchaser acknowledges and agrees that none of RARE, the other Sellers or any other Person has made any representation or warranty, expressed or implied, as to the Business, the Assets or the Bugaboo Creek Steak House Concept or the accuracy or completeness of any information regarding the Business, the Assets or the Bugaboo Creek Steak House Concept furnished or made available to Purchaser and its representatives, except as expressly set forth in this Agreement, the Disclosure Schedule or the Exhibits hereto. Purchaser has not relied on any representation or warranty from RARE, the other Sellers or any other Person in determining to enter into this Agreement, except as expressly set forth in this Agreement, the Disclosure Schedule and the Exhibits hereto.
          5.06 Financing.
     Purchaser has received (a) an executed commitment letter as of February 26, 2007 (together with the exhibits and attachments thereto, the “Debt Commitment Letter”) from Ableco Finance LLC (the “Lender”) pursuant to which the Lender has committed, subject to the terms and conditions set forth therein, to provide the Purchaser or one of its Affiliates with up to $83 million of debt financing under senior secured credit facilities and up to $30 million of debt financing pursuant to a sale of senior subordinated notes (collectively, the “Debt Financing”), (b) an executed letter of intent dated January 17, 2007 (the “Sale-Leaseback Letter”) from National Retail Properties, Inc. (the “Sale-Leaseback Buyer”) pursuant to which the Sale-Leaseback Buyer has indicated its intent, subject to the terms and conditions set forth therein, to purchase from the Purchaser or one of its Affiliates the Owned Real Property for a purchase price of up to $6.5 million (the “Sale-Leaseback Financing”) and (c) an executed commitment letter dated as of the date hereof (the “Equity Commitment Letter” and, together with the Debt Commitment Letter and the Sale-Leaseback Letter, the “Commitment Letters”) from certain stockholders of CB Holding pursuant to which such stockholders have committed, subject to the terms and conditions set forth therein, to provide CB Holding, and CB Holding has agreed to contribute to Purchaser, (1) at least $15 million of equity financing and (2) up to an additional $5 million of equity financing to the extent the Sale-Leaseback Financing shall fail to fund to Purchaser (collectively, the “Equity Financing” and, together with the Debt Financing and the Sale-Leaseback Financing, the “Financings”). True and complete copies of the Commitment Letters have been furnished to RARE. The Commitment Letters (i) are in full force and effect and (ii) have not been amended or modified in a manner adverse to the Sellers. Purchaser has no reasonable expectation as of the date of this Agreement that any of the conditions set forth in the Commitment Letters that are required to be satisfied prior to the Closing will not be satisfied on or prior to the Closing Date. The Financings constitute all of the financing required to be provided to Purchaser for the consummation of the transactions contemplated by this Agreement and the payments of all fees and expenses incurred by Purchaser in connection therewith. Once the Financings are consummated in accordance with their terms, Purchaser will have sufficient funds to pay the Purchase Price in full in cash at Closing, and all other amounts payable by Purchaser under this Agreement, together with all fees and expenses of Purchaser associated with the transactions contemplated hereby.
          5.07 Compliance with Debt Financing Requirements.
     On the date of this Agreement, assuming that the Business has EBITDA for the twelve month period ending on the date of this Agreement of $5,071,000 and no obligations within the definition of Consolidated Debt (as defined in the Debt Commitment Letter), on a pro forma basis assuming that all of the transactions described in the Debt Commitment Letter had been consummated, Charlie Brown’s and its Subsidiaries would be in compliance with the following requirements of the Debt Commitment Letter:
          (a) the ratio of (i)(x) total senior secured Consolidated Debt (as defined in the Debt Commitment Letter) and (y) total Consolidated Debt to (ii) the EBITDA (as this term is used in the Debt Commitment Letter) for the twelve months prior to the date hereof, in each case for the Borrowers (as defined in the Debt Commitment Letter) and their Subsidiaries, shall be no greater than 3.5 to 1.0 and 5.0 to 1.0, respectively; and
          (b) the EBITDA (as defined in the Debt Commitment Letter) of the Borrowers for the twelve months prior to the date hereof, calculated on the basis previously provided to the Lender, shall be no less than $18,700,000, adjusted to include incremental annual rent expense resulting from the sale/leaseback transaction described in clause (h) of the Debt Commitment Letter.
For purposes of this Section 5.07 only, unless otherwise indicated in this Section 5.07, “EBITDA” means (i) the aggregate of the individual restaurant level operating profit (before pre-opening expenses) for each of the Restaurants included in the Business for the twelve months ended January 28, 2007, plus (ii) the aggregate of the individual restaurant level depreciation for each of such Restaurants for the twelve months ended January 28, 2007, minus (iii) the estimated stand-alone general administrative expense of $5,385,000, minus (iv) $125,000, which represents the estimated difference between February 2007 and February 2006 in individual restaurant level operating profit (before pre-opening expenses) for such Restaurants in those periods.
          5.08 Investment Intent.
     Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits associated with the acquisition of the Stock and is acquiring the Stock for its own account for investment, with no present intention of making a public distribution thereof. Purchaser will not sell or otherwise dispose of the Stock in violation of the Securities Act or any state securities laws.

ARTICLE VI
COVENANTS
     The Parties covenant and agree as follows:
           6.01 Efforts to Complete Transaction.
     Each Party shall use its commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Article VIII below).
          6.02 Efforts to Obtain Financing.
     Prior to the Closing Date, RARE shall, and as applicable shall cause the other Seller and the Transferred Subsidiaries and management of the Sellers and the Transferred Subsidiaries to, cooperate in all reasonable and customary respects with Purchaser and Purchaser’s agents to facilitate the consummation of the Financings, including cooperating with the Lender’s and Sale-Leaseback Buyer’s diligence efforts; making senior management of the Bugaboo Creek Steak House Concept available for rating agency meetings, lender meetings and other communications with prospective lenders or investors as the Lender may reasonably request, cooperating with Purchaser to obtain title insurance policies and surveys relating to the Real Property; delivering customary affidavits and closing certificates in form reasonably acceptable to RARE in connection with the Financing; and cooperating with Purchaser to obtain landlord estoppel certificates and landlord consents to leasehold mortgages on the Leased Real Property.
          6.03 Consents; Filings.
     Each Party shall use its commercially reasonable efforts to (i) obtain any consents, approvals or other authorizations required in connection with the transactions contemplated by this Agreement and (ii) make any necessary filings and notifications, and thereafter make any other submissions either required or deemed appropriate by each Party, in connection with the transactions contemplated by this Agreement, including any filings or notifications under (A) the Securities Act, the Securities Exchange Act and state securities or “blue sky” Laws and (B) any other applicable Laws.
          6.04 Operation of Business.
     RARE shall, and as applicable shall cause the other Seller and the Transferred Subsidiaries to, continue until the Closing to conduct the Business in substantially the same manner as heretofore conducted, and, without limiting the generality of the foregoing,
          (a) shall, unless otherwise provided in this Agreement:

               (i) perform in all material respects all Contracts in relation to the Business which by their terms require performance by any Seller or Transferred Subsidiary;
               (ii) use their commercially reasonable efforts to preserve, in the aggregate and in all material respects, their respective properties and operations related to the Business and relationships of the Business with employees, suppliers, customers and other Persons with whom the Business has material commercial dealings (including using commercially reasonable efforts to renew, extend or replace any Material Contracts or Shared Contracts necessary or useful to the Business that by their terms otherwise would expire prior to the Closing Date);
               (iii) keep all insurance policies with respect to the Business, or comparable replacements, in full force and effect;
          (b) shall not, unless otherwise expressly approved in writing by Purchaser, which approval shall not be unreasonably delayed, conditioned or withheld:
               (i) remove or sell, or cause to be removed or sold, any Assets or Subsidiary Assets, except such Personal Property as may be consumed or disposed of in the regular course of the Business or such Real Property Leases as may be transferred from the Sellers or the Transferred Subsidiaries to an Affiliate of the Sellers in accordance with the terms of Section 6.14;
               (ii) (A) except with respect to increases of compensation in the ordinary course of business consistent with past practice, increase in any manner the rate of compensation or benefits of any Business Employee, except as may be required under applicable Law or any Contract as in effect on the date hereof, or such increases with respect to Business Employees that both before and after such increase will not be paid total annual compensation that exceeds $100,000 and in no event shall any such increase result in a greater than 10% increase in any Business Employee’s total annual compensation; (B) enter into, adopt or amend any employment, bonus (except as provided herein), collective bargaining or severance Contract (other than employment Contracts for persons with the title of Managing Partner entered into in the ordinary course of business consistent with past practice) or adopt any new Employee Benefit Plan applicable to Business Employees; or (C) hire or create any new position with respect to the Business with annual compensation in excess of $75,000 per year;
               (iii) (A) start litigation or arbitration proceedings related to the Business except in the ordinary course of business; or (B) compromise, settle, release or discharge any litigation or arbitration proceedings related to the Business other than litigation or arbitration proceedings that are settled or compromised for aggregate payments by the Business and the Transferred Subsidiaries that do not exceed $50,000 individually or $100,000 in the aggregate, to the extent such payments are not covered by insurance;
               (iv) enter into any Contract, written or oral, in relation to the Business potentially binding Purchaser or any Transferred Subsidiary after the transfer of the Assets to it, except usual and ordinary commitments for the purchase of goods and services (which shall not include capital expenditures in excess of $100,000 individually or in the aggregate);
               (v) enter into or materially amend or modify any Contract that would constitute a Material Contract;
               (vi) cause or permit either Transferred Subsidiary to (a) make, change or revoke any material election in respect of Taxes, (b) adopt or change any material accounting method in respect of Taxes, (c) enter into any Tax allocation, sharing, indemnity or similar agreement, or (d) settle or compromise any material claim, notice, audit, deficiency, or assessment in respect of Taxes if such settlement or compromise could adversely affect such Transferred Subsidiary with respect to any taxable period beginning on or after the Closing Date;
               (vii) distribute coupons or promotional offers other than in a manner that is consistent with past practices; or
               (viii) agree or commit to take any of the foregoing actions.
          6.05 Access to Information.
          (a) Pre-Closing Access. RARE shall, and as applicable shall cause the other Seller and the Transferred Subsidiaries to, permit representatives of Purchaser to have full access at all reasonable times prior to Closing, and in a manner so as not to interfere with the normal operations of the Business or RARE’s other businesses, to all premises, properties, personnel, books, records (including Tax records), Contracts, and documents of or pertaining to the Business and the Assets and Subsidiary Assets. For the avoidance of doubt, such access shall include reasonable access to and cooperation from the Sellers’ relevant information technology systems and employees to permit the integration of the Business’ systems with those of the Purchaser and its Affiliates. With respect to the information disclosed to Purchaser and its representatives pursuant to this Section 6.05(a), Purchaser shall comply with all of the obligations of Purchaser under the Confidentiality Agreement of Purchaser to RARE dated October 19, 2006.
          (b) Post-Closing Access for Purchaser. For a period of six (6) years following the Closing Date, RARE shall, and as applicable shall cause the other Seller to, permit representatives of Purchaser to have reasonable access at reasonable times, and in a manner so as not to interfere with the normal operations of RARE’s other businesses, to personnel, books, records (including Tax records), Contracts, and documents of or pertaining to the Business, the Transferred Subsidiaries or the Assets in connection with any audits, investigations, regulatory filings (including filings with the Securities and Exchange Commission) or other legal compliance.
          (c) Post-Closing Access for RARE. For a period of six (6) years following the Closing Date, Purchaser shall permit representatives of RARE to have reasonable access at reasonable times, and in a manner so as not to interfere with the normal operations of Purchaser’s businesses, to any books or records included in the Assets or retained by the Transferred Subsidiaries as may reasonably be required by

RARE in connection with any audits, investigations, regulatory filings (including filings with the Securities and Exchange Commission) or other legal compliance.
          6.06 Delivery of Financial Information.
     Following the end of each of RARE’s four or five-week accounting periods from the date hereof until the Closing, RARE will provide (in accordance with its normal practices but in no event later than twenty days after the end of each accounting period) to Purchaser true and complete copies of regularly prepared profit and loss statements for each Restaurant for the previous accounting period. Following the date hereof until the Closing, each week RARE will provide (in accordance with its normal practices but in no event later than each Monday) to Purchaser true and complete copies of the same-store sales reports for the Restaurants for the previous week ending on Sunday.
          6.07 Notification of Certain Matters.
          (a) Notification of Changes. From the date of this Agreement and until the Closing, RARE or Purchaser, as the case may be, shall promptly notify the other of (i) its obtaining actual knowledge as to the matters set forth in clauses (x) and (y) below, or (ii) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing, or (y) any material failure of RARE or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and shall use commercially reasonable efforts to cure before the Effective Time, any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any such covenant or agreement under this Agreement to be breached or that renders or will render untrue any such representation or warranty contained in this Agreement; provided, however, that no such notification shall affect the representations or warranties of the Parties or the conditions to the obligations of the Parties hereunder.
          (b) Notices from Third Parties. From the date of this Agreement and until the Closing, RARE or Purchaser, as the case may be, shall promptly notify the other of (i) any written notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement and (ii) any written notice or other communication from any Governmental Entity or any other third party in connection with the transactions contemplated hereby.
          6.08 Efforts to Divide Shared Contracts and Negotiate Pricing.
          (a) RARE shall, and shall cause the other Seller and the Transferred Subsidiaries to, use commercially reasonable efforts to (i) obtain the agreement of the other parties to the Shared Contracts to divide, as between the Business and the Sellers’ other businesses, the rights and obligations under the Shared Contracts and (ii) obtain any necessary consents for the division of the rights and the obligations under the Shared Contracts relating exclusively to the Business from those relating to other businesses of the Sellers and the assignment to, and assumption by, Purchaser at Closing of the provisions of such Shared Contracts that relate exclusively to the Business. Purchaser agrees to cooperate with the Sellers in connection with such efforts related to Shared Contracts and to take such commercially reasonable actions as may be necessary to divide such rights and obligations and obtain such consents.
          (b) With respect to the Shared Contracts listed in Section 4.20(e) of the Disclosure Schedule that by their terms would otherwise terminate within three months following the Closing Date, RARE shall, and shall cause the other Seller to, use commercially reasonable efforts to, (i) assist Purchaser in negotiating the pricing and other terms of any extensions or renewals of contracts corresponding to such Shared Contracts and relating to the operation of the Restaurants for a period of three (3) months following the Closing at prices and on other terms for the applicable goods and services no less favorable to Purchaser than the prices and other terms applicable to the Sellers for such goods and services during such three-month period, and (ii) cause the Sellers’ suppliers under such Shared Contracts to provide to Purchaser during such three (3) month period the same pricing and benefits for Purchaser’s operation of the Restaurants that exist under the terms of such Shared Contracts for the Sellers during such three-month period.
          (c) In the event that Purchaser desires not to assume the rights or obligations under any of the transferable Shared Contracts, Purchaser shall provide written notice to RARE no later than May 15, 2007. If the portion of such Shared Contract relating to the Business that Purchaser desires not to assume can be terminated or retained by the Sellers or their Affiliates without any material adverse consequences to, or material burdens on, the Sellers or their Affiliates, Purchaser shall be permitted to exclude any such Shared Contracts from the Assets.
          6.09 Licenses and Permits.
     Purchaser shall use its commercially reasonable efforts, but always in compliance with applicable Law, to secure from the applicable licensing authorities (i) all Liquor Licenses other than the Assigned Liquor Licenses required for Purchaser’s and the Transferred Subsidiaries’ operation of the Restaurants; (ii) consent to (A) the assignment to Purchaser of the Assigned Liquor Licenses (B) or the change of control of any Transferred Subsidiary holding a Liquor License that constitutes a Subsidiary Asset, and issuance of any necessary temporary or provisional Permits required for the Purchaser’s continued operation of the Restaurants; (iii) approval of any application(s) required to permit corporate structure changes for Purchaser’s and the Transferred Subsidiaries’ continued operation of the Restaurants and maintenance of the Licenses; and (iv) all Permits required for the operation of the Restaurants that are not transferable by the Sellers. Purchaser shall comply with and carry out any and all of the requirements, demands, requests, rules, and regulations of the local issuing authority, so as to expedite the approval of the issuance or transfer of such Liquor Licenses and Permits. RARE shall, and shall cause the other Seller and the Transferred Subsidiaries to, use commercially reasonably efforts to cooperate with Purchaser in obtaining the Liquor

Licenses and Permits required to operate the Restaurants and will promptly comply with reasonable requests made by any local issuing authority.
          6.10 Employee Benefits.
          (a) Hiring of Transferred Employees. Before the Closing Date, Purchaser shall offer employment to all of the Seller Employees, to be effective as of the Effective Hire Time. In addition, Purchaser shall cause the Transferred Subsidiaries to continue, as of the Effective Time, the employment of all Subsidiary Employees other than those described in clause (a), (b) or (c) of the definition of “Business Employees” employed immediately before the Effective Time. With respect to each Business Employee described in clause (a), (b) or (c) of the definition of “Business Employee,” Purchaser shall offer employment or cause a Transferred Subsidiary to offer employment as of such Business Employee’s Effective Hire Date, as long as, within three business days after the end of such Business Employee’s leave of absence or disability, as applicable, the Purchaser is notified of the Business Employee’s willingness and ability to return to active employment. Such offered employment to the Seller Employees shall be in a job comparable to that last held by such employees with the applicable Seller; such continued or offered employment of the Subsidiary Employees shall be in the same job held by such employees with the Transferred Subsidiaries immediately before the Effective Time; and, in the case of each Business Employee employed at a Restaurant, employment at the same location at which such employee was either last employed by the applicable Seller or employed by a Transferred Subsidiary immediately before the Effective Time, as applicable. Also as of the Effective Hire Time, the Sellers shall terminate the employment of all Seller Employees. Prior, and effective as of, to the Effective Time, the Sellers shall offer employment to any Subsidiary Employee who is described in clause (a), (b) or (c) of the definition of “Business Employee” as of the Effective Time and, to the extent such Subsidiary Employee accepts such offer, shall employ such individual from the Effective Time until the earlier of the Effective Hire Time or the date such employee’s employment ends due to voluntary quitting, disability or any other reason consistent with the Seller’s employment policies applicable to similarly-situated employees of the Sellers; any Subsidiary Employee who does not accept such offer and any employee described in clause (d) of the definition of “Business Employees” shall be terminated by the Transferred Subsidiary immediately prior to the Effective Time and shall have no right to be offered employment by Purchaser or any Transferred Subsidiary pursuant to this Section 6.10. Those Business Employees (x) who are Seller Employees and who accept such offers of employment by Purchaser effective as of the Effective Hire Time (“Seller Transferred Employees”) or (y) who continue as Subsidiary Employees as of the Effective Time or who accept Purchaser’s offer as of any later Effective Hire Time (“Subsidiary Transferred Employees”) shall be referred to herein collectively as “Transferred Employees.”
          (b) Employment Agreements; Salary and Benefits. From and after the Effective Hire Time, Purchaser shall assume and honor all employment agreements between the Transferred Employees and the Sellers or Transferred Subsidiaries (the “Employment Agreements”) identified in Section 6.10(b) of the Disclosure Schedule, in accordance with the terms of such Employment Agreements as in effect immediately before the Effective Time, subject to any amendment or termination thereof that may be permitted by such terms. Purchaser shall not be obligated to renew any Employment Agreement after its expiration or termination or precluded from terminating Transferred Employees who are employed at will. For a period of one year following the Closing Date, Purchaser shall provide the Transferred Employees, at a minimum, with the same base salary or wage levels (excluding any equity component of any Transferred Employee’s compensation) that the Sellers or Transferred Subsidiaries, as applicable, have in effect immediately before the Effective Time and shall provide them with Code Section 401(k) benefits and primary Group Health Plan benefits similar to those maintained and participated in by the Sellers and/or Transferred Subsidiaries and made available to Business Employees immediately before the Effective Time.
          (c) Employment Tax Reporting. Purchaser shall, at its sole option, but only after providing RARE reasonable advance written notice, have the right to use the “Alternative Procedures” provided in Section 5 of Revenue Procedure 2004-53, with respect to the filing and furnishing of Internal Revenue Service Forms W-2, W-3 and 941 for the full calendar year in which the Effective Hire Time occurs. If the Purchaser so elects, as provided above, (i) RARE or the other Seller and Purchaser shall report on a “predecessor-successor” basis, as set forth therein, (ii) the Sellers shall be relieved from furnishing Forms W-2 to any Seller Transferred Employees, and (iii) Purchaser shall assume the obligations of the Sellers to furnish Forms W-2 to such Seller Transferred Employees and Forms W-2 and W-3 with respect to Seller Transferred Employees to the Social Security Administration; provided, RARE shall, or shall cause the other Seller to, transfer to Purchaser all Forms W-4 and W-5 with respect to the Seller Transferred Employees, and such other data relating to Seller Transferred Employees as shall be necessary for Purchaser to assume and satisfy such obligations accurately and in accordance with the Law. The Alternative Procedures shall not apply to Subsidiary Transferred Employees.
          (d) No Third Party Beneficiaries. The provisions of this Section 6.10 pertaining to the employment and employee benefits of the Transferred Employees are solely for the benefit of the Parties, and no employee or former employee of the Sellers, Transferred Subsidiaries or Purchaser or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement.
          (e) Welfare Benefit Plans.
               (i) Benefits. Except as otherwise provided in this subsection (e), and without limiting the generality of subsection (b) hereof, the participation by Transferred Employees in Welfare Plans maintained and participated in by the Sellers or Transferred Subsidiaries shall cease at the Effective Hire Time. Purchaser shall permit each Transferred Employee to enroll as of the Effective Hire Time in Welfare Plans that are offered by Purchaser to its similarly-situated employees.
               (ii) Responsibility for Group Health Plan Claims. Except as otherwise provided in subsection (e)(iv) hereof, commencing as of the Effective Hire

Time, (i) the Sellers shall be solely responsible for any claims for Welfare Benefits that are incurred by or with respect to any Transferred Employee and such Transferred Employee’s covered dependents before the Effective Hire Time; and (ii) Purchaser shall be solely responsible for any such claims for Welfare Benefits that are incurred by or with respect to any Transferred Employee and such Transferred Employee’s covered dependents at or after the Effective Hire Time. For purposes of the foregoing, a medical, dental or vision claim shall be considered incurred when such services are rendered or such supplies or medications are provided, and not when the condition arose.
               (iii) Service and Payment Credit. With respect to coverage of Transferred Employees under Purchaser’s Welfare Plans, (i) each such Transferred Employee’s credited service with a Seller or Transferred Subsidiary shall be credited against any waiting period applicable to eligibility for enrollment of new employees under Purchaser’s Welfare Plans; (ii) limitations on benefits due to pre-existing conditions under any type of Welfare Benefit shall be waived , to the extent they were waived for any Transferred Employee under a similar type of Welfare Benefit under any Welfare Plans of the Sellers or their Affiliates immediately before the Effective Hire Time; and (iii) any out-of-pocket annual maximums and deductibles taken into account under any Group Health Plan of the Sellers or their Affiliates for any Transferred Employee in the calendar year which contains the Effective Hire Time shall be credited under Purchaser’s Group Health Plan for the same calendar year. Subject to the HIPAA privacy requirements and restrictions (including, but not limited to, the execution of any requisite business associate or other agreements to protect protected health information (as defined under HIPAA) of Transferred Employees and their dependents), the Sellers shall use their commercially reasonable efforts to cause, at the Sellers’ expense, the Welfare Plans of the Sellers or their Affiliates covering any Transferred Employee to provide (in an electronic format reasonably acceptable to Purchaser’s Group Health Plan provider) a report to Purchaser’s Group Health Plan provider detailing the deductible and out-of-pocket credit for each Transferred Employee or dependent thereof.
               (iv) COBRA Responsibility. Beginning as of the Effective Hire Time, Purchaser shall be responsible for providing the notices and making available the health care continuation coverage, all as required by the COBRA Continuation Coverage requirements, for all of the Transferred Employees and their covered dependents, whose qualifying events (as defined in Code Section 4980B) occur on or after the Effective Hire Time. The Sellers shall remain responsible for all COBRA Continuation Coverage requirements for all of their employees and their respective covered dependents whose qualifying events occurred before the Effective Hire Time.
               (v) Vacation Pay. Sellers and Transferred Subsidiaries shall pay to all Transferred Employees all unused vacation days accrued as of the Effective Hire Time. Purchaser’s vacation pay policy, sick leave policy and paid time off policy will apply to each Transferred Employee and will take into account service with the Sellers as provided in subsection (h) hereof.

               (vi) Severance Pay. Purchaser shall provide Transferred Employees whose employment is terminated during the 12-month period ending on the first anniversary of the Effective Time levels of severance pay and benefits comparable to the levels of pay and benefits offered to similarly-situated employees under the severance plans of the Sellers and their Affiliates immediately before the Effective Time.
          (f) Qualified Retirement Plans.
               (i) 401(k) Plans. As of the Effective Hire Time, the Transferred Employees shall cease to be eligible for any future contributions to the Sellers’ 401(k) plan and shall become members of the class of employees eligible to participate in Purchaser’s 401(k) plan. If a Transferred Employee has sufficient service (taking into account service credited pursuant to this subsection and subsection (h) hereof) under Purchaser’s 401(k) plan, such Transferred Employee shall be allowed to enter active participation in Purchaser’s 401(k) plan as of the Effective Hire Time. Service credited to a Transferred Employee under any Seller’s 401(k) plan as of the Effective Hire Time shall be credited to such Transferred Employee under Purchaser’s 401(k) plan for purposes of eligibility and vesting.
               (ii) Rollovers. As soon as practicable following the Effective Hire Time, the Sellers shall cause the vested account balances of all Transferred Employees in the Sellers’ 401(k) plans to be distributed in accordance with terms of said plans (treating the Transferred Employees as having severed from employment within the meaning of said plans) and in accordance with Code, and Purchaser shall permit Transferred Employees who are participants in said plans and who are employed by Purchaser or the Transferred Subsidiaries following the Effective Hire Time to rollover such distributions (including outstanding participant loans balances) into Purchaser’s 401(k) plan.
          (g) Workers’ Compensation. Beginning at the Effective Hire Time, all Transferred Employees shall be eligible for coverage under Purchaser’s workers’ compensation insurance, and Purchaser shall be liable for all workers’ compensation claims of the Transferred Employees, other than those for which the Sellers retain responsibility. The Sellers shall remain responsible and retain liability for workers’ compensation claims and all other claims relating to occupational illnesses and injuries that are incurred before the Effective Hire Time, and Purchaser shall use commercially reasonable efforts to assist the Sellers in determining the timing and validity of such claims.
          (h) General Service Crediting. For purposes of eligibility and vesting, but not benefit accruals, under the employee benefit plans, practices or arrangements of Purchaser providing benefits to any Transferred Employees after the Effective Hire Time, each Transferred Employee shall be credited with all years of service for which such Transferred Employee was credited as of the Effective Hire Time under any corresponding employee benefit plans, practices or arrangements of the Sellers or their Affiliates.

          (i) WARN Act. Purchaser agrees to provide any required notice under the Worker Adjustment Retraining and Notification Act of 1988 (the “WARN Act”) and any similar state or non-U.S. statute, and otherwise to comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Business Employees and occurring after the Effective Time and/or any later, applicable Effective Hire Time. RARE agrees to provide, or to cause the other applicable Seller or Transferred Subsidiary to provide, any required notices under the WARN Act, and any similar state or non-U.S. statute, and otherwise to comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Business Employees and occurring at or before the Effective Time and/or any later, applicable Effective Hire Time; provided, however, that if a “plant closing” or “mass layoff” occurs at or before the Effective Time and/or any later, applicable Effective Hire Time because Purchaser has failed to make offers as provided in Sections 6.10(a) and (b) above, Purchaser shall be responsible for providing required notices and making all payments due to such employees subsequent to the Effective Time.
          (j) Employment Agreements with Managing Partners. Purchaser shall use commercially reasonable efforts to enter into, or to cause its designee to enter into, employment agreements with the Business Employees identified in Section 6.10(j) of the Disclosure Schedule (the “Managing Partners”), and RARE shall, and shall cause the other Seller and the Transferred Subsidiaries to, terminate the employment of the Managing Partners immediately prior to the Effective Time under any existing employment agreements between the Managing Partners and the Sellers or Transferred Subsidiaries.
          (k) Payment of Transition Bonuses. RARE shall, or shall cause the other Seller to, pay transition bonuses that the Sellers and Transferred Subsidiaries have agreed to pay to any Transferred Employees as described in Section 6.10(k) of the Disclosure Schedule.
          (l) Ceasing Participation in Seller Employee Benefit Plans; Liability of the Sellers. Except as otherwise provided in this Section 6.10, participation by Transferred Employees in Seller Employee Benefit Plans shall cease at the Effective Hire Time, and the Sellers shall retain all responsibilities, obligations and liabilities under all Seller Employee Benefit Plans and shall take such actions as may be necessary to ensure that none of such responsibilities, obligations or liabilities remain with any of the Transferred Subsidiaries or other assets transferred to Purchaser.
          6.11 Non-Solicitation and Non-Hire.
          (a) Except as otherwise provided in Section 6.10, for a period ending two years after the Closing Date, without Purchaser’s prior consent, RARE shall not, and shall cause its Affiliates, including and the other Seller, not to, directly or indirectly, employ or retain, any individual who was employed as a restaurant manager or higher level manager at the Business within twelve (12) months prior to the date of such employment or retention; provided, however, that RARE and its Affiliates (including the other Seller) shall not be prohibited from employing or retaining persons who respond to a general solicitation or advertisement directed to general applicant pools,
          (b) Except as otherwise provided in Section 6.10, for a period ending two years after the Closing Date, without RARE’s prior consent, Purchaser and its Subsidiaries shall not, directly or indirectly, employ or retain, any individual (other than any Transferred Employee) who was employed as a restaurant manager or higher level manager at any of RARE’s restaurant concepts (other than the Bugaboo Creek Steak House Concept) within twelve (12) months prior to the date of such employment or retention; provided, however, that Purchaser and its Subsidiaries shall not be prohibited from employing or retaining persons who respond to a general solicitation or advertisement directed to general applicant pools.
          (c) From and after the Closing Date, RARE shall not, and shall cause its Affiliates and the other Seller and its Affiliates not to, use in any manner any lists or databases of customers or suppliers (including those relating to any customer loyalty programs) relating exclusively to the Bugaboo Creek Steak House Concept.
          (d) For a period ending two years after the Closing Date, without RARE’s consent, Purchaser shall not employ, retain or obtain services from the parties listed in Section 6.11(d) of the Disclosure Schedule, each of whom provide from time to time services to RARE with respect to its restaurant concepts.
          6.12 Title Insurance; Survey.
     Purchaser shall use commercially reasonable efforts to obtain the following items, to the extent required in connection with the Financings, in form and substance reasonably satisfactory to Purchaser, the Lender and the Sale-Leaseback Buyer, as applicable:
          (a) Title Insurance. At Purchaser’s expense, an ALTA Owner’s Policy of Title Insurance Form B — 1987 with respect to each parcel of the Owned Real Property, issued by a title insurer reasonably satisfactory to Purchaser in such amount as Purchaser reasonably may determine to be the fair market value of such real property (including all improvements located thereon), insuring title to such real property to Purchaser as of the Closing Date. Said title insurance policy shall insure title to the Owned Real Property and all recorded easements benefiting such real property, and include the following endorsements as shall be reasonably required by Purchaser including: (i) comprehensive, (ii) land same as survey, (iii) zoning, (iv) access and (v) separate tax lot (the “Title Insurance Policy”); provided, however, the Sellers shall have no obligation to provide Purchaser or the Title Insurance Company any indemnities, affidavits, certificates or other documentation in order for Purchaser to acquire such Title Insurance Policy other than the closing documents and certificates described in Section 8.02 herein. RARE has previously provided, or within seven (7) days following the date of this Agreement shall provide, Purchaser copies of any existing Title Insurance Policies for the Owned Real Property in the Sellers’ or Transferred Subsidiaries’ possession and control.

          (b) Survey. At Purchaser’s expense, an ALTA Survey ( the “Survey”) with respect to each parcel of the Owned Real Property. Such Survey shall be certified to Purchaser, the Title Insurance Company and the Lender and/or Sale-Leaseback Buyer, prepared by a licensed surveyor and confirmed to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easement, covenants and restrictions, party walls, sidewalks, roadways, utility lines, and other matters customarily shown on such surveys, and showing access affirmatively to public streets and road. RARE has previously provided, or within seven (7) days following the date of this Agreement, shall provide Purchaser copies of any existing Surveys of the Real Property in the Sellers’ possession or control.
          6.13 Restricted Contracts.
          (a) In the event that consents to the transfer or assignment of any Assumed Contracts or Leases listed in Section 1.01(c) of the Disclosure Schedule have not been obtained by the Closing Date (all such Assumed Contracts and Leases collectively referred to herein as the “Restricted Contracts”), RARE shall, and shall cause the other Seller to, use commercially reasonable efforts, and Purchaser shall use commercially reasonable efforts to cooperate with the Sellers, to (i) promptly obtain the consents or waivers necessary to assign the Restricted Contracts to Purchaser, and (ii) convey to Purchaser, the Restricted Contracts for which the Sellers have received the necessary consents or waivers.
          (b) To the extent that the consents or waivers necessary to assign any of the Restricted Contracts are not obtained as of the Closing Date, RARE shall, and shall cause the other Seller to, commencing on the Closing Date and continuing until the date on which the Sellers’ rights in respect of the applicable Restricted Contracts expire, use commercially reasonable efforts to (i) provide to Purchaser the benefits of any such Restricted Contract not assigned due to the applicable Seller’s failure or inability, as the case may be, to obtain such consent or waiver, (ii) cooperate with Purchaser to reach a reasonable and lawful arrangement designed to provide the benefits of each such Restricted Contract to Purchaser during the term of such Restricted Contract and (iii) enforce at the request and expense of Purchaser, or allow Purchaser to enforce, any rights of the applicable Seller under any such Restricted Contract against the other party or parties thereto (including the right to elect to terminate any of the foregoing in accordance with the terms thereof upon the request of Purchaser). Except as set forth above, the Sellers shall have no further duties or obligations with respect to such Restricted Contracts and the failure or inability to obtain any necessary consent or waiver with respect thereto shall not be a breach of this Agreement so long as the Sellers have carried out their obligations under this Section 6.13.
          (c) To the extent that Purchaser is provided the benefits of any Restricted Contract pursuant to clause (b) of this Section 6.13, Purchaser shall perform for the benefit of the other party or parties thereto, the obligations of the applicable Seller thereunder or in connection therewith. If Purchaser shall fail to perform to the extent required herein, the Sellers shall thereafter cease to be obligated under this Section 6.13 to provide Purchaser with any benefits in respect of the Restricted Contract which is the subject of such failure to perform.
     6.14 Real Property Deliverables; Landlord Releases; Subleases of Seller Retained Leases.
          (a) Real Property Deliverables. Prior to the Closing, RARE shall provide copies to Purchaser of all certificates of occupancy and material Permits relating to the Real Property that are in the possession and control of the Sellers and Transferred Subsidiaries.
          (b) Efforts to Obtain Landlord Releases and Consents. The Sellers, the Transferred Subsidiaries and Purchaser shall use commercially reasonable efforts to obtain a consent to assignment or change in control (where such consent is required by the terms of the Real Property Lease) and a Landlord Release with respect to each Real Property Lease listed in Section 6.14(b) of the Disclosure Schedule (the “Release Documents”). Without limiting the forgoing, Purchaser shall (i) actively participate in meetings with the applicable landlords and landlords’ lenders to negotiate the Release Documents for the Real Property Leases, (ii) provide to landlords any information requested with respect to Purchaser’s restaurant operating history and financial statements and (iii) provide guarantees of CB Holding and Charlie Brown’s on terms reasonably satisfactory to Purchaser for any Real Property Leases to which such entity will not be a party, in order to induce landlords to provide Release Documents to the Sellers with respect to any ongoing liability under such Real Property Leases. Not withstanding the forgoing, Purchaser shall be under no obligation to pay any landlord or other third party to obtain such Release Documents. All Real Property Leases for which the Sellers, Transferred Subsidiaries or Purchaser are able to obtain Release Documents prior to Closing shall be either assigned to Purchaser or, if applicable, remain in Holdings or Seekonk, at Purchaser’s option. The Bedford Lease shall be assigned to Purchaser provided that Purchaser is able to demonstrate a sufficient net worth to limit Management’s continuing liability under the Bedford Lease in accordance with the terms of such Real Property Lease. In the event Purchaser is unable to demonstrate a net worth sufficient to satisfy such terms of the Bedford Lease or to obtain Release Documents for the Bedford Lease, Management shall sublease such property as provided in Section 6.14(c).
          (c) Subleases of Retained Leases. If the Sellers and Transferred Subsidiaries are unable to adequately be released from continuing liability under the Bedford Lease or to obtain Release Documents for any Real Property Leases listed in Section 6.14(b) of the Disclosure Schedule (all such Real Property Leases for which Release Documents are not obtained, together with the Bedford Lease if the assignment net worth requirements have not been met under the Bedford Lease and Release Documents have not been obtained with respect thereto, shall be collectively referred to herein as the “Retained Leases”), the Sellers, Transferred Subsidiaries and Purchaser shall use their commercially reasonable efforts to obtain a consent to sublease any Retained Leases to Purchaser.

               (i) In the event that a Transferred Subsidiary is a party to a Retained Lease, RARE shall cause the Transferred Subsidiary to convey such Retained Lease to an Affiliate of the Sellers, to the extent permitted under, and in accordance with, the terms of such Retained Lease. The Sellers or Affiliates of the Sellers, as applicable, shall enter into a sublease agreement with Purchaser with respect to each Retained Lease, for which a consent to sublease has been obtained, in the applicable form attached as Exhibits B1-B10 (each a “Sublease”). Purchaser shall be required to name the Sellers or their Affiliates, as applicable, as the additional insured party for any liability insurance required to be obtained pursuant to a subleased Retained Lease or as reasonably required by the Sellers or their Affiliates.
               (ii) The Lender will be permitted to obtain a lien on the interest of Purchaser in the Sublease and in Purchaser’s personal property, subject to the terms of the Real Property Lease and Sublease. If such Sublease is terminated as a result of an uncured default, Purchaser shall be obligated to assign, or to cause to be assigned, promptly to the applicable Seller or Affiliate of the Sellers its interests in any transferable Liquor Licenses and Permits relating to the Restaurant located at the premises subject to the terminated Sublease, and, subject to the terms of the Retained Lease, shall be required to remove Purchaser’s personal property from the subleased premises during the period provided in the Sublease or applicable Retained Lease or risk forfeiture of such personal property, in order to permit the Sellers or Affiliate of the Sellers to operate a restaurant on such premises with the same scope of Liquor License and Permits as those under which the Purchaser’s restaurant on such site was operated.
               (iii) In the event that Purchaser is able to obtain a Landlord Release with respect to any Retained Lease at the end of the current or permitted renewal term of the Sublease, or at any time prior thereto, the Seller or Affiliate of the Sellers, as applicable, shall assign the Retained Lease to Purchaser, which shall be effective as of the effectiveness of such Landlord Release.
          (d) Excluded Restaurants. In the event the Sellers have not obtained any Release Documents or consents to assign, sublease or effect a change in control, in each case to the extent required under the terms of the applicable Real Property Lease (“Real Property Consents”), with respect to any Real Property Lease by August 31, 2007 (the “Consent Deadline”), this Agreement may be terminated by RARE with respect to the Restaurant located at the premises subject to such Real Property Lease. Within ten (10) business days following the Consent Deadline, RARE shall deliver a notice to Purchaser listing any Restaurants (including the addresses of such Restaurants) with respect to which Real Property Consents have not been obtained and with respect to which RARE desires to terminate this Agreement (the “Non-transferable Excluded Restaurants”). This Agreement shall be terminated with respect to the Non-transferable Excluded Restaurants, and the Purchase Price shall be reduced in an amount equal to the aggregate of those portions of the Purchase Price designated for the Non-transferable Excluded Restaurants in the schedule of values set forth in Section 6.14(d) of the Disclosure Schedule, and thereafter, the Non-transferable Excluded Restaurants and the Assets and Subsidiary Assets related thereto shall be deemed not included in the definition of the “Business,” “Restaurants,” “Assets” or “Subsidiary Assets” for purposes of this Agreement (except for purposes of Section 8.02(r) and the definition of “Material Adverse Effect”). If the Non-transferable Excluded Restaurant is leased by a Transferred Subsidiary, such Transferred Subsidiary shall, prior to Closing, assign such Real Property Lease to an Affiliate of the Transferred Subsidiary. In the event this Agreement is terminated with respect to any Non-transferable Excluded Restaurants as permitted in this Section 6.14(d), and the exclusion of such Non-transferable Excluded Restaurants from this Agreement would result in the inaccuracy of any representation, warranty or other provision in this Agreement absent an update to the Disclosure Schedule or Exhibits to this Agreement, RARE shall have the right to deliver to Purchaser an update to the Sections of the Disclosure Schedule or Exhibits to this Agreement affected by any such termination (a “Termination Supplement”) to reflect changed facts or circumstances directly resulting from such termination within ten (10) business days after the Consent Deadline. Any Termination Supplement shall be deemed to supplement or amend the Disclosure Schedule or Exhibits to this Agreement, as applicable, for the purpose of determining the accuracy of any covenant, representation or warranty made by RARE in this Agreement; provided, however, that if Purchaser objects within ten (10) business days of receiving such Termination Supplement and the exclusion of the Non-transferable Excluded Restaurants to which such Termination Supplement relates, individually or in the aggregate with any prior Termination Supplements, would reasonably be expected to have a Material Adverse Effect on the Business, Purchaser shall have a right to terminate this Agreement. In no event shall RARE be deemed to have breached any representations, warranties or covenants hereunder as a result of any changes in a condition, event, fact or circumstance disclosed in the Disclosure Schedule or Exhibits to this Agreement as a result of the termination of this Agreement with respect to any Non-transferable Excluded Restaurant pursuant to this Section 6.14(d).
          (e) On or prior to the Closing Date, the Sellers and Transferred Subsidiaries shall have ceased to operate as Bugaboo Creek Steak House Restaurants (i) the Closed Restaurants and (ii) any Excluded Restaurants, and the Sellers and their Affiliates shall not operate any restaurants as Bugaboo Creek Steak House Restaurants following the Closing Date.
          6.15 Environmental Site Assessments.
          (a) Assessment. Purchaser shall have the right, at Purchaser’s sole cost and expense, within the fifty (50) days following the date of this Agreement to have a professional, qualified, national environmental consulting firm reasonably acceptable to RARE (“Consultant”) conduct Phase I Environmental Site Assessments (“ESAs”) and limited compliance reviews (collectively with the ESAs referred to as “ESALCRs”) at each Restaurant. RARE agrees to provide reasonable assistance and cooperation in connection with the ESALCRs, including without limitation, providing reasonable access to the Real Property and the appropriate employees and records of RARE and its Subsidiaries. The ESAs obtained shall be performed in accordance with the ASTM Standard 1527-05, and the ESALCRs shall identify any Recognized Environmental Conditions, as that term is defined in ASTM Standard 1527-05. At RARE’s request, Purchaser shall provide RARE with copies of all reports of ESALCRs conducted by or on behalf of Purchaser together with Consultant’s consent for RARE to rely upon such reports.
          (b) Leased Real Property and Off-Site Releases. For (i) Recognized Environmental Conditions and non-compliance issues identified in the ESACLRs for Restaurants located on Leased Real Property, as well as (ii) non-compliance issues or Recognized Environmental Conditions identified in the ESACLRs for Restaurants located on Owned Real Property, which Recognized Environmental Conditions are related to a Release originating at a location other than the Owned Real Property (an “Off-Site Release”), Consultant shall make a reasonable estimate of the cost of actions (including without limitation investigations, response actions, and monitoring) necessary in the Consultant’s professional judgment (i) to cure any non-compliance issues, and (ii) to address any Recognized Environmental Conditions, in a manner which would comply with any requirements of Purchaser under Environmental Laws, including without limitation any soil, groundwater or vapor intrusion remediation standards, considered by the Consultant to be potentially applicable to the current use of the respective sites and which would reasonably be expected to result in issuance of a no further action or equivalent determination with respect to the respective Recognized Environmental Conditions pursuant to any applicable Environmental Laws by Governmental Entities with jurisdiction over the respective sites. In the event that the ESALCRs identify Recognized Environmental Conditions or non-compliance issues for which Consultant provides cost estimates herein, Purchaser and RARE shall agree upon the reasonable cost of such actions or, if they are unable to agree upon such reasonable costs with the participation of their respective environmental consultants, a third, independent environmental consultant shall be jointly retained (the cost of which will be split equally by Purchaser and RARE) and the reasonable cost of such actions shall be determined within the range of costs estimated by Consultant and RARE’s environmental consultant by such third consultant. The agreed-upon cost determined under this Section 6.15(b) shall be considered the “Corrective Action Cost Amount.”
          (c) On-Site Conditions. If the ESACLRs for any of the Restaurants located on Owned Real Property identify any Recognized Environmental Conditions other than Off-Site Releases, Purchaser may, at its sole cost and expense, perform a Phase II site investigation if such Recognized Environmental Conditions are related to the historical presence at such Restaurant of any of the following: underground storage tanks; aboveground storage tanks; gasoline filling stations; waste treatment, storage, or disposal facilities; dry cleaning operations; vehicle repair or maintenance operations; other industrial machine or maintenance operations; plating and printing operations; or any use which would reasonably be expected to have Released or threatened the Release of any chlorinated solvents at such Owned Real Property (such conditions hereinafter defined as “On-Site Conditions”). The Phase II Site Investigation shall be targeted to reasonably investigate only the presence and extent of any On-Site Condition, and shall exclude to the extent possible any investigation of other Recognized Environmental Conditions or other environmental conditions at such Restaurant. For any Phase II site investigation performed at a Restaurant under this Section 6.15(c), Consultant shall prepare a proposal describing the scope and procedure of its proposed Phase II investigation (the “Phase II Work”), which shall be provided to RARE for its review and approval (such approval not to be unreasonably delayed or withheld) not less than seven (7) days before the work is scheduled to commence. Following such approval, RARE shall grant a limited right of access to the Owned Real Property to allow Purchaser and Consultant to perform the Phase II Work. Purchaser and Consultant shall use commercially reasonable efforts to avoid interference with RARE’s use and operation of the Owned Real Property during the performance of the Phase II Work. While performing any Phase II Work, Purchaser and Consultant shall at all times act in a reasonably diligent, expeditious and workmanlike manner and in accordance with all applicable Laws, including but not limited to Environmental Laws, and any written directives provided by any Governmental Entity with jurisdiction over the matter. Purchaser shall cause Consultant or any contractors or other Persons entering any Owned Real Property pursuant to this right of access to procure and maintain in full force and effect commercial general liability insurance (covering claims for bodily injury and property damage), worker’s compensation insurance and professional liability insurance against claims for personal injury, death or property damage occurring upon, in or about the Owned Real Property at issue, such insurance to afford protection to the limit of not less than $1,000,000 for injury or death of a single person, and to the limit of not less than $1,000,000 for any one occurrence, and to the limit of not less than $1,000,000 for property damage, with such deductibles as are commercially reasonable. The general liability insurance policy shall name RARE as an additional insured and the Owned Real Property at issue as an insured property and shall provide that the policy may not be canceled or modified without seven (7) days prior written notice to RARE. Upon request of RARE, Consultant shall provide RARE with certificates of such insurance to evidence that such insurance is in force. RARE, its agents, and its consultant shall have the right to attend all Phase II Work at its sole cost and expense, to obtain split samples of any samples taken during the Phase II Work, and to obtain copies and rely upon all final reports and other documentation included or relied upon as part of the Phase II Work.
          (d) Determination of On-Site Estimate; RARE Election Regarding On-Site Conditions. Upon completing the Phase II Work, Consultant shall make an estimate of the cost of actions Purchaser would reasonably be required to perform under applicable Environmental Laws with respect to the On-Site Conditions. Purchaser and RARE shall agree upon the reasonable costs of such actions or, if they are unable to agree upon such reasonable costs with the participation of their respective environmental consultants, a third, independent environmental consultant shall be jointly retained (the cost of which will be split equally by Purchaser and RARE) and the reasonable costs of such required actions shall be determined within the range of cost estimated by the Consultant and RARE’s environmental consultant by such third consultant. The agreed upon costs determined under this Section 6.15(d) shall be considered the “On-Site Estimate.” Upon receipt of the On-Site Estimate, RARE may, in its sole discretion, (1) agree to reduce the Purchase Price by the On-Site Estimate; (2) agree to indemnify Purchaser as provided in Section 6.15A(b); (3) elect to terminate this Agreement with respect to one or more Restaurants located at the applicable Owned Real Properties and reduce the Purchase Price in an amount equal to that portion of the Purchase Price designated for such Restaurants in the schedule of values set forth in Section 6.14(d) of the Disclosure Schedule and elect the action described in clauses (1) or (2) above with respect to the remaining Restaurants located on Owned Real Property; or (4) notify Purchaser that RARE elects to do none of (1) through (3). In the event that RARE does not elect any of options (1) through (3) of this Section 6.15(c), the condition to Purchaser’s obligation to close set forth in Section 8.02(p) shall not have been satisfied.
          (e) RARE Election Regarding Recognized Environmental Conditions or Non-compliance Issues at Leased Real Property and On-Site Conditions. Upon determining the Corrective Action Cost Amount (if any), RARE may, in its sole discretion, (1) agree to reduce the Purchase Price for the Assets by the Corrective Action Cost Amount; (2) agree to indemnify Purchaser as provided in Sections 6.15A(a); (3) elect to terminate this Agreement with respect to one or more Restaurants and reduce the Purchase Price in an amount equal to that portion of the Purchase Price designated for such Restaurants in the schedule of values set forth in Section 6.14(d) of the Disclosure Schedule and elect the action described in clauses (1) or (2) above with respect to the remaining Restaurants located on Leased Real Property or Owned Real Property and not covered by Section 6.15(c); or (4) notify Purchaser that RARE elects to do none of (1) through (3). In the event that RARE does not elect any of options (1) through (3) of this Section 6.15(e), the condition to Purchaser’s obligation to close set forth in Section 8.02(p) shall not have been satisfied.
          (f) Release. In the event that RARE elects any of options (1) through (3) of Sections 6.15(d) or (e) of this Agreement, or if there is no Recognized Environmental Condition or non-compliance issue identified in the report of ESALCRs for a Restaurant, all obligations of RARE to the Purchaser with respect to any and all environmental conditions at such Restaurant and Real Property, whether known or unknown at Closing, shall be satisfied, and, at Closing, Purchaser shall give the Sellers an appropriate release and covenant not to sue with respect to all environmental conditions at such Restaurant and Real Property, conditioned only upon RARE’s performance of any indemnification obligations undertaken by RARE pursuant to Sections 6.15A(a) and (b) and Article X solely with respect to Seller’s indemnification under Section 10.01(c) for breach of the warranties and representations contained in Section 4.16 of this Agreement.
          (g) Disclosure Schedule Update. In the event this Agreement is terminated with respect to any Restaurant pursuant to Sections 6.15(d) or (e), and the exclusion of such Restaurant from this Agreement would result in the inaccuracy of any representation, warranty or other provision in this Agreement absent an update to the Disclosure Schedule or Exhibits to this Agreement, RARE shall have the right to deliver to Purchaser a Termination Supplement to reflect changed facts or circumstances directly resulting from such termination within ten (10) business days after receipt of the applicable notice of termination from RARE. Any such Termination Supplement shall be deemed to supplement or amend the Disclosure Schedule or Exhibits to this Agreement, as applicable, for the purpose of determining the accuracy of any covenant, representation or warranty made by RARE in this Agreement; provided, however, that if Purchaser objects within ten (10) business days of receiving such Termination Supplement and the termination of the Agreement with respect to such Restaurant, individually or in the aggregate with any prior Termination Supplement, would reasonably be expected to have a Material Adverse Effect on the Business, Purchaser shall have a right to terminate this Agreement. In no event shall RARE be deemed to have breached any representations, warranties or covenants hereunder as a result of any changes in a condition, event, fact or circumstance disclosed in the Disclosure Schedule or Exhibits to this Agreement as a result of a casualty or condemnation.
     6.15A Environmental Indemnification by RARE.
     (a) Environmental Claims Indemnity. In the event that RARE elects to indemnify Purchaser as contemplated by Section 6.15(e), subject to the limitations set forth in Section 6.15A(e), RARE shall indemnify, defend and hold harmless Purchaser and its officers, directors, members and shareholders from and against all Losses incurred by any of them arising out of any claim required under Environmental Laws by a Governmental Entity or other Person with respect to Recognized Environmental Conditions and non-compliance issues described in Section 6.15(b) (“Environmental Claims”).
     (b) Certain Clean-Up Costs Indemnity. In the event that RARE elects to indemnify Purchaser as contemplated by Section 6.15(d) subject to the limitations set forth in Section 6.15A(e), RARE shall indemnify Purchaser and its officers, directors, members and shareholders from and against all actual costs reasonably incurred by Purchaser to perform actions required under Environmental Laws with respect to the On-Site Conditions applicable to the existing use of any Real Property involved, using cost-effective remedial approaches, in each case to the extent permitted by applicable Environmental Laws, and as necessary to secure a no further action or equivalent determination from the Governmental Entities with jurisdiction over the On-Site Conditions (“Corrective Action Costs”).
     (c) Procedures for Environmental Claims. If any indemnified party receives written notice of the commencement of any action or proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment of or which indemnity may be sought under Section 6.15A(a) (a “Third Party Environmental Claim”) and such indemnified party intends to seek indemnity pursuant to Section 6.15A(a), such indemnified party shall promptly provide RARE with notice of such Third Party Environmental Claim (provided that any delay in providing such notice shall not affect the indemnification obligations of RARE pursuant to Section 6.15A(a), except to the extent RARE demonstrates that such delay prejudiced RARE’s ability to successfully defend the matter giving rise to the claim). RARE shall, upon acknowledgment of its obligation to indemnify the indemnified party, be entitled to participate in or, at its option, assume the defense or settlement of such Third Party Environmental Claim. The defense or settlement shall be conducted through counsel selected by RARE in connection therewith. RARE shall not settle any Third Party Environmental Claim without the indemnified party’s prior written consent, which consent shall not be unreasonably conditioned, delayed or withheld; provided that if such a settlement is solely for monetary relief to be paid in full by Sellers, no consent of any indemnified party shall be required. In the event that a Third Party Environmental Claim results in remedial actions indemnified by RARE under this Section 6.15A, Purchaser shall employ cost-effective remedial measures consistent with the current use of the Real Property at issue, in each case to the extent permitted by Environmental Law.
     (d) Procedures for Corrective Actions Claims. If an indemnified party determines that it is entitled to indemnification under Section 6.15A(b) (a “Corrective Action Claim”), the indemnified party shall promptly provide RARE with notice of such Corrective Action Claim, which notice shall set forth (1) a good faith current estimate of the Corrective Action Costs, (2) the name and contact information of the the environmental consultant that the Purchaser proposes to engage to conduct the Corrective Action, (3) a reasonably detailed description of the work to be performed by such consultant and (4) the timetable within which such work is to be completed. Until the fifth anniversary of the Closing Date, the Purchaser shall promptly provide RARE with copies of all invoices and related supporting documentation that the Purchaser receives from such consultant, together with reasonably satisfactory evidence of payment of such invoice by the Purchaser. Within fifteen (15) business days after RARE’s receipt of such documentation and evidence, RARE shall reimburse Purchaser for all Corrective Action Costs reflected thereon.
     (e) Limitations on Environmental Indemnification. Notwithstanding the foregoing provisions of this Section 6.15A:
     (i) RARE shall not be responsible for any indemnifiable Losses with respect to any Environmental Claim made after the fifth (5th) anniversary of the Closing Date or for any Corrective Action Costs incurred after the fifth (5th) anniversary of the Closing Date;
     (ii) In the event that RARE elects to indemnify Purchaser under Sections 6.15A(a) or (b) of this Agreement, Purchaser expressly grants to RARE a right of subrogation to any actions, claims, indemnities, or other rights it may have against any other Person related to the covered On-Site Conditions, Recognized Environmental Conditions, or non-compliance issues, to the same extent RARE indemnifies Purchaser hereunder.
     (iii) In the event that RARE elects to indemnify Purchaser under Section 6.15A(a) of this Agreement, Seller shall not be required to indemnify Purchaser for any Losses to the extent Seller shows they are attributable to any subsurface investigation of any environmental condition, including but not limited to sampling, testing, or analysis of soil, surface water or groundwater, at, on, under, in, or near any Restaurant covered by such indemnity, except for any subsurface investigation which is (i) required by a Governmental Entity or otherwise required under applicable Environmental Laws; (ii) reasonably necessary for the construction, expansion, demolition, repair or maintenance by or on behalf of Purchaser of any structures or operations at any Restaurant; or (iii) reasonably necessary to respond to any emergency or imminent hazard.

     (iv) In the event that RARE elects to indemnify Purchaser under Sections 6.15A(a) or (b) of this Agreement, Seller shall not be required to indemnify Purchaser for any Losses or costs to the extent they are attributable to the disclosure by Purchaser of environmental conditions or non-compliance issues to any Governmental Entity or other third party asserting the claim subject to indemnity, unless such disclosure (a) was made pursuant to any Law, including without limitation any Environmental Law, or (b) was made in connection with the financing of the Business or Real Property, provided that such disclosure must be made on a confidential basis, and any subsequent disclosure of such information by the financing party to which the disclosure was made to any other Person shall constitute a violation of this Section 6.15A(e)(iv) as if the disclosure was made by Purchaser.
     6.16 Restaurant Dining Cards.
     From and after the Closing Date, Purchaser shall not be obligated to honor any cards provided by the Sellers or Transferred Subsidiaries to Business Employees or other employees of the Sellers or Transferred Subsidiaries, or their Affiliates, prior to the Closing Date for use in dining at the Restaurants.
     6.17 Debt Pay-Off; Release of Guarantees.
     At or prior to the Closing, (i) the Sellers shall have repaid in full, including any accrued interest and penalties, or shall have assumed in full (A) all indebtedness for borrowed money of the Transferred Subsidiaries and (B) all indebtedness of the Transferred Subsidiaries to any Seller or any Affiliate of any Seller, and (ii) the Transferred Subsidiaries shall have been released from all guarantees of indebtedness of any Seller or any Affiliate of any Seller, in each case pursuant to arrangements in form and substance satisfactory to Purchaser and shall have delivered evidence thereof satisfactory to the Purchaser. No Subsidiary Assets shall be utilized to affect such repayment.
     6.18 Inventory.
     Purchaser shall purchase, pay for and be entitled to receive all Inventory held by U.S. Foodservice, Inc. on the Closing Date, which Inventory bears any Bugaboo Creek Steak House intellectual property or is otherwise held for distribution exclusively to Bugaboo Creek Steak House restaurants and has been acquired by U.S. Foodservice, Inc. in the ordinary course of business.
     6.19 Change of Corporate Names.
     Promptly (but in any event within five (5) business days) following the Closing, RARE shall cause each of its Affiliates to, change its corporate name (to the extent necessary) to a name that does not include the words “Bugaboo Creek” or any other trade name currently used by the Business.

     6.20 Closing Balance Sheet.
     Promptly (but in any event within thirty (30) days) following the Closing, RARE shall deliver to Purchaser a balance sheet of the Business as of the Closing Date, which balance sheet shall be prepared in good faith on the same basis as the Financial Reports.
     6.21 Subsidiary Assets.
     Prior to the Closing, the Transferred Subsidiaries shall use commercially reasonable efforts to transfer, assign, dividend or distribute to the Sellers or their Affiliates all of their properties and assets that do not constitute Subsidiary Assets and the transferees thereof shall assume all liabilities and obligations with respect to such properties and assets (including any transfer Taxes related to such transfers).
     At any time prior to Closing, RARE may, in its sole discretion, cause to be transferred or contributed to a Transferred Subsidiary all or any portion of the Assets (other than the Stock) held by Management; provided that (i) if any assets or property included in the Assets and used exclusively in connection with an individual Restaurant are transferred, then all assets and property used exclusively in connection with such Restaurant shall be transferred and (ii) no Asset shall be transferred to a Transferred Subsidiary if such transfer would reasonably be expected to have a material adverse impact (including with respect to any material delays that it may cause) on Purchaser’s ability to obtain a related Liquor License. If RARE elects to cause Management to make any such transfer or contribution, RARE shall promptly (and, in any case, no less than five (5) business days prior to the Closing Date) notify Purchaser of the Assets that are the subject of such transfer or contribution (such notice to become irrevocable five (5) business days prior to Closing). If RARE causes Management to transfer any Assets pursuant to this Section 6.21, RARE shall be responsible for all transfer Taxes resulting from such transfers.
     6.22 Post-Closing Cooperation; Retransfer.
     The Parties acknowledge that prior to the Closing, the Sellers and their Affiliates will transfer out of the Transferred Subsidiaries certain assets that are not Subsidiary Assets. Following the Closing Date, in the event that Purchaser or RARE identifies any asset or other right that (x)(a) was transferred to Purchaser pursuant to this Agreement but that does not constitute an Asset or (b) was held by a Transferred Subsidiary at Closing but that does not constitute a Subsidiary Asset or (y) (a) was not transferred to Purchaser pursuant to this Agreement but constitutes an Asset or (b) was not held by a Transferred Subsidiary at Closing but that does constitute a Subsidiary Asset, Purchaser or RARE, as the case may be, shall and shall cause each of its Affiliates and Subsidiaries, to the extent applicable, to execute agreements to transfer any and all rights in such assets or other rights to the Sellers or their Affiliates or Purchaser or its Affiliates, as the case may be, for no consideration and take such further actions and execute such further documents as may be necessary or reasonably requested by RARE or Purchaser, as the case may be, in order to effectuate such transfer and to provide RARE or Purchaser, as the case may be, with the benefits of such assets or rights. RARE agrees to pay all reasonable expenses of the transfer of such assets either to or from the Sellers or their Affiliates in accordance with this Section 6.22.
     6.23 Potential Employee Transition Services.
     If, at least fifteen (15) days prior to the Closing Date, Purchaser shall request RARE to provide the services of the Business Employees to Purchaser as leased employees for up to thirty (30) days following the Closing Date, RARE agrees to negotiate with Purchaser with the purpose of reaching a reasonable agreement (including any necessary amendments to this Agreement) to provide for RARE’s continuing to employ such persons and to lease such employees to Purchaser for up to thirty (30) days following the Closing Date, including a leased employee agreement with respect to so leasing such employees on terms that would, among other terms, fully compensate RARE for its costs and expenses in connection with providing such leased employees and fully indemnify RARE for any liabilities incurred in connection with providing such leased employees; provided, however, that unless and until such a written definitive amendment to this Agreement and/or written definitive leased employee agreement on terms mutually acceptable to the parties shall be agreed to and executed by the parties hereto, the provisions of this Agreement shall remain unchanged and RARE shall have no obligation to lease any employees to Purchaser prior to or after Closing Date.
ARTICLE VII
CASUALTY AND CONDEMNATION
          7.01 Casualty.
          (a) Until the Closing, RARE shall maintain the same or substantially the same (the definition of “substantially” herein meaning no material change in coverage) casualty insurance coverage for the Real Property as is currently carried by RARE. If prior to the Closing Date any portion of any of the improvements located on any Owned Real Property or any Leased Real Property is damaged or destroyed by fire or other casualty, then RARE shall (i) promptly deliver written notice to Purchaser of the occurrence of such casualty (and of any action by the landlord pursuant to clause (x) of the following sentence) and (ii) commence, or cause the other Seller or applicable Transferred Subsidiary, as applicable, to commence, repairs and protections required under applicable insurance policies and land use requirements to safeguard the property in question. If, as a result of such damage or destruction to Leased Real Property (but not Owned Real Property), (x) the landlord under such Real Property Lease has the right to terminate such Real Property Lease as a result of such damage, destruction or other casualty and, in fact, terminates such Real Property Lease within the time in which it may do so, (y) the applicable Seller or Transferred Subsidiary party to such Real Property Lease has a right to terminate such Real Property Lease and Purchaser notifies RARE that it elects to have that termination right exercised which notice is received by RARE in reasonably sufficient time to allow the applicable Seller or Transferred Subsidiary to exercise such right, or (z) the damage to such Leased Real Property is of a substantial nature that cannot reasonably be expected to be repaired within five (5) months, then Purchaser may elect to terminate this Agreement as to the real property subject to such Real Property Lease only by the provision of written notice to RARE (the “Casualty Termination Notice”). The Casualty Termination Notice shall be provided to RARE (i) in the case of (x) and (z), within ten (10) business days after the later of Purchaser’s receipt of RARE’s notice of the occurrence of such casualty and Purchaser’s receipt of notice of the landlord’s exercise of its right to terminate or (ii) in the case of (y), on the date Purchaser notifies RARE that it elects to have any Seller’s or Transferred Subsidiary’s termination right under a Real Property Lease exercised. In the case of termination of this Agreement by Purchaser as to any property subject to a casualty loss in accordance with the foregoing provisions, the Purchase Price shall be reduced in an amount equal to that portion of the Purchase Price designated for such property in the schedule of values set forth in Section 6.14(d) of the Disclosure Schedule, and such property and any insurance proceeds or other rights related thereto shall be deemed Excluded Assets and shall be deemed not included in the definition of the “Business” for purposes of this Agreement (except for purposes of Section 8.02(q) and the definition of “Material Adverse Effect”). In any case, except as set forth in this Section 7.01, the Sellers and Transferred Subsidiaries shall have no obligation to repair or restore any property suffering casualty damage or loss prior to Closing.
          (b) Except as otherwise provided in clause (a) above, if such damage or destruction is to Owned Real Property or to Leased Real Property and the related Real Property Lease is not terminated by the landlord or the applicable Seller or Transferred Subsidiary, at the direction of the Purchaser, then Purchaser shall have no right to terminate this Agreement as to the property subject to such casualty. With respect to any Real Property that (i) has suffered a casualty prior to Closing, which casualty has not been repaired prior to Closing and (ii) is not removed from the transaction pursuant to Section 7.01(a) above, RARE shall maintain the same or substantially the same (the definition of “substantially” herein meaning no material change in coverage) casualty (including business interruption) insurance as is then carried by RARE immediately prior to the casualty with respect to such Restaurant until such Restaurant has reopened for business. With respect to such a Restaurant, RARE shall take commercially reasonable efforts to preserve rights RARE may have to proceeds under such casualty (including business interruption) insurance policies following a casualty to any such Restaurant so as to allow any proceeds collectible under such policies to be continued to be paid by the applicable insurer to RARE as if RARE continued to operate such Restaurant until the Restaurant has reopened for business. Purchaser shall cooperate with RARE in the filing and adjustment of insurance claims with respect to such Real Property by providing such information and taking such other actions as RARE’s insurance carrier or RARE may reasonably request. Following the casualty and prior to Closing, the applicable Seller or Transferred Subsidiary will promptly proceed with the repair of the damaged Restaurant pursuant to Contracts entered into by the applicable Seller or Transferred Subsidiary so as to complete the repair or reconstruction of, and reopen, the Restaurant for business as soon as practicable; provided, that Sellers and Transferred Subsidiaries shall not enter into a

Contract requiring expenditures or obligations (together with any other such expenditures or obligations by the Sellers or Transferred Subsidiaries) in excess of $200,000 in the aggregate or expend insurance proceeds or other amounts (together with any other such expenditures by the Sellers or Transferred Subsidiaries) in excess of $200,000 in the aggregate with respect to such Real Property without the prior written consent of Purchaser (such consent not to be unreasonably conditioned, withheld or delayed). To the extent that such repair or reconstruction is not completed at Closing, the applicable Seller or Transferred Subsidiary shall assign to Purchaser and Purchaser shall assume as Assumed Liabilities, all Contracts entered into pursuant to the preceding sentence to which such applicable Seller or Transferred Subsidiary shall be party with respect to the repair or reconstruction of such Real Property. Following the Closing, Purchaser shall promptly proceed with the repair or reconstruction of the damaged Restaurant pursuant to any Contracts entered into by the applicable Seller or Transferred Subsidiary prior to Closing or other Contracts entered into by Purchaser so as to complete the repair or reconstruction of, and reopen, the Restaurant for business as soon as practicable. RARE agrees to pay to Purchaser an amount equal to the business interruption insurance proceeds that RARE would have been entitled to receive with respect to such Restaurant as a result of the casualty for the period after the Closing Date that the Restaurant is closed as a result of the casualty had RARE (x) continued to own such Restaurant following the Closing and (y) continued the insurance policies that were in effect immediately prior to the Closing Date. To the extent that Purchaser does not complete the repair or reconstruction and reopening of the Restaurant for business within the time limits required by RARE’s insurance coverage as in effect immediately prior to the Closing Date with respect to such Restaurant, or in the event that Purchaser’s actions with respect to the repair, reconstruction or reopening of the Restaurant or other actions taken by Purchaser cause the diminution or termination of insurance proceeds payable to RARE or the term for which proceeds are payable to RARE, RARE’s obligations with respect to payments to Purchaser required pursuant to the preceding sentence shall be accordingly diminished or terminated in an amount equal to the amount that insurance proceeds payable to RARE would have been diminished or terminated if the conditions in clauses (x) and (y) of the preceding sentence were satisfied and RARE had failed to complete the repair, reconstruction or reopening within such time periods or RARE had taken such actions. RARE agrees to pay to Purchaser a portion of the deductible with respect to a casualty claim equal to the total amount of the applicable deductible multiplied by a fraction, the numerator of which is the total amount of the claim (without reduction for any deductible amount) for both casualty and business interruption losses but excluding the portion of the claim attributable to business interruption losses for business interruption from the date of the casualty to the date of Closing, and the denominator of which is the total amount of the claim (without reduction for any deductible amount) for both casualty and business interruption losses. RARE agrees to pay to Purchaser all insurance proceeds received by RARE for casualty to the Real Property, to the extent that such insurance proceeds have not been expended by the applicable Seller or Transferred Subsidiary in the repair or reconstruction of the Real Property. Purchaser shall bear all expenses related to the ownership and operation of the Real Property from and after the Closing.

          7.02 Condemnation.
          (a) If prior to the Closing Date there shall be commenced or instituted against any Owned Real Property or Leased Real Property any eminent domain or similar condemnation action or proceedings, RARE shall promptly give written notice of same (and of any action by the landlord pursuant to clause (x) of the following sentence) to Purchaser. If, as a result of such proceeding against Leased Real Property (but not Owned Real Property), (x) the landlord under such Real Property Lease has the right to terminate such Real Property Lease as a result of such action or proceeding and, in fact, terminates such Real Property Lease within the time in which it may do so, or (y) the applicable Seller or Transferred Subsidiary party to such Real Property Lease has a right to terminate the Lease and Purchaser notifies RARE that it elects to have that termination right exercised, which notice is received by RARE in reasonably sufficient time to allow the applicable Seller or the applicable Transferred Subsidiary to exercise such right, or (z) if the impact of such action or proceeding on the Real Property is of a nature that substantially impairs the value of the affected Owned Real Property or Real Property Lease, but does not give rise to a right of either party to the affected Real Property Lease to terminate such Real Property Lease and Purchaser and RARE do not reach agreement as contemplated in Section 7.02(c) as to the diminution in the value of such Owned Real Property or Real Property Lease, then Purchaser shall have the right to terminate this Agreement as to the property in question by the provision of written notice to RARE (the “Condemnation Termination Notice”). The Condemnation Termination Notice shall be delivered to RARE (i) in the case of (x) within ten (10) business days after the later of Purchaser’s receipt of RARE’s notice of such proceeding and Purchaser’s receipt of notice of the landlord’s exercise of its right to terminate, (ii) in the case of (y), on the date Purchaser notifies RARE that it elects to have a Seller’s or Transferred Subsidiary’s termination right under a Real Property Lease exercised, or (iii) in the case of (z), within ten (10) business days after Purchaser’s receipt of RARE’s notice of such proceeding in the event that Purchaser and RARE have not agreed upon the amount of the diminution in value of the affected Owned Real Property or Real Property Lease. In the event that the impact of such action or proceeding on the Real Property is of a nature that substantially impairs the value of the affected Owned Real Property or Real Property Lease, but does not give rise to a right of either party to the affected Real Property Lease to terminate such Real Property Lease and Purchaser and RARE do not reach agreement as contemplated in Section 7.02(c) as to the diminution in the value of such Owned Real Property or Real Property Lease, RARE shall have the right to terminate this Agreement as to the property in question by provision of written notice to Purchaser, which notice shall also be considered a Condemnation Termination Notice. In the event Purchaser or RARE terminates this Agreement as to the property subject to such proceeding, then the Purchase Price shall be reduced in an amount equal to that portion of the Purchase Price designated for such property in the schedule of values set forth in Section 6.14(d) of the Disclosure Schedule, and such property and any condemnation proceeds or other rights related thereto shall be deemed Excluded Assets and shall be deemed not included in the definition of the “Business” for purposes of this Agreement (except for purposes of Section 8.02(q) and the definition of “Material Adverse Effect”). In any case, the Sellers shall have no obligation to repair, restore or replace any property subject to any eminent domain or condemnation action or proceeding.

          (b) If such eminent domain or condemnation proceeding is with respect to Owned Real Property or to Leased Real Property and the related Real Property Lease is not terminated by the landlord, then Purchaser shall have no right to terminate this Agreement on account thereof except as otherwise provided in Section 7.02(a)(y) and (z) and RARE shall have no right to terminate this Agreement on account thereof except as otherwise provided in Section 7.02. In the event that this Agreement is not terminated with respect to any Owned Real Property or Leased Real Property subject to eminent domain or condemnation proceedings, at the Closing (i) the conveyance of the property in question shall be less such portion of the property so taken by or subject to such proceeding without adjustment of the Purchase Price, and RARE shall, or shall cause the applicable Seller or Transferred Subsidiary to, assign to Purchaser all of the Sellers’ or Transferred Subsidiary’s right, title and interest in any award payable, and pay to Purchaser all such awards previously paid, on account of such proceeding to the extent that such award payable has not been expended by the Seller or Transferred Subsidiary in the repair or reconstruction of such property and (ii) the applicable Seller or Transferred Subsidiary shall assign to Purchaser and Purchaser shall assume as Assumed Liabilities, all Contracts to which such Seller or Transferred Subsidiary shall be party with respect to any repair or reconstruction of such property; provided that no Seller or Transferred Subsidiary shall enter into a Contract requiring expenditures or obligations (together with any other such expenditures or obligations by the Sellers and Transferred Subsidiaries) in excess of $100,000 in the aggregate or expend insurance proceeds or other amounts (together with any other such expenditures by the Sellers and Transferred Subsidiaries) in excess of $100,000 in the aggregate with respect to such Real Property without the prior written consent of Purchaser (such consent not to be unreasonably conditioned, withheld or delayed).
          (c) In the event that there shall be commenced or instituted any such eminent domain or condemnation proceeding and the impact of such action or proceeding on the Owned Real Property or Real Property Lease affected is of a nature that substantially impairs the value of such Owned Real Property or Real Property Lease, Purchaser and RARE shall promptly following RARE’s notice of such proceeding to Purchaser obtain and provide to the other an estimate of the diminution in the value of the Owned Real Property or Real Property Lease and negotiate in good faith to agree upon the dollar amount of such diminution in value. Matters which may be considered in such valuation include, without limitation, loss or restriction of access or of parking spaces servicing the site and loss of space for dining or for kitchen and other supporting areas. In the event that the parties reach an agreement on such diminution in value, the Purchase Price will be reduced by such agreed amount and the condemnation proceeds shall be deemed Excluded Assets.
          7.03 Supplemental Casualty and Condemnation Disclosures.
     In the event this Agreement is terminated as to any property subject to a casualty loss or condemnation proceeding, as permitted pursuant to Sections 7.01 and 7.02, and the exclusion of such property from this Agreement would result in the inaccuracy of any representation, warranty or other provision in this Agreement absent an update to the

Disclosure Schedule or Exhibits to this Agreement, RARE shall have the right to deliver to Purchaser a Termination Supplement to reflect changed facts or circumstances directly resulting from such termination within ten (10) business days after receipt of the applicable Casualty Termination Notice or Condemnation Termination Notice (or the date of delivery of the applicable Condemnation Termination Notice in the event that RARE delivers such notice). Any such Termination Supplement shall be deemed to supplement or amend the Disclosure Schedule or Exhibits to this Agreement, as applicable, for the purpose of determining the accuracy of any covenant, representation or warranty made by RARE in this Agreement; provided, however, that if Purchaser objects within ten (10) business days of receiving such Termination Supplement and the casualty or condemnation to which such Termination Supplement relates, individually or in the aggregate with any prior Termination Supplement, would reasonably be expected to have a Material Adverse Effect, Purchaser shall have a right to terminate this Agreement. In no event shall RARE be deemed to have breached any representations, warranties or covenants hereunder as a result of any changes in a condition, event, fact or circumstance disclosed in the Disclosure Schedule or Exhibits to this Agreement as a result of a casualty or condemnation for which the subject property is removed from the transaction.
ARTICLE VIII
CONDITIONS TO CLOSING
          8.01 Conditions to Obligations of the Parties.
     The obligation of each Party to consummate the transactions to be performed by such Party in connection with the Closing is subject to satisfaction of the following conditions:
          (a) Governmental Approvals. The Parties shall have received all authorizations, consents, and approvals of Governmental Entities referred to in Section 6.03 and 6.09.
          (b) No Injunctions or Restraints. There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing the consummation of any of the transactions contemplated by this Agreement.
     8.02 Conditions to Purchaser’s Obligations to Close.
     The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to satisfaction of the following conditions:
          (a) Representations and Warranties. The representations and warranties set forth in Article IV above, except to the extent that they expressly relate to an earlier date, shall be true and correct at and as of the Closing Date, except for such failures of representations and warranties to be true and correct (without giving effect to any materiality or Material Adverse Effect qualification) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business.

RARE shall have delivered to Purchaser an officer’s certificate, in form and substance reasonably satisfactory to Purchaser and its counsel, to the effect of the matters stated in Sections 8.02(a) and 8.02(b).
          (b) Covenants. RARE shall have, or shall have caused the other Sellers and the Transferred Subsidiaries as applicable to have, performed and complied with all of their covenants hereunder in all material respects through the Closing.
          (c) Consents. Purchaser shall have received executed counterparts of all consents, waivers, approvals and other authorizations set forth in Section 4.21 of the Disclosure Schedule.
          (d) Leasehold Interests. Purchaser shall have received an Assignment and Assumption of Lease for each Assumed Lease that is a Real Property Lease executed by the applicable Seller, in substantially the form attached hereto as Exhibit F (“Assignment and Assumption of Lease”), which shall be adapted to meet the state law or landlord requirements applicable to each Assumed Lease.
          (e) Assignment and Assumption of Contract Rights; Bill of Sale. Purchaser shall have received an Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit G (“Assignment and Assumption Agreement”) executed by the applicable Sellers, assigning the rights under the Assumed Contracts and Leases listed in Section 1.01(c) of the Disclosure Schedule to Purchaser and pursuant to which purchaser shall assume the Assumed Liabilities, and a Bill of Sale executed by the applicable Sellers, in substantially the form attached hereto as Exhibit H (“Bill of Sale”), transferring to Purchaser the Assets that are tangible Personal Property to Purchaser.
          (f) Intellectual Property Assignment. Purchaser shall have received an Assignment of Copyrights in substantially the form attached hereto as Exhibit I and an Assignment of Service Marks and Trademarks in substantially the form attached hereto as Exhibit J, each executed by the applicable Seller possessing Intellectual Property Rights in the Assigned Intellectual Property.
          (g) Intellectual Property License Agreement. To the extent that any Intellectual Property Rights of the Sellers that are not included in the Assigned Intellectual Property are used in the Business as of the Closing Date, Purchaser shall have received the Intellectual Property License Agreement executed and delivered by each Seller holding an interest in the Purchaser Licensed Intellectual Property.
          (h) Transition Services Agreement. Purchaser shall have received the Transition Services Agreement, executed by RARE.
          (i) Subleases. Purchaser shall have received Subleases for all Retained Leases, other than those relating to Excluded Restaurants, executed by the Sellers or their Affiliates, as applicable.

          (j) Obligations of Sellers. All actions to be taken by RARE, the other Seller and the Transferred Subsidiaries in connection with the consummation of the transactions contemplated hereby shall have been taken and all documents required to effect the transactions contemplated hereby shall have been delivered.
          (k) Financings. Purchaser shall have obtained the Financings contemplated by the Commitment Letters.
          (l) Closed Restaurants. The Sellers shall have ceased to operate as Bugaboo Creek Steak House Restaurants on or prior to the Closing Date (i) the Closed Restaurants and (ii) any Excluded Restaurants.
          (m) Closing Certificates.
               (i) Each Seller and Transferred Subsidiary shall have delivered to Purchaser a certificate, dated the Closing Date and signed by such Seller’s or Transferred Subsidiary’s Secretary or an Assistant Secretary, certifying that the following documents (which shall be attached) are true and correct copies of such documents and that such documents have not been amended or superseded:
          A. a copy of such Seller’s or Transferred Subsidiary’s certificate of incorporation certified by the Secretary of State of such entity’s jurisdiction of formation and a certificate of good standing from each such entity’s jurisdiction of formation, in each case dated within ten days of the Closing Date;
          B. a copy of the by-laws of such Seller or Transferred Subsidiary, with all amendments thereto; and
          C. copies of the resolutions duly adopted by the board of directors or managers of such Seller or Transferred Subsidiary authorizing its execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which it is a party, and the consummation of all transactions contemplated hereby and thereby.
               (ii) The Sellers or Transferred Subsidiaries, as applicable, shall have delivered to Purchaser customary mortgage releases, terminations and satisfactions in form and substance reasonably satisfactory to Purchaser and its counsel with respect to any Indebtedness of the Sellers existing as of (or, as Purchaser may reasonably request, existing prior to) the Closing Date that is secured by a lien upon any of the Assets.
          (n) Title Insurance Affidavits. The Sellers and Transferred Subsidiaries shall have delivered such customary affidavits or certificates in form reasonably acceptable to RARE as may be reasonably requested by Purchaser or the Title Insurance Company to enable the Title Insurance Company to issue such title insurance policies as may be reasonably requested by the Purchaser in connection with the acquisition of the Real Property or the Financing.

          (o) Other Real Property Deliverables. In connection with the Real Property, Purchaser shall have received (i) all notifications, registrations and filings to the extent required by, and in accordance with, all Governmental Real Property Disclosure Requirements, (ii) an assignment to Purchaser of all the Sellers’ right, title and interest in security deposits relating to any Assumed Leases or insurance proceeds payable to Purchaser pursuant to Section 7.01, if any, and (iii) all keys.
          (p) Environmental Site Assessments. The Sellers and the Transferred Subsidiaries shall have complied with the provisions of Section 6.15 with respect to ESALCRs of the Restaurants.
          (q) Minimum Restaurants. The Restaurants in the Transferred Subsidiaries, plus any Restaurants the Leases for which have been assigned to Purchaser, plus any Restaurants pursuant to which Purchaser has entered into a Sublease at the Closing (which for the avoidance of doubt shall not include any Excluded Restaurants) shall include (i) the Restaurants located in Newark, Delaware, Bangor, Maine, Portland, Maine, Newington, New Hampshire and Braintree, Massachusetts, and (ii) at least four of the five Restaurants located in Georgia; and the EBITDA (as defined herein) of such transferred Restaurants shall equal at least ninety percent (90%) of the EBITDA of all Restaurants included in the Business as of the date of this Agreement (which for the avoidance of doubt shall include the Excluded Restaurants).
          (r) Stock Certificates and Stock Powers. Purchaser shall have received certificates representing all shares of Stock, endorsed in blank, or accompanied by stock powers duly endorsed in blank.
          (s) Resignations. Purchaser shall have received letters evidencing the written resignations of all directors and officers of the Transferred Subsidiaries, effective as of the Closing.
          8.03 Conditions to RARE’S Obligations to Close.
     The obligation of RARE to consummate the transactions contemplated by this Agreement are subject to satisfaction of the following conditions:
          (a) Representations and Warranties. The representations and warranties set forth in Article V above, except to the extent that they expressly relate to an earlier date, shall be true and correct at and as of the Closing Date, except for such failures of representations and warranties to be true and correct (without giving effect to any materiality or Material Adverse Effect qualification) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the transactions contemplated hereby. Purchaser shall have delivered to RARE an officer’s certificate, in form and substance reasonably satisfactory to RARE and its counsel, to the effect of the matters stated in Sections 8.03(a) and 8.03(b).

          (b) Covenants. Purchaser shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.
          (c) Consents. RARE shall have received executed counterparts of all consents, waivers, approvals and other authorizations set forth in Section 4.21 of the Disclosure Schedule.
          (d) Bonds. Purchaser shall have obtained release, in form and substance satisfactory to RARE, of all bonds set forth in Section 1.02(n) of the Disclosure Schedule by the posting of replacement bonds or otherwise.
          (e) Assignment and Assumption of Leases. RARE shall have received an Assignment and Assumption of Lease for each Assumed Lease, executed by Purchaser.
          (f) Assignment and Assumption Agreement. RARE shall have received an Assignment and Assumption Agreement executed by Purchaser.
          (g) Intellectual Property License Agreement. To the extent that any Intellectual Property Rights of the Sellers that are not included in the Assigned Intellectual Property are used in the Business as of the Closing Date, RARE shall have received the Intellectual Property License Agreement executed by Purchaser.
          (h) Transition Services Agreement. RARE shall have received the Transition Services Agreement executed and delivered by Purchaser.
          (i) Subleases; Guarantees. RARE shall have received (A) Subleases, executed by each subtenant thereunder, for all Seller Retained Leases other than those relating to Excluded Restaurants and (B) Guarantees with respect to all Subleases, executed by CB Holding.
          (j) Agreement with Lender. Lender shall have entered into an agreement with the Sellers or their Affiliates, as applicable, in a form reasonably acceptable to RARE and the Lender, providing that any liens of the Lender with respect to Purchaser’s interests in the Subleases shall be subordinate to interests of the applicable Seller or Affiliate of the Sellers in the subleased premises and that in the event of a termination of a Sublease as a result of an uncured default, the applicable Seller or Affiliate of a Seller shall have the right to retake the premises and to receive an assignment of any transferable Liquor Licenses and Permits relating to the Restaurant located as such premises.
          (k) Gift Cards. Purchaser shall have entered into an agreement with ValueLink for the processing of Gift Cards.
          (l) Release and Covenant Not to Sue. The release and covenant not to sue contemplated by Section 6.15(f), if any, shall have been executed and delivered by Purchaser and any applicable assignee of Purchaser under this Agreement.

          (m) Purchase Price. RARE shall have received payment of the Purchase Price.
          (n) Obligations of Purchaser. All actions to be taken by Purchaser in connection with the consummation of the transactions contemplated hereby shall have been taken and all documents required to effect the transactions contemplated hereby shall have been delivered.
ARTICLE IX
TERMINATION
          9.01 Termination of Agreement.
          (a) Mutual Termination. Purchaser and RARE may terminate this Agreement by mutual written consent at any time prior to the Closing;
          (b) Termination by Purchaser. Purchaser may terminate this Agreement by giving written notice to RARE at any time prior to the Closing (i) in the event RARE or any other Seller has breached any covenant contained in this Agreement in any material respect, Purchaser has notified RARE of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach, (ii) as provided in Sections 6.14(d), 6.15(g) and 7.03 or (iii) if the Closing shall not have occurred on or before October 31, 2007, by reason of the failure of any condition precedent under Article VIII hereof (unless the failure results primarily from Purchaser itself breaching any representation, warranty, or covenant contained in this Agreement); and
          (c) Termination by RARE. RARE may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing (i) in the event Purchaser has breached any covenant contained in this Agreement in any material respect, RARE has notified Purchaser of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach, or (ii) if the Closing shall not have occurred on or before October 31, 2007, by reason of the failure of any condition precedent under Article VIII hereof (unless the failure results primarily from RARE or any other Seller breaching any representation, warranty, or covenant contained in this Agreement).
          9.02 Effect of Termination.
     If any Party terminates this Agreement pursuant to 9.01 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

ARTICLE X
INDEMNIFICATION
          10.01 Indemnification by RARE.
     Subject to the limitations set forth in Section 10.05, RARE shall indemnify, defend and hold harmless Purchaser, CB Holding and Charlie Brown’s and their respective officers, directors and shareholders from and against all Losses imposed upon or incurred by any of them by reason of, resulting from, based upon, or arising out of the following:
          (a) the failure of RARE to, or of RARE to cause the other Seller or any Transferred Subsidiary to, pay or otherwise discharge the Excluded Liabilities, except for liabilities or obligations (1) with respect to the Environment (or the conditions thereof) related to the Real Property or (2) arising under or relating to Environmental Laws with respect to the Real Property;
          (b) the non-fulfillment by any of the Sellers or (prior to the Closing) the Transferred Subsidiaries of any agreement or covenant of such Person contained in this Agreement or in the documents contemplated hereby;
          (c) the breach of any representation or warranty made by RARE herein or in the documents contemplated hereby.
     10.02 Indemnification by Purchaser, CB Holding and Charlie Brown’s.
     Subject to the limitations set forth in Section 10.05, Purchaser, CB Holding and Charlie Brown’s, jointly and severally, shall indemnify, defend and hold harmless RARE and the other Seller and their respective officers, directors and shareholders and any officers, directors and shareholders of the Transferred Subsidiaries who were solely officers, directors or shareholders of the Transferred Subsidiaries prior to the Closing, from and against all Losses imposed upon or incurred by any of them by reason of, resulting from, based upon, or arising out of the following:
          (a) the failure of Purchaser to, or cause its Affiliates to, pay, honor and discharge when due and payable the Assumed Liabilities (including Assumed Contracts, Assumed Leases and Subleases);
          (b) the nonfulfillment by Purchaser of any agreement or covenant of Purchaser in this Agreement or in the documents contemplated hereby;
          (c) the breach of any representation or warranty made by Purchaser herein or in the documents contemplated hereby; and
          (d) the operation of the Business or the use or sale of the Assets and Subsidiary Assets from and after the Closing Date.

     10.03 Indemnification Procedure for Third Party Claims.
     If any indemnified party receives written notice of the commencement of any action or proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment of or which indemnity may be sought under this Article X (a “Third Party Claim”) and such indemnified party intends to seek indemnity pursuant to this Article X, such indemnified party shall promptly provide the indemnifying party with notice of such Third Party Claim (provided that any delay in providing such notice shall not affect the indemnification obligations of the indemnifying party hereunder except to the extent the indemnifying party demonstrates that such delay prejudiced such indemnifying party’s ability to successfully defend the matter giving rise to the claim). The indemnifying party shall, upon acknowledgment of its obligation to indemnify the indemnified party, be entitled to participate in or, at its option, assume the defense or settlement of such Third Party Claim. The defense or settlement shall be conducted through counsel selected by the indemnifying party in connection therewith. The indemnifying party shall not settle any Third Party Claim without the indemnified party’s prior written consent, which consent shall not be unreasonably conditioned, delayed or withheld; provided that if such a settlement is solely for monetary relief to be paid in full by the indemnifying party, no consent of any indemnified party shall be required. In connection with any Third Party Claim, the Parties shall use their commercially reasonable efforts to coordinate with any applicable insurance carriers and the terms of any applicable insurance policies.
     10.04 Indemnification Procedure for Non-Third Party Claims.
     If an indemnified party determines that it is entitled to indemnity pursuant to this Article X with respect to any matter not involving a Third Party Claim (a “Non-Third Party Claim”), the indemnified party shall promptly provide the indemnifying party with notice of such Non-Third Party Claim (provided that any delay in providing such notice shall not affect the indemnification obligations of the indemnifying party hereunder except to the extent the indemnifying party demonstrates that such delay prejudiced such indemnifying party’s ability to successfully defend the matter giving rise to the claim). The indemnifying party shall have 30 days after receipt of such notice of such Non-Third Party Claim to object to the subject matter and the amount of the claim for indemnification by delivering a written notice of such objection to the indemnified party, specifying in reasonable detail the basis for such objection. If the indemnifying party does not so object within such 30–day period, such Party shall be conclusively deemed to have agreed to the matters set forth in the notice of indemnification. If the indemnifying party gives notice to the indemnified party objecting to the matters set forth in the notice of such Non-Third Party Claim, the Parties shall resolve such claim for indemnification in accordance with the provisions of Section 13.09.
     10.05 Limitation on Indemnification.
          (a) Notwithstanding the foregoing provisions of this Article X, except as provided in Section 10.05(b), (i) neither Party (which term shall, for the purposes of this Article X, treat Purchaser, CB Holding and Charlie Brown’s as one Party) shall be responsible for any indemnifiable Losses suffered by the other as a result of a breach of any representation or warranty set forth in Article IV or Article V unless a claim therefor is asserted in writing on or prior to the first anniversary of the Closing Date (other than a claim with respect to Section 4.16, which may be asserted on or prior to the second anniversary of the Closing Date, or a claim with respect to any failure of the Sellers to own the Assets or the Stock or to deliver the Assets and such Stock free and clear of Liens, other than in the case of Assets other than the Stock, Permitted Liens, and in the case of Stock, Liens for property taxes not yet due and payable, which may be asserted in writing at any time); (ii) neither Party shall be liable for any Losses suffered by the other as a result of a breach of any representation or warranty set forth in Article IV or Article V unless the aggregate amount of such Losses (together with all other indemnifiable Losses of such Party resulting from the other Party’s breach of its representations and warranties) exceeds $190,000 (the “Deductible”), and then only to the extent of any such excess; provided, however, that the Deductible shall not apply to indemnifiable Losses relating to any failure of the Sellers to own the Assets or Stock or to deliver the Assets or such Stock free and clear of Liens, other than in the case of Assets other than the Stock, Permitted Liens, and in the case of Stock, Liens for property taxes not yet due and payable, which shall be subject to indemnification from the first dollar; and (iii) the aggregate liability of either Party for Losses suffered by the other as a result of a breach of any representation or warranty set forth in Article IV or Article V shall in no event exceed fifteen percent (15%) of the Purchase Price.
          (b) The limitations described in 10.05(a) shall not apply to (i) any indemnifiable Losses with respect to the Excluded Liabilities, which shall remain obligations of the Sellers for which Purchaser shall be entitled to indemnification or (ii) any indemnifiable Losses with respect to the Assumed Liabilities, which shall be the obligations of Purchaser for which the Sellers shall be entitled to indemnification.
          (c) Any breach of a covenant herein that requires disclosure regarding the accuracy of, or that requires updates relating to, a representation or warranty shall be subject to the same limitations as the related representation or warranty for purposes of indemnification under this Article X, and in no event shall indemnification rights relating to such covenant exceed those rights available with respect to the related representation or warranty.
          10.06 Other Limitations.
     The amount of the indemnification due to a Party hereunder in connection with the Loss suffered or incurred shall be limited as follows: (i) there shall be netted from such Loss the amount of any insurance proceeds or other cash receipts payable to the Party or any of its Affiliates as an offset against such Loss (and no right of subrogation shall accrue to any insurer hereunder) and (ii) there shall be netted from such Loss the amount of any indemnification received by the Party or any of its Affiliates from any unrelated party with respect to such Loss.

     10.07 Exclusive Remedy.
     From and after the Closing, neither Party hereto shall be liable or responsible in any manner whatsoever to the other Party, whether for indemnification or otherwise, except for indemnification as expressly provided in this Article X or in Sections 6.15, 6.15A, 11.01(e), 11.02(a) or 13.07, which provide the exclusive remedy and cause of action of the Parties hereto with respect to any matter arising out of, or in connection with, this Agreement, the Disclosure Schedule, any Exhibit hereto or any other document or instrument delivered in connection herewith; provided, however, that the remedies of the parties to the Transition Services Agreement, Intellectual Property License Agreement and Seller Software License Agreement with respect to such agreements, shall be as provided in each such agreement; provided, further, that nothing herein shall limit a party’s right to specific performance or injunctive relief in relation to this Agreement or any document or instrument delivered in connection herewith. Each Party hereby waives, releases and agrees not to make any claim or bring any contribution, cost recovery or other action against the other Party or any of their respective successors or assigns or any controlling Person or other Affiliate of the other Party, under common law or any federal, state or local Law now existing or hereafter enacted which seeks to allocate liabilities between Purchaser and RARE in a different manner than as expressly set forth in this Agreement.
     10.08 Indemnification with Respect to Tax Matters.
     Except as otherwise expressly provided in the other provisions of this Article X, such other provisions shall not apply to indemnification with respect to any Tax matters, which shall be governed exclusively by Article XI.
ARTICLE XI
TAX MATTERS
     11.01 Covenants of Sellers and Purchaser Concerning Tax Returns and Taxes.
          (a) RARE shall cause each Transferred Subsidiary and each other entity conducting any part of the Business or owning any Asset to timely file all Tax Returns the due date for which (including extensions) occurs on or before the Closing Date and pay all Taxes due and payable by it through the Closing Date, whether or not shown on a Tax Return.
          (b) With respect to any Tax Return of either Transferred Subsidiary, for a taxable period ending on or prior to the Closing Date (“Pre-Closing Tax Period”): (i) RARE shall prepare such Tax Return and pay all applicable Taxes, and with respect to each such Tax Return that is separate company return, RARE shall promptly after filing provide a copy of such filed Tax Return to Purchaser, (ii) each Tax Return described in the preceding clause (i) shall be prepared and timely filed in accordance with such Transferred Subsidiary’s past practice, and shall be consistent with the Allocation Schedule, and (iii) with respect to any such Tax Return that is not an income Tax return that could adversely affect a Transferred Subsidiary with respect to any taxable period (or portion of) beginning after the Closing Date (a “Post-Closing Period”), RARE shall not file or cause to be filed such Tax Return without the prior written consent of Purchaser not to be unreasonably withheld or delayed. Each Transferred Subsidiary shall furnish Tax information to RARE for inclusion in RARE’s federal consolidated income Tax Return for the period that includes the Closing Date in accordance with such Transferred Subsidiary’s past practice.
          (c) All Tax Returns of each Transferred Subsidiary, not described in paragraphs (a) or (b) of this Section 11.01 shall be prepared and timely filed by or at the direction of Purchaser. With respect to any Tax Return that relates to a Straddle Period, except as otherwise provided in Section 13.06(a): (i) such Tax Return shall be prepared in accordance with such Transferred Subsidiary’s past practice and (ii) RARE shall be liable for the portion of the Taxes payable with respect to such Tax Return that is attributable to the portion of the Straddle Period ending at the end of the Closing Date (the “Pre-Closing Portion”), which shall be determined in accordance with Section 11.03, and Purchaser shall be liable for all Taxes not attributable to the Pre-Closing Portion; and (iii) subject to the following two sentences, within ten (10) business days after a written request is made by Purchaser, accompanied by an explanation of Purchaser’s request and any supporting computations, RARE shall pay to Purchaser in cash any Taxes described in clause (i). If there is any dispute regarding the Taxes payable by RARE pursuant to the preceding sentence, the Parties shall in good faith attempt to resolve the dispute. Any such resolution shall be final and binding on the parties hereto. Any unresolved disputes shall be promptly submitted to an independent accounting firm mutually acceptable to Purchaser and RARE (the “Reviewing Accountants”) for determination, with such determination being final and binding on the parties hereto. RARE and Purchaser will each pay one-half of the fees and expenses of the Reviewing Accountants.
          (d) Neither Purchaser nor any Transferred Subsidiary shall file an amended Tax Return for any Pre-Closing Tax Period of a Transferred Subsidiary without the prior written consent of RARE, which consent shall not be unreasonably withheld or delayed.
     11.02 Sellers’ Tax Indemnity.
          (a) Except as otherwise provided in Section 13.06(a), each Seller, jointly and severally, agrees to indemnify, defend and hold harmless Purchaser, each Transferred Subsidiary and their respective affiliates from and against any and all liability including all reasonable expenses related thereto for (i) Pre-Closing Taxes; (ii) any Excluded Liabilities related to any Taxes; (iii) any breach of any representation or warranty in Section 4.15 of this Agreement; and (iv) the non-fulfillment by RARE or any other Seller of any covenant of such Person contained in Section 6.04(vi), Article XI and Section 13.06 or in the documents contemplated hereby related to Taxes.

          (b) A claim for indemnification under Section 11.02(a) may be asserted at any time until ninety (90) days after the applicable statute of limitations.
     11.03 Allocation of Taxes.
     Sellers and Purchaser will, to the extent permitted by applicable law, elect with the relevant taxing authority to close the taxable year of each Transferred Subsidiary on the Closing Date. For all purposes of this Agreement, any Tax liability with respect to any taxable period that begins on or prior to, and ends after the Closing Date (a “Straddle Period”) shall be apportioned between the pre-Closing and post-Closing portions of the Straddle Period based on an interim closing of the books as of the end of the Closing Date, except for ad valorem property taxes, which shall be prorated on a daily basis under Section 13.06(b).
     11.04 Contest Rights.
          (a) Upon receipt by Purchaser, either Transferred Subsidiary or any affiliate thereof of a written notice of any pending or threatened Tax audits, examinations, protest proceedings, assessments or claims that could give rise to a claim for indemnity under Section 11.02 hereof (an “Indemnifiable Tax Liability”), Purchaser shall give notice thereof to Sellers (the “Tax Claim Notice”); provided that a failure to provide a Tax Claim Notice shall not affect a party’s rights to indemnification under Section 11.02(a) except to the extent that the indemnifying party is actually and materially prejudiced thereby.
          (b) Subject to paragraph (c) hereof, RARE may elect to control, through their representatives, and at their expense, the compromise or contest, either administratively or in the courts, of any Indemnifiable Tax Liability. If RARE elects to so represent the interests of a Transferred Subsidiary or the Purchaser, they shall within thirty (30) days of delivery of any Tax Claim Notice (or reasonably sooner, if the nature of the Indemnifiable Tax Liability so requires) notify Purchaser of their intent to do so, and Purchaser shall cooperate, at the sole expense of RARE, in the defense against, or compromise or settlement of, any claim in any such proceeding. In that event, RARE shall reasonably and in good faith consult with Purchaser with respect to each aspect of the defense against, or compromise or settlement of, any such Indemnifiable Tax Liability. Without limiting the generality of the foregoing, Purchaser shall be permitted, at its expense, to be represented at each conference, hearing or meeting with representatives of the pertinent taxing authority (and shall be notified reasonably in advance thereof). RARE shall promptly notify Purchaser in writing after it settles, compromises or abandons any claim of matters related to Indemnifiable Tax Liability, and with respect to any such claim that could adversely affect a Transferred Subsidiary, Purchaser or any of their respective affiliates with respect to any Post-Closing Period, RARE shall not settle, compromise or abandon any matter related to Indemnifiable Tax Liability without obtaining the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed. If RARE elects not to represent the interests of Transferred Subsidiary, Purchaser may pay, compromise or contest such Indemnifiable Tax Liability in any reasonable manner it deems appropriate (in its sole discretion), and Sellers shall remain fully liable for such Indemnifiable Tax Liability.
          (c) Purchaser shall control, at its own expense, any tax proceeding for a Straddle Period with respect to either Transferred Subsidiary; provided, however, that (i) Purchaser shall consult with RARE before taking any significant action in connection with such tax proceeding, (ii) Purchaser shall consult with the RARE and offer RARE an opportunity to comment before submitting any written materials prepared or furnished in connection with such tax proceeding, (iii) RARE shall be entitled to participate in such tax proceeding, at the expense of RARE and (iv) Purchaser shall not settle, compromise or abandon any such tax proceeding without obtaining the prior written consent of the RARE, which consent shall not be unreasonably withheld or delayed.
     11.05 Cooperation.
     Sellers and Purchaser will provide each other, and Purchaser shall cause each Transferred Subsidiary to provide Sellers, with such cooperation and information as either of them reasonably may request of the other or either Transferred Subsidiary, as the case may be, in filing any Tax Return, determining a liability for Taxes or a right to a refund of Taxes, or in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by taxing authorities, and records concerning the ownership and tax basis of property that such party may possess. Sellers and Purchaser shall make their employees, and Purchaser shall cause each Transferred Subsidiary to make its employees, available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Sellers and Purchaser will retain, and Purchaser shall cause each Transferred Subsidiary to retain, all Tax Returns, schedules and work papers and all material records or other documents relating to Taxes of each Transferred Subsidiary for all Pre-Closing Tax Periods until the expiration of the applicable statute of limitations (and, to the extent notified by the other party in writing, any extension thereof). At the expiration of such period, each party shall have the right to dispose of any such Tax Returns or other documents if, after providing sixty (60) days’ notice to the other party, such other party shall fail to request copies thereof. Any information obtained under this Section 11.05 shall be kept confidential, except as may otherwise be necessary in connection with the filing of Tax Returns or in conducting an audit or other proceeding.
          11.06 Tax Sharing Agreements.
     All agreements or arrangements with respect to Tax between either Transferred Subsidiary, on the one hand, and either Seller or any of their affiliates, on the other hand, shall be terminated prior to the Closing, without any continuing liability on the part of either Transferred Subsidiary.

     11.07 Tax Treatment of Indemnification Payments.
     Any indemnification payment made pursuant to this Agreement shall be treated by all parties as an adjustment to the Purchase Price for all Tax purposes.
     11.08 Section 338(h)(10) Election.
          (a) Section 338(h)(10) Election. If a Transferred Subsidiary Conversion does not occur with respect to a Transferred Subsidiary, RARE shall join with Purchaser in making an election under Code §338(h)(10) (and any corresponding election under state, local, and foreign Tax Law) with respect to the purchase and sale of such Transferred Subsidiary’s Stock hereunder (collectively, a “Section 338(h)(10) Election”). Each of RARE and the Purchaser shall take any actions as may be necessary in order to effectuate such Section 338(h)(10) Election. If any Section 338(h)(10) election is made, RARE shall pay all corporate and shareholder level Taxes relating to such Section 338(h)(10) Election.
          (b) Purchase Price Allocation. This Section 11.08(b) shall apply (1) to the allocation of Purchase Price among the Assumed Liabilities and any other items of consideration (for the purpose of Section 1060 of the Code) among the assets to be acquired (including the stock of Transferred Subsidiaries) by Purchaser in accordance with Section 1060 of the Code and the regulations thereunder (the “First Allocation”), and (2) after the First Allocation is determined, to the allocation of amounts and other items included in “adjusted grossed-up basis” among Subsidiary Assets in accordance with Section 338 of the Code and the regulations thereunder (the “Second Allocation”). No later than ninety (90) days after the Closing Date, RARE shall provide Purchaser with a proposed schedule (the “Allocation Schedule”) containing the proposed First Allocation and Second Allocation allocating all such amounts as provided herein. The Allocation Schedule shall become final and binding on the Parties twenty (20) business days after RARE provides such schedule to Purchaser, unless Purchaser objects in writing to RARE, specifying the basis for the objection and preparing an alternative allocation. If Purchaser does object, RARE and Purchaser shall in good faith attempt to resolve the dispute within twenty (20) business days after written notice to RARE of Purchaser’s objection. Any such resolution shall be final and binding on the Parties. Any unresolved disputes shall be promptly submitted to the Reviewing Accountants for determination, which determination shall be final and binding on the Parties. Each of the Parties agrees, unless otherwise required by law, to (a) prepare and timely file all Tax Returns (and all supplements thereto) in a manner consistent with the Allocation Schedule as finalized and (b) act in accordance with the Allocation Schedule for all Tax purposes. The Parties will revise the Allocation Schedule to the extent necessary to reflect any post-Closing payment made pursuant to or in connection with this Agreement. In the case of any payment referred to in the preceding sentence, RARE shall propose a revised Allocation Schedule, and the Parties shall follow the procedures outlined above with respect to review, dispute and resolution in respect of such revision.

     11.09 Conversion of Transferred Subsidiary to Limited Liability Company.
     If within five (5) business days following the date of this Agreement, Purchaser determines that it is beneficial to Purchaser that RARE convert either Transferred Subsidiary, or both, from a corporation to a limited liability company prior to the Closing Date (a “Transferred Subsidiary Conversion”) and that such conversion would not increase the expected cost to RARE or the expected time required to satisfy the conditions to the Parties’ obligations to close the transactions contemplated by this Agreement, Purchaser may request RARE to make such conversion. If Purchaser does so request, RARE will consider and investigate the request and will cause such conversion if it finds that such a conversion will not delay the Closing or otherwise cause the completion of the transactions contemplated by this Agreement to be more costly or unnecessarily burdensome to RARE.
     11.10 Pre-Closing Refund of Transferred Subsidiaries.
     RARE shall be entitled to any refund of Pre-Closing Taxes of either Transferred Subsidiary; provided that neither Purchaser nor the Transferred Subsidiaries are obligated to pursue such refund. For the avoidance of doubt, subject to the requirements and limitations of Section 11.04, RARE may seek refund of Pre-Closing Taxes in connection with its handling of any matter that could give rise to any Indemnifiable Tax Liability.
ARTICLE XII
DEFINITIONS; RULES OF CONSTRUCTION
     12.01 Definitions.
     Except as otherwise specified, when used in this Agreement, the Disclosure Schedule or any Exhibits hereto, the following terms shall have the following meanings:
     “AAA” has the meaning set forth in Section 13.09(a).
     “Affiliate” or “Affiliated” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.
     “Agreement” has the meaning set forth in the Preamble.
     “Allocation Schedule” has the meaning set forth in Section 11.08(b).
     “Assets” has the meaning set forth in Section 1.01.
     “Assigned Liquor Licenses” has the meaning set forth in Section 1.01(e).
     “Assigned Intellectual Property” has the meaning set forth in Section 1.01(h).

     “Assigned Permits” has the meaning set forth in Section 1.01(f).
     “Assignment and Assumption Agreement” has the meaning set forth in Section 8.02(e).
     “Assignment and Assumption of Lease” has the meaning set forth in Section 8.02(d).
     “Assumed Contracts” has the meaning set forth in Section 1.01(d).
     “Assumed Leases” has the meaning set forth in Section 1.01(c).
     “Assumed Liabilities” has the meaning set forth in Section 1.03.
     “Balance Sheets and Income Statements” has the meaning set forth in Section 4.12.
     “Bedford Lease” has the meaning set forth in Section 1.01(c).
     “Bill of Sale” has the meaning set forth in Section 8.02(e).
     “Bugaboo Creek Steak House Concept” means the restaurant concept operated by RARE under the Bugaboo Creek Steak House mark (including the two restaurants listed in Section 1.02(b) of the Disclosure Schedule, which are not included in the Assets).
     “Business” has the meaning set forth in the Recitals.
     “Business Employees” means all individuals employed at the Restaurants (excluding any Closed Restaurants or Excluded Restaurants) by the Sellers or the Transferred Subsidiaries immediately prior to the Closing Date and each employee listed in Section 6.10(a) of the Disclosure Schedule, in each case excluding: (a) those on military leave and family and medical leave; (b) those on approved leaves of absence, but only to the extent they have reemployment rights guaranteed under federal or state Law, under any applicable collective bargaining agreement or under any leave of absence policy; (c) those on short-term or long-term disability under a short-term or long-term disability program, in each case, until such time as such employees under clauses (a), (b) or (c) are able to return to active employment; and (d) those on approved or unapproved leaves of absence to the extent such leaves of absence are not covered under clause (a), (b) or (c).
     “Casualty Termination Notice” has the meaning set forth in Section 7.01(a).
     “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§9601 et seq..

     “Closed Restaurants” has the meaning set forth in Section 1.02(b).
     “Closing” has the meaning set forth in Section 2.02.
     “Closing Date” has the meaning set forth in Section 2.02.
     “Closing Date Inventory” has the meaning set forth in Section 2.01(c).
     “COBRA Continuation Coverage” means the continuation coverage requirements under Code Section 4980B and Part 6 of Title I of ERISA.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Commitment Letters” has the meaning set forth in Section 5.06.
     “Condemnation Termination Notice” has the meaning set forth in Section 7.02(a).
     “Contract” means any written or oral contract, agreement, understanding, arrangement, lease, license, commitment or other obligation, other than a Permit or Liquor License.
     “Corrective Action Costs” has the meaning set forth in Section 6.15A(b).
     “Corrective Action Cost Amount” has the meaning set forth in Section 6.15(b).
     “Debt Commitment Letter” has the meaning set forth in Section 5.06.
     “Debt Financing” has the meaning set forth in Section 5.06.
     “Deductible” has the meaning set forth in Section 10.05(a).
     “Design Packages” has the meaning set forth in Section 1.01(l).
     “Disclosure Schedule” means the disclosure document dated the date hereof, which has been prepared by RARE and delivered to Purchaser, and which identifies exceptions to the representations and warranties set forth in Article IV and other disclosure matters contemplated by this Agreement.
     “EBITDA” means the aggregate of the individual restaurant level operating profit for each of the Restaurants for which EBITDA is being measured plus the aggregate of the individual restaurant level depreciation for each of such Restaurants for the twelve most recently completed four or five-week accounting periods ended at least ten (10) days prior to the Closing.
     “Effective Hire Time” means (i) with respect to the Seller Employees and Subsidiary Employees, other than those described in clause (a), (b), or (c) of the definition of “Business Employees” immediately before the Effective Time, the Effective Time, and (ii) with respect to the Seller Employees and Subsidiary Employees described in clause (a), (b), or (c) of the definition of “Business Employees” immediately before the Effective Time, the later of (A) the third business day after the date such employee provides the notice of such employee’s willingness and ability to return to active employment (pursuant to the terms of Sction 6.10(a)), or (B) the effective date of such return to active employment as specified in such notice.
     “Effective Time” 12:01 a.m. EST on the Closing Date.
     “Employee Benefit Plan” means, with respect to any Person, each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under applicable Laws, that is sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes, or has an obligation to make, contributions providing benefits to the current and former employees or their dependents, including (a) each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option, profit sharing or deferred profit sharing, stock appreciation, phantom stock plan or other equity compensation plan, (b) each “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (c) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is either subject to ERISA or is tax qualified under the Code), (d) each severance plan or agreement, and each other plan providing health, vacation, supplemental unemployment benefit, hospitalization insurance, medical, dental, disability, life insurance, death or survivor benefits or fringe benefits, and (e) each other employee benefit plan, fund, program, agreement or arrangement.
     “Employment Agreements” has the meaning set forth in Section 6.10(b).
     “Environment” means the ambient air, indoor air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, flora and fauna.
     “Environmental Claims” has the meaning set forth in Section 6.15A(a ).
     “Environmental Laws” means all federal, state and local laws (including without limitation common law), judgments, decrees and orders concerning public health and safety, worker health and safety, and pollution or protection of the Environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, or cleanup of any Hazardous Materials, as such requirements are enacted and in effect on or prior to the Closing Date.
     “Equipment” has the meaning set forth in Section 1.01(b).

     “Equity Commitment Letter” has the meaning set forth in Section 5.06.
     “Equity Financing” has the meaning set forth in Section 5.06.
     “ERISA” means the United States Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder.
     “ERISA Affiliate” means any Person that together with any of the Sellers would be deemed a “single employer” within the meaning of Section 414 of the Code.
     “ESAs” has the meaning set forth in Section 6.15(a).
     “ESALCRs” has the meaning set forth in Section 6.15(a).
     “Excess Gift Card Amount” has the meaning set forth in Section 3.04.
     “Excluded Assets” has the meaning set forth in Section 1.02.
     “Excluded Liabilities” has the meaning set forth in Section 1.04.
     “Excluded Restaurants” means, collectively, any Non-transferable Excluded Restaurant, any Restaurant with respect to which this Agreement has been terminated pursuant to Article VII and any Restaurant with respect to which this Agreement has been terminated pursuant to Section 6.15.
     “Financial Reports” has the meaning set forth in Section 4.12.
     “Financings” has the meaning set forth in Section 5.06.
     “First Allocation” has the meaning set forth in Section 11.08(b).
     “GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.
     “Guarantors” has the meaning set forth in Section 13.18(a).
     “Gift Card Amount” means an amount equal to fifty percent (50%) of the amount of Gift Card liability of the Sellers and the Transferred Subsidiaries as of the Closing Date.
     “Gift Card Reimbursement Period” has the meaning set forth in Section 3.04.
     “Gift Cards” means unredeemed gift cards issued prior to the Closing Date that are redeemable at the Restaurants.

     “Governmental Entity” means any federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity, whether domestic or foreign.
     “Governmental Real Property Disclosure Requirements” shall mean any requirement of Law of any Governmental Entity requiring notification of the Purchaser, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Entity, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.
     “Group Health Plan” means a Code Section 105 group health plan.
     “Hazardous Materials” means any pollutant, contaminant, substance, waste, chemical, constituent, compound or material including, without limitation, petroleum and petroleum products and asbestos and asbestos-containing materials, which are subject to regulation or can give rise to liability under any Environmental Law.
     “HIPAA” means the Health Insurance Portability and Accountability Act of 1996.
     “Holdings” has the meaning set forth in the Recitals.
     “Holdings Stock” has the meaning set forth in Section 4.24(a).
     “Indemnifiable Tax Liability” has the meaning set forth in Section 11.04(a).
     “Insurance Policies” has the meaning set forth in Section 4.19.
     “Intellectual Property License Agreement” has the meaning set forth in Section 3.02.
     “Intellectual Property Rights” means, collectively, (i) trademarks, service marks, trade dress, trade names, logos, slogans, and corporate names (in each case, whether registered or unregistered) and registrations and applications for registration thereof, (ii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, and (iii) domain names.
     “Inventory” has the meaning set forth in Section 1.01(a).
     “IRS” has the meaning set forth in Section 4.15(c).

     “Knowledge of RARE” means the actual knowledge of Eugene I. Lee, Jr., W. Douglas Benn, Douglas R. Pyne, Thomas W. Gathers and Kristin R. Nyhof.
     “Landlord Release” means a release, in form reasonably acceptable to RARE, pursuant to which the landlord releases the tenant, its Affiliates and any guarantor of the tenant’s obligations, as applicable, from all further obligations under the lease.
     “Law” means any law, statute, ordinance, rule, regulation, code or executive order executed, issued, adopted, promulgated or applied by any Governmental Entity.
     “Leased Real Property” has the meaning set forth in Section 4.05(c).
     “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto.
     “Lender” has the meaning set forth in Section 5.06.
     “Lien” means any security interest, pledge, hypothecation, mortgage, lien, charge, claim or encumbrance of any kind or nature.
     “Liquor License” means a license or permit authorizing the sale of alcoholic beverages.
     “Losses” means all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ fees and expenses) actually suffered or incurred by any Person; provided, however, that Losses shall not include any punitive, incidental, consequential, special or indirect damages such as loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution in value of any property or assets, whether based on statute, contract, tort or otherwise, and whether or not arising from the indemnifying party’s sole, joint, or concurrent negligence, strict liability, criminal liability or other fault, unless awarded to a third party against such Person.
     “Management” has the meaning set forth in the Recitals.
     “Managing Partners” has the meaning set forth in Section 6.10(j).
     “Material Adverse Effect” means any event, fact, condition, change, circumstance or effect that individually or in the aggregate, is materially adverse to the business, operations, assets, liabilities, properties, results of operations or condition (financial or otherwise) of (x) in the case of the Sellers and the Transferred Subsidiaries and the Business, taken as a whole, or on the ability of the Sellers and the Transferred Subsidiaries to consummate the transactions contemplated by this Agreement and (y) in the case of Purchaser, Purchaser’s financial condition, taken as a whole, or on the ability of Purchaser to consummate the transactions contemplated by this Agreement; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a “Material Adverse Effect”: (i) events, facts, conditions, changes, circumstances or effects that generally affect the restaurant industry (including changes in Law), except to the extent that the Business is disproportionately affected; (ii) general economic or political conditions or events, circumstances, changes or effects affecting the financial, or securities markets generally, except to the extent that the Business is disproportionately affected; (iii) changes arising from the consummation of the transactions contemplated by, or the announcement of, this Agreement; (iv) any event, fact, condition, change, circumstance or effect that results from any action required to be taken by a Party pursuant to this Agreement or taken at the request of Purchaser; (v) changes caused by material worsening of current conditions caused by acts of terrorism or war (whether or not declared); and (vi) any adverse change or effect that is cured by the Sellers prior to the Closing; provided, further, however that in no event shall any damage or destruction to Owned Real Property or Leased Real Property, any taking pursuant to the exercise of the power of eminent domain or similar condemnation action or proceeding with respect to any portion of any Owned Real Property or Leased Real Property or any termination of this Agreement with respect to any Excluded Restaurants, either alone or in combination, be considered in determining whether there has been a “Material Adverse Effect” unless such event or occurrence results in (x) the loss of any one of the Restaurants located in Newark, Delaware, Bangor, Maine, Portland, Maine, Newington, New Hampshire or Braintree, Massachusetts; (y) the loss of more than one of the five Restaurants located in Georgia; or (z) Restaurants remaining in the transaction after such event or occurrence representing less than 90% of the EBITDA of all Restaurants included in the Business as of the date of this Agreement.
     “Material Contract” has the meaning set forth in Section 4.04(a).
     “Non-Third Party Claim” has the meaning set forth in Section 10.04.
     “Non-transferable Excluded Restaurants” has the meaning set forth in Section 6.14(d).
     “Off-Site Release” has the meaning set forth in Section 6.15(b).
     “On-Site Conditions” has the meaning set forth in Section 6.15(c).
     “On-Site Estimate” has the meaning set forth in Section 6.15(d).
     “Owned Real Property” means all land owned in fee simple by Holdings, together with all buildings, structures, improvements and fixtures located thereon, and all easements, rights of way, licenses, privileges, air rights and other rights and interests appurtenant thereto, which land is used exclusively in connection with the Business and described in Section 4.05(a) of the Disclosure Schedule.
     “Party” means any party to this Agreement.

     “Permits” means any authorizations, grants, licenses, registrations, variances, exceptions, consents, certificates, approvals or other permits of any nature granted by a Governmental Entity, other than Liquor Licenses.
     “Permitted Liens” means: (a) Liens for Taxes, assessments and other governmental levies, fees or charges, other than Liens in respect of property taxes not yet due and payable; (b) mechanics liens and similar liens for labor, materials or supplies incurred in the ordinary course of business for amounts which are not delinquent and which would not, in the aggregate, have a Material Adverse Effect on the Business or which are being contested by appropriate proceedings; (c) zoning, building codes and other land use laws regulating the use or occupancy of Owned Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such Owned Real Property; (d) all matters that would be revealed by an examination of (i) public records, (ii) the Owned Real Property itself or (iii) a survey; (e) liens for any financing secured by such Owned Real Property which is an obligation of any of the Sellers which is an Assumed Liability; (f) Liens, if any, relating to Purchaser’s financing to which the Assets are subject at Closing; and (g) the items listed in Section 12.01 of the Disclosure Schedule.
     “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).
     “Personal Property” has the meaning set forth in Section 4.06.
     “Phase II Work” has the meaning set forth in Section 6.15(c).
     “Post-Closing Period” has the meaning set forth in Section 11.01(b).
     “Pre-Closing Portion” has the meaning set forth in Section 11.01(c).
     “Pre-Closing Taxes” means (i) any and all liability for Taxes of either Transferred Subsidiary attributable to any Pre-Closing Tax Period or the Pre-Closing Portion of any Straddle Period (taking into account of the provisions of Section 11.03), including all corporate and shareholder Taxes resulting from the Section 338(h)(10) Election and/or a Transferred Subsidiary Conversion and (ii) all other liability of either Transferred Subsidiary with respect to Taxes of another person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Tax law) as a transferee or successor, by contract or otherwise, as a result of an affiliation, merger, or other event occurring at any time prior to the Closing; provided that Pre-Closing Taxes shall not include any Taxes resulting from an action taken by Purchaser (or at Purchaser’s direction) after the Closing that is outside the ordinary course of the Business of the Transferred Subsidiaries, other than (i) any Taxes resulting from the Section 338(h)(10) Election or the Transferred Subsidiary Conversion (ii) any Taxes resulting from an action that a Transferred Subsidiary became contractually obligated to take prior to Closing, both of which shall be Pre-Closing Taxes.

     “Pre-Closing Tax Period” has the meaning set forth in Section 11.01(b).
     “Pro-Rated Payments” has the meaning set forth in Section 1.05(a).
     “Pro-Ration Statement” has the meaning set forth in Section 2.01(b).
     “Purchase Price” has the meaning set forth in Section 2.01.
     “Purchaser” has the meaning set forth in the Preamble.
     “Purchaser Licensed Intellectual Property” has the meaning set forth in Section 3.02.
     “RARE” has the meaning set forth in the Preamble.
     “Reconciliation” has the meaning set forth in Section 4.12.
     “Real Property” has the meaning set forth in Section 4.05(c).
     “Real Property Consents” has the meaning set forth in Section 6.14(d).
     “Real Property Leases” has the meaning set forth in Section 4.05(b).
     “Release” shall have the same meaning ascribed thereto under CERCLA Section 101(22), except that it shall apply to any and all Hazardous Materials, not just CERCLA hazardous substances.
     “Release Documents” has the meaning set forth in Section 6.14(b).
     “Restaurant” has the meaning set forth in the Recitals.
     “Restricted Contracts” has the meaning set forth in Section 6.13(a).
     “Retained Leases” has the meaning set forth in Section 6.14(c).
     “Reviewing Accountants” has the meaning set forth in Section 11.01(c).
     “Sale-Leaseback Buyer” has the meaning set forth in Section 5.06.
     “Sale-Leaseback Financing” has the meaning set forth in Section 5.06.
     “Sale-Leaseback Letter” has the meaning set forth in Section 5.06.
     “Second Allocation” has the meaning set forth in Section 11.08(b).

     “Section 338(h)(10) Election” has the meaning set forth in Section 11.08(a).
     “Securities Act” means the Securities Act of 1933, as amended.
     “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Seekonk” has the meaning set forth in the Recitals.
     “Seekonk Stock” has the meaning set forth in Section 4.24(a).
     “Seller Employee” means any Business Employee other than a Subsidiary Employee.
     “Seller Employee Benefit Plan” means (i) each Employee Benefit Plan with respect to the Sellers and/or Transferred Subsidiaries and/or their Affiliates, and/or (ii) each Employee Benefit Plan with respect to each ERISA Affiliate.
     “Sellers” has the meaning set forth in the Recitals.
     “Seller Software” has the meaning set forth in Section 3.05.
     “Seller Transferred Employees” has the meaning set forth in Section 6.10(a).
     “Shared Contracts” has the meaning set forth in Section 4.20(a).
     “Stock” has the meaning set forth in the Recitals.
     “Straddle Period” has the meaning set forth in Section 11.03.
     “Sublease” has the meaning set forth in Section 6.14(c)(i).
     “Subsidiary” means with respect to any Person, any corporation or other entity of which such Person has, directly or indirectly, ownership of securities or other interests having the power to elect a majority of such corporation’s board of directors (or similar governing body), or otherwise having the power to direct the business and policies of that corporation or other entity other than securities or interests having such power only upon the happening of a contingency that has not occurred.
     “Subsidiary Asset” means assets (including the Owned Real Property) of the Transferred Subsidiaries that are used exclusively in connection with, or relate exclusively to the operation of, the Business, including those assets of the Transferred Subsidiaries that would constitute Assets if the Transferred Subsidiaries were Sellers, but excluding the Excluded Assets.

     “Subsidiary Employee” means any employee of Holdings or Seekonk but only to the extent constituting a Business Employee.
     “Subsidiary Transferred Employees” has the meaning set forth in 6.10(a).
     “Tax” or “Taxes” means (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and (ii) any Tax (defined in (i) above) for which a Person is liable (A) as a transferee or successor, (B) as an indemnitor, guarantor, surety or in a similar capacity under any Contract, or (C) under Treas. Reg. § 1.1502-6 or any comparable provisions of state, local or foreign tax Law.
     “Tax Claim Notice” has the meaning set forth in Section 11.04(a).
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Termination Supplement” has the meaning set forth in Section 6.14(d).
     “Third Party Claim” has the meaning set forth in Section 10.03.
     “Third Party Environmental Claim” has the meaning set forth in Section 6.15A(c).
     “Title Insurance Company” shall mean any title insurance company as shall be retained by Purchaser.
     “Title Insurance Policy” shall have the meaning set forth in Section 6.12(a).
     “Transaction Documents” means this Agreement and all other agreements and instruments to be entered into or delivered by Purchaser or any of the Sellers in connection with the transactions contemplated hereby.
     “Transferred Employees” has the meaning set forth in Section 6.10(a).
     “Transferred Subsidiaries” has the meaning set forth in the Recitals.
     “Transferred Subsidiary Conversion” has the meaning set forth in Section 11.09.
     “Transition Services Agreement” has the meaning set forth in Section 3.01.

     “ValueLink” has the meaning set forth in Section 3.04.
     “WARN Act” has the meaning set forth in Section 6.10(i).
     “Welfare Benefits” means the types of benefits described in the definition of “Welfare Plan” (whether or not covered by ERISA).
     “Welfare Plan” means any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any short-term disability program classified as a “payroll practice,” any group health plan within the meaning of Code Section 105, any cafeteria plan within the meaning of Code Section 125, any dependent care assistance program within the meaning of Code Section 129, any adoption assistance plan within the meaning of Code Section 137, and any tuition assistance plan within the meaning of Code Section 127.
          12.02 Rules of Construction.
     This Agreement shall be construed in accordance with the following rules of construction:
          (a) the terms defined in this Agreement include the plural as well as the singular;
          (b) unless otherwise indicated, all references in the Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated articles, sections and other subdivisions of the body of this Agreement;
          (c) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;
          (d) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and
          (e) the words “includes” and “including” are not limiting.
ARTICLE XIII
MISCELLANEOUS
          13.01 Public Announcements.
     No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior review and approval of the other Party, except for any public disclosure otherwise required by applicable Law or by any obligations of any Party pursuant to any rule or regulation of the Securities and Exchange Commission or pursuant to any listing agreement with or rules of any securities exchange (in which case, such Party shall consult with the other Parties reasonably in advance of such public disclosure unless such Party determines in good faith that such consultation is reasonably likely to result in a delay with respect to such public disclosure with adverse consequences to the disclosing Party in which case such Party shall provide notice of such public disclosure as soon as is practicable under the circumstances).
          13.02 Entire Agreement; Amendment; Waiver.
     This Agreement, the Exhibits hereto, the other Transaction Documents and the Disclosure Schedule constitute the entire understanding between the Parties with respect to the subject matter hereof, and supersede all other understandings and negotiations with respect thereto. This Agreement may be amended only in writing signed by all Parties hereto. Any provision of this Agreement may be waived only in a writing signed by the Party to be charged with such waiver. No course of dealing between the Parties shall be effective to amend or waive any provision of this Agreement.
          13.03 Further Assurances.
     After the date hereof, each Party shall (and shall cause its respective Affiliates to) take such further actions and execute such further documents as may be necessary or reasonably requested by the other in order to effectuate the intent of this Agreement and to provide such other Parties with the benefits of this Agreement.
          13.04 Notices.
     Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (i) upon receipt if personally delivered (with written confirmation of receipt), (ii) upon receipt if mailed by certified or registered mail, return receipt requested (with written confirmation of receipt), (iii) upon receipt if sent by a nationally recognized guaranteed and receipted courier service (with written confirmation of receipt) or (iv) upon receipt if sent by facsimile (with written confirmation of transmission). Notices or other communications shall be directed to the following addresses:
     If to Purchaser, CB Holding or Charlie Brown’s to:
Bugaboo Creek Acquisition, LLC
c/o Charlie Brown’s Acquisition Corp.
1450 Route 22 West
Mountainside, NJ 07092
Attention: Russell D’Anton
Telephone: 908-518-0080
Facsimile: 908-518-1509
     And to:

CB Holding Corp.
c/o Trimaran Fund Management, L.L.C.
1325 Avenue of the Americas, 34th Floor
New York, New York 10019
Attention: William Phoenix
Telephone: 212-616-3700
Facsimile: 212-616-3701
          With a copy (which shall not constitute notice) to:
Cahill Gordon & Reindel LLP
80 Pine Street
New York, NY 10005
Attention: John Papachristos
Telephone: 212-701-3691
Facsimile: 212-269-5420
          If to RARE, to:
RARE Hospitality International, Inc.
8215 Roswell Road
Building 600
Atlanta, Georgia 30350
Attention: General Counsel
and Chief Financial Officer
Telephone: (770) 551-5400
Facsimile: (770) 901-6624
          With a copy (which shall not constitute notice) to:
Alston & Bird LLP
1201 West Peachtree Street
Atlanta, GA 30309
Attention: William H. Avery
Telephone: (404) 881-7000
Facsimile: (404) 881-7777
     Any Party may, by notice given in accordance with this Section 13.04, specify a new address for notices under this Agreement.
          13.05 Expenses.
     Except as otherwise provided herein, each Party hereto will pay all fees and expenses incurred by it in connection with this Agreement and the consummation of the transactions contemplated hereby.

          13.06 Transfer Taxes and Prorations.
          (a) Transfer Taxes. Except as otherwise provided in Section 6.21, Purchaser, on the one hand, and the Sellers, on the other hand, shall each bear one-half of all transfer, documentary, sales, use, registration and similar Taxes (including all applicable real estate transfer or gains Taxes and stock transfer Taxes) and related fees (including any penalties, interest and additions to Tax) incurred resulting from the sale of the Assets and the Stock hereunder. Purchaser shall prepare and timely file or cause to be timely filed all Tax Returns as may be required to comply with the provisions of such Tax laws, and the Sellers shall cooperate with Purchaser in such preparation and filing.
          (b) Prorations. Personal property Taxes, real property Taxes and other similar Taxes with respect to the Assets for any taxable period commencing prior to the Closing Date and ending after the Closing Date shall be prorated on a per diem basis between Purchaser and the Sellers as of the Closing Date. The amount of all such prorations shall be paid on the Closing Date, provided, however, that final payments with respect to prorations that are not able to be calculated as of the Closing Date shall be calculated and paid as soon as practicable after the Closing Date.
          13.07 Bulk Sales Law.
     Without admitting that the bulk transfer provisions of the Uniform Commercial Code or other similar Laws (including, without limitation, any such Laws relating to Taxes) are applicable to the transactions contemplated by this Agreement, Purchaser waives compliance by the Sellers with such Laws. The Sellers shall promptly pay and discharge when due or contest or litigate all claims of creditors that are asserted against Purchaser by reason of non-compliance with such Laws without regard to the limitations expressed in Article X (Indemnification) hereof.
          13.08 Record Retention and Access.
     Purchaser shall maintain possession of all books and records transferred to it as Assets until the later of the resolution of all claims for indemnification properly asserted in accordance with Article X and the expiration of all periods during which such books and records are required to be retained under applicable Law or regulation; provided that, thereafter Purchaser shall give RARE not less than sixty (60) days prior written notice of its intention to dispose of any such books and records. After the date hereof, Purchaser and RARE shall each provide the other and its representatives with access to, copies of and excerpts from, such books, records and other materials, and access to such employees and agents, as the other may reasonably request for the purposes of preparing, filing and supporting reports relating to the Business as may be required to be filed.
          13.09 Arbitration.
          (a) Except as otherwise provided in this Agreement, the Parties shall negotiate in good faith to resolve any controversy, dispute or disagreement arising out of or relating to this Agreement, the Transaction Documents, the breach of any provision thereof, or any claim for which an indemnified party is seeking indemnification pursuant to Article X. Any matter not resolved by negotiation within ten (10) business days after written notice by either Party to the other that the procedures of this Section 13.08 are to be initiated shall be settled (i) first, by the Parties acting in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association (“AAA”) (such mediation session to be held in Fulton County, Georgia and to commence within thirty (30) days of the appointment of a mediator mutually agreed upon by the Parties, or if no agreement as to a mediator can be reached within ten (10) business days after names of potential mediators have been proposed, by the AAA), and (ii) if the disagreement, controversy, claim or dispute cannot be settled by mediation, then by arbitration administered by the AAA under its Commercial Arbitration Rules (such arbitration to be held in Fulton County, Georgia before a single arbitrator and to commence within ninety (90) days of the appointment of an arbitrator mutually agreed upon by the Parties, or if no agreement as to an arbitrator can be reached within ten (10) business days after names of potential arbitrators have been proposed, by the AAA, or such later date as is reasonable under the circumstances). The decision and award of the arbitrator shall be final and binding upon the Parties and shall be enforceable in any court of competent jurisdiction. Nothing in this Section 13.09 shall be construed to prevent the Parties from seeking equitable relief through a court of law for violations of this Agreement.
          (b) The arbitrator shall have no power to alter or modify any terms or provisions of this Agreement or the Transaction Documents, or to render any award which, by its terms or effects, would alter any term or provision of this Agreement or the Transaction Documents or to act as amiable compositeur or ex aequo et bono.
          (c) The prevailing Party shall be entitled to recover its attorneys’ fees and expenses for the arbitration proceedings, as well as for any ancillary proceeding, including a proceeding to compel or enjoin the arbitration, to request interim measures, or to confirm or set aside an award. The losing party shall bear all costs of the arbitration proceedings, including all fees and expenses of the arbitrator. The arbitrator shall be the exclusive judge of whether a party qualifies as a prevailing party for purposes of this provision.
          13.10 Governing Law; Jurisdiction.
     This Agreement shall be governed by the laws of the State of Delaware and any dispute arising under this Agreement shall be resolved in accordance with the laws of the State of Delaware. The Parties hereby (a) irrevocably and unconditionally submit, for themselves and their property, to the jurisdiction of the state and federal courts located in Fulton County, Georgia (and any courts from which an appeal from any of such courts must or may be taken), in any action or proceeding for recognition or enforcement of any arbitration judgment or award, and each of the Parties hereby irrevocably and unconditionally agrees that all claims with respect to enforcement of the arbitration under Section 13.09 may be heard and determined in such state or, to the extent permitted by law, in such federal courts in the State of Georgia, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any action for such purpose, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action, claim or other proceeding is brought in an inconvenient forum, that the venue of the action claim or proceeding is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.
          13.11 Assignment.
     This Agreement may not be assigned by any Party without the written consent of the other Parties, except (a) to the successor or assignee of all or substantially all of the assignor’s business to which the Agreement relates and (b) Purchaser may (x) collaterally assign this Agreement or a portion thereof to lenders in connection with the financing of the transactions contemplated hereby (or any amendments, supplements, restatements, or refinancings thereof), (y) assign this Agreement or a portion thereof to the Sale-Leaseback Buyer and (z) assign this Agreement or a portion thereof to any Subsidiary of the Purchaser. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns. No assignment of this Agreement shall relieve any Party of its obligations hereunder.
          13.12 Captions.
     The captions in this Agreement are for purposes of reference only and shall not limit or otherwise affect the interpretation hereof.
          13.13 Representation by Counsel; Interpretation.
     RARE and Purchaser each acknowledge that they have been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and any such right is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of RARE and Purchaser.
          13.14 Disclosure Schedule.
     Any matter, information or item disclosed under any specific representation or warranty or in the Disclosure Schedule, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation or warranty in this Agreement in respect of which such disclosure is reasonably apparent and the facts relevant to such disclosure are set forth in reasonable detail. The inclusion of any matter, information or item in the Disclosure Schedule shall not be deemed to constitute an admission of any liability by the Sellers to any third party or otherwise imply that any such matter, information or item is material or create a measure for materiality or Material Adverse Effect for the purposes of this Agreement.

          13.15 Parties in Interest.
     This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights, benefits, remedies, obligations or liabilities of any nature whatsoever under or by reason of this Agreement other than the Parties hereto and their respective successors and permitted assigns and the Persons indemnified pursuant to Sections 6.15A, 10.01, 10.02 and 11.02.
          13.16 Severability.
     In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or provisions or the remaining provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, unless such a construction would be unreasonable.
          13.17 Counterparts.
     This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.
          13.18 Guarantees.
          (a) CB Holding and Charlie Brown (collectively, the “Guarantors”), jointly and severally, absolutely, irrevocably and unconditionally guarantee to the Sellers (and their successors and assigns) the full and prompt payment, satisfaction and performance of the all obligations of Purchaser, and further hereby unconditionally guarantee the full and timely performance and observance of all the covenants, terms, conditions and agreements to be performed and observed by Purchaser (and its successors and assigns), in each case, pursuant to this Agreement. The Guarantors covenant and agree to and with RARE (and its successors and assigns) that if Purchaser (or its successors and assigns) should default beyond all applicable notice and cure periods in the payment of amounts owed or in the performance and observance of any of the covenants, terms, conditions or agreements contained in this Agreement, the Guarantors will forthwith pay such amounts, and any arrears thereof, to RARE (or its successors and assigns), and will forthwith faithfully perform and fulfill all of such covenants, terms, conditions and agreements.
          (b) This guaranty is an absolute and unconditional guaranty of payment and of performance. It shall be enforceable against the Guarantors (and their successors and assigns) without the necessity of any suit or proceedings on RARE’s part of any kind or nature whatsoever against Purchaser (or its successors and assigns) and without the necessity of any notice of nonpayment, nonperformance or nonobservance of any notice of acceptance of this guaranty, all of which the Guarantors (for the Guarantors and their successors and assigns) hereby expressly waive, subject to any cure periods provided to Purchaser in this Agreement. The Guarantors’ obligations hereunder shall in no way be terminated, affected, diminished, or impaired by reason of the assertion of the failure to assert by RARE against Purchaser (or its successors and assigns) of any of the rights or remedies reserved to RARE pursuant to this Agreement or by relief of Purchaser (or its successors and assigns) from any of its obligations hereunder or otherwise by: (i) the release or discharge of Purchaser (or its successors and assigns) in any creditor’s proceedings, receivership, bankruptcy or other proceedings; (ii) the impairment, limitation or modification of the liability of Purchaser (or its successors and assigns) in bankruptcy, or of any remedy for the enforcement of such Person’s said liability under this Agreement resulting from the operation of any present or future provision of the Federal Bankruptcy Code, as amended from time to time, or any other statute, or from the decision in any court; or (iii) the rejection or disaffirmance of this Agreement in any such proceedings.
          (c) This guaranty shall be a continuing guaranty and the liability of the Guarantors shall in no way be affected, modified or diminished by reason of (i) any assignment, amendment, renewal, expansion, supplement, modification or waiver of, or change in, any of the terms, covenants, conditions or provisions of this Agreement, or by reason of any extension of time that may be granted by the Sellers to Purchaser (or its successors and assigns) or (ii) the invalidity or unenforceability of this Agreement or any provision hereof.
          (d) RARE agrees that it has no right of recovery against the former, current or future directors, officers, agents, Affiliates, general or limited partners, members, managers or stockholders of the Guarantors (or of their successors or permitted assignees), or against any former, current or future directors, officers, agents, Affiliates, general or limited partners, members, managers or stockholders of any of the foregoing.
[Signatures on Following Page]

          IN WITNESS WHEREOF, the Parties have executed this Purchase Agreement as of the date first set forth above.

RARE HOSPITALITY INTERNATIONAL INC.

By:	/s/ Eugene I. Lee, Jr.

Name: Eugene I. Lee, Jr.
Title: President

BUGABOO CREEK ACQUISITION, LLC

By:	/s/ Russell D’Anton

Name: Russell D’Anton
Title:
          Solely with respect to their obligations in Articles X, XII and XIII (including Section 13.18):

CB HOLDING CORP.

By:	/s/ William Phoenix

Name: William Phoenix
Title:

CHARLIE BROWN’S ACQUISITION CORP.

By:	/s/ Russell D’Anton

Name: Russell D’Anton
Title: President
[Signatures to Purchase Agreement]

EXHIBIT A
RESTAURANTS
Connecticut
Bugaboo Creek of Manchester
1442 Pleasant Valley Road
Manchester, CT 06040
Delaware
Bugaboo Creek of Newark
1323 New Churchmans Road
Newark, DE 19713
Georgia
Bugaboo Creek of Duluth
3505 Satellite Boulevard
Duluth, GA 30096
Bugaboo Creek of Fayetteville
1380 GA Highway 85
Fayetteville, GA 30124
Bugaboo Creek of Kennesaw
840 Ernest Barrett Parkway
Suite 50
Kennesaw, GA 30144
Bugaboo Creek of Stonecrest
2965 Turner Hill Road
Lithonia, GA 30038
Bugaboo Creek of Newnan
9-A Bullsboro Drive
Newnan, GA 30263
Maine
Bugaboo Creek of Portland
264 Gorham Road
South Portland, ME 04106
Bugaboo Creek of Bangor
24 Bangor Mall Boulevard
Bangor, ME 04401
Maryland
Bugaboo Creek of Gaithersburg
15710 Shady Grove Road
Gaithersburg, MD 20877
Bugaboo Creek of Landover
1100 Capital Center Boulevard
Upper Marlboro, MD 20774
Massachusetts
Bugaboo Creek of Braintree
551 Mahar Highway
Braintree, MA 02184
Bugaboo Creek of Brockton
400 Westgate Drive
Brockton, MA 02301
Bugaboo Creek of Burlington
43 Middlesex Turnpike
Burlington, MA 01803

Massachusetts
Bugaboo Creek of Dedham
850 Providence Highway
Dedham, MA 02026
Bugaboo Creek of Framingham
345 Cochituate Road
Framingham, MA 01701
Bugaboo Creek of Methuen
90 Pleasant Valley Street
Methuen, MA 01844
Bugaboo Creek of Milford
124 Medway Road
Milford, MA 01757
Bugaboo Creek of Peabody
210 Andover Street
Northshore Mall
Peabody, MA 01960
Bugaboo Creek of Plymouth
20 Shops at 5 Way
Plymouth, MA 02360
Bugaboo Creek of Seekonk
1125 Fall River Avenue
Seekonk, MA 02771
Bugaboo Creek of Shrewsbury
50 Boston Turnpike
Shrewsbury, MA 01545
Bugaboo Creek of Watertown
617 Arsenal Street
Arsenal Mall
Watertown, MA 02472
New Hampshire
Bugaboo Creek of Bedford
216 South River Road
Bedford, NH 03110
Bugaboo Creek of Nashua
16 Gusabel Avenue
Nashua, NH 03063
Bugaboo Creek of Newington
2024 Woodbury Avenue
Newington, NH 03801
New York
Bugaboo Creek of Poughkeepsie
1955 South Road
Poughkeepsie, NY 12601
Bugaboo Creek of Henrietta
935 Jefferson Road
Rochester, NY 14623
Pennsylvania
Bugaboo Creek of Franklin Mills
601 Franklin Mills Circle
Philadelphia, PA 14623
Rhode Island
Bugaboo Creek of Warwick
30 Jefferson Boulevard
Warwick, RI 02888